Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

EAGLE ROCK ENERGY PARTNERS, L.P.

AS CONTRIBUTOR

AND

REGENCY ENERGY PARTNERS LP

AS ACQUIRER

AND

REGAL MIDSTREAM LLC

AS ACQUIRER SUB

DECEMBER 23, 2013

i

EXHIBITS AND SCHEDULES

Exhibit A	Definitions; Interpretations
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Opinion of Counsel of Acquirer
Exhibit E	Transition Services Term Sheet
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Debt Assumption Agreement
Exhibit H	Terms of Exchange Notes

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of December 23, 2013, is entered into by and between Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Contributor”) and Regency Energy Partners LP, a Delaware limited partnership (“Acquirer”), and Regal Midstream LLC, a Delaware limited liability company and a wholly owned Subsidiary of Acquirer (“Acquirer Sub” and, together with Acquirer, the “Acquirer Parties”).

RECITALS

WHEREAS, Contributor owns (a) 100% of the equity interests in (i) Eagle Rock Marketing, LLC, a Delaware limited liability company (“Marketing LLC”), (ii) Eagle Rock Pipeline GP, LLC, a Delaware limited liability company (“Pipeline LLC”) and (iii) Eagle Rock Gas Services, LLC, a Delaware limited liability company (“ERGS”) and (b) 100% of the limited partner interests in (i)  Eagle Rock Pipeline, L.P., a Delaware limited partnership (“Pipeline LP”) and (ii) EROC Midstream Energy, L.P. (“Midstream LP”), a Delaware limited partnership (the interests referred to in clauses (a) and (b) collectively, the “Subject Interests”);

WHEREAS, the entities set forth in clauses (a) and (b) in the recital above, together with their direct and indirect Subsidiaries (collectively, the “Midstream Entities”) will, after giving effect to the Pre-Closing Transfers, hold the assets and conduct the operations that collectively comprise Contributor’s midstream business, as generally described as of December 31, 2012 in Contributor’s Annual Report on Form 10-K for the period ended December 31, 2012, which is a business engaging in gathering, compressing, treating, processing and transporting natural gas; fractionating and transporting natural gas liquids; crude oil and condensate logistics and marketing; and natural gas marketing and trading, but excluding certain intercompany agreements between Marketing LLC and Escambia Asset Co. LLC, which will be terminated as described on the Pre-Closing Transfer Schedule (the “Midstream Business”);

WHEREAS, Acquirer desires to acquire the Subject Interests from Contributor, and Contributor desires to contribute the Subject Interests to Acquirer Sub (the “Midstream Contribution”), subject to the Everest Notes Indebtedness, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon completion of the Midstream Contribution, Contributor will continue to own Contributor’s upstream business, as generally described as of December 31, 2012 in Contributor’s Annual Report on Form 10-K for the period ended December 31, 2012, which is a business engaging in developing and producing interests in oil and natural gas properties (the “Upstream Business”), as well as Contributor’s Employee Benefit Plans and the commodity and interest rate derivative contracts not included in the Pre-Closing Transfer (together with the Upstream Business, the “Retained Business”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Acquirer Parties to enter into this Agreement, (a) Contributor has waived that certain Voting Agreement, dated May 3, 2011 by and between Natural Gas Partners VIII, L.P. (“NGP”) and Contributor (the “Voting Agreement”) to allow

NGP to vote all Subject Securities (as defined in the Voting Agreement) Beneficially Owned (as defined in the Voting Agreement) by it without restriction in favor of the transactions contemplated herein at the Unitholder Meeting and any adjournment thereof, and (b) NGP and certain of its Affiliates are entering into a Voting and Support Agreement (the “Support Agreement”) with Acquirer pursuant to which, among other things, NGP and certain of its Affiliates have agreed to vote all of Contributor’s equity securities beneficially owned by them in favor of the transactions contemplated herein;

WHEREAS, in connection with the parties’ entry into this Agreement and upon the written request of the Contributor, as promptly as practicable after the date hereof, Acquirer will commence the Exchange Offer of Exchange Notes for Everest Notes;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Acquirer Parties and Contributor hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                   Definitions.  Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Section 1.01 of Exhibit A.

Section 1.2                                   Interpretations.  Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.02 of Exhibit A.

ARTICLE II
CONTRIBUTION; REGISTRATION RIGHTS

Section 2.1                                   Contribution.  Upon the terms and subject to the conditions of this Agreement, at the Closing,

(a)                                 Acquirer shall assume from the Everest Note Issuers the Everest Notes validly tendered for exchange pursuant to the Exchange Offer and not withdrawn as of the Closing and accepted by Acquirer for exchange pursuant to the Debt Assumption Agreement;

(b)                                 Contributor will contribute to Acquirer Sub, and Acquirer Sub will acquire from Contributor, the Subject Interests; and

(c)                                  Immediately following the consummation of the transactions specified in clauses (a) and (b) of this Section 2.1, the Exchange Offer shall be consummated and Acquirer shall accept for exchange and exchange Everest Notes validly tendered and not withdrawn in the Exchange Offer for Exchange Notes, with accrued but unpaid interest on the Everest Notes to be accrued by Contributor through the Closing Date and paid to the Acquirer,  settled in cash by the Acquirer, and the Acquirer shall return, or cause to be returned, any tendered Everest Notes that were so accepted for exchange to Everest for cancellation.

Section 2.2                                   Closing.  The closing of the transactions contemplated hereunder (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, commencing at 9:00 a.m., local time, on the second Business Day following the satisfaction or written waiver of the closing conditions set forth in Section 6.1, Section 6.2 and Section 6.3 (other than conditions that by their terms cannot be satisfied until Closing, but subject to the satisfaction or valid waiver of such conditions at Closing), or at such other place and on such other date or time as the Parties may mutually agree (the date on which the Closing takes place, the “Closing Date”).  The Closing shall be deemed to be effective between the Parties as of 12:01 a.m. (Central Time) on the Closing Date.

Section 2.3                                   Contribution Consideration, Closing Adjustment and Closing Payments.

(a)                                 The aggregate consideration for the Subject Interests shall be (i) $720,000,000 (the “Base Closing Payment”), as adjusted in accordance with this Agreement, consisting of cash and common units representing limited partner interests of Acquirer (“Acquirer Common Units”), (ii) the assumption by Acquirer, pursuant to the Debt Assumption Agreement, and exchange of up to $550,000,000 face amount of Exchange Notes in accordance with Section 2.1(c) for up to $550,000,000 face amount of Everest Notes that immediately after the transactions specified in clauses (a) and (b) of Section 2.1 are validly tendered for exchange and not withdrawn as of the Closing and the retirement and cancellation of up to $550,000,000 face value of the Everest Notes Indebtedness (the “Debt Assumption”), and (iii) if less than $550,000,000 face amount of Everest Notes are so tendered for exchange and not withdrawn as of the Closing, payment of the Exchange Offer Adjustment in accordance with Section 2.3(c)(iv) (collectively, the “Contribution Consideration”). As a result of the effect of clause (iii) of the preceding sentence, if no Everest Notes are exchanged in the Exchange Offer, the Contribution Consideration shall be $1,325,000,000.

(b)                                 No later than three Business Days before the Closing Date, Contributor shall deliver or cause to be delivered to Acquirer, an estimated balance sheet of the Midstream Business as of 11:59 p.m. (Central Time) on the date immediately prior to the Closing Date (except as otherwise contemplated by this Agreement), which estimated balance sheet shall give effect to the Pre-Closing Transfers even if it has not yet been effected, (the “Closing Balance Sheet”), which sets forth a calculation of Working Capital Surplus or Working Capital Deficiency as of such time and date (“Estimated Working Capital Surplus” or “Estimated Working Capital Deficiency,” respectively).  The Closing Balance Sheet shall be prepared by Contributor in accordance with this Agreement in a manner consistent with, and using the same principles, policies, methods and practices used in, the preparation of the Financial Statements, except that it shall give effect to the Pre-Closing Transfers.

(c)                                  On the Closing Date, Acquirer shall pay to Contributor an amount equal to the Base Closing Payment adjusted as follows:

(i)                                     increased by the amount of any Estimated Working Capital Surplus;

(ii)                                  decreased by the amount of any Estimated Working Capital Deficiency;

(iii)                               decreased by the amount of any Closing Contributor Representation Breach Adjustment, if any; and

(iv)                              increased by the Exchange Offer Adjustment, if any (the Base Closing Payment, as so adjusted pursuant to clauses (i) through (iv) being the “Closing Contribution Consideration”).

(d)                                 The Closing Contribution Consideration shall be paid on the Closing Date as follows:

(i)                                     Cash in an amount equal to the Closing Contribution Consideration minus $200,000,000 (the “Closing Cash Consideration”), payable by wire transfer of immediately available funds to such account as shall be designated by Contributor at least one Business Day prior to Closing; and

(ii)                                  8,245,859  Acquirer Common Units (such Acquirer Common Units, together with any additional Acquirer Common Units issued to Contributor in accordance with Section 2.4(d), being the “Equity Consideration”) issued to Contributor and recorded on the books and records of Acquirer’s transfer agent, together with an executed certificate of Acquirer’s transfer agent, in a form acceptable to Contributor, certifying as to the book entry issuance of the Acquirer Common Units comprising the Equity Consideration.

(e)                                  On the Closing Date, Contributor shall deliver to the Escrow Agent for deposit into the Escrow Account an amount in cash or immediately available funds equal to any disputed claims of Contributor Representation Breaches in accordance with Section 9.3(d).

Section 2.4                                   Final Adjustment Amount.

(a)                                 As promptly as practicable after the Closing Date (but in no event later than 75 days after the Closing Date), Acquirer shall prepare and deliver to Contributor a balance sheet of the Midstream Business as of 11:59 p.m. on the date immediately prior to the Closing Date, together with a written report of Grant Thornton LLP stating that such firm has examined such balance sheet and that such balance sheet has been prepared in accordance with this Agreement and in a manner consistent with, and using the same principles, policies and methods and practices used in, the preparation of the Financial Statements, except that it shall give effect to the Pre-Closing Transfer (the “Final Balance Sheet”), which shall set forth the components of Working Capital to enable Contributor and Acquirer to calculate the amount of Working Capital (“Closing Working Capital”) and the amount of Working Capital Surplus or Working Capital Deficiency, in each case, as of such time and date (“Closing Working Capital Surplus” or “Closing Working Capital Deficiency”, as the case may be).  The Final Balance Sheet shall be prepared in accordance with this Agreement in a manner consistent with, and using the same principles, policies, methods and practices used in, the preparation of the Financial Statements, except that it shall give effect to the Pre-Closing Transfer.  Following the delivery of the Final Balance Sheet to Contributor, Acquirer shall afford Contributor and its Representatives the opportunity to examine the Final Balance Sheet, and such supporting schedules, analyses, workpapers, including any audit workpapers, and other underlying records or documentation as are reasonably necessary and appropriate.  Acquirer shall cooperate fully and promptly with Contributor and its Representatives in such examination, including providing answers to questions asked by Contributor and its Representatives, and Acquirer shall promptly make available to Contributor and its Representatives any records under the reasonable control of Acquirer that are requested by Contributor and its Representatives.

(b)                                 If within 45 days following delivery of the Final Balance Sheet to Contributor, Contributor has not delivered to Acquirer written notice (the “Objection Notice”) of its objections to the Final Balance Sheet, then Closing Working Capital and Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, as set forth in or derived from such Final Balance Sheet shall be deemed final and conclusive and shall be “Final Working Capital” and “Final Working Capital Surplus” or “Final Working Capital Deficiency,” respectively.  If Contributor delivers the Objection Notice within such 45 day period, then Acquirer and Contributor shall endeavor in good faith to resolve the objections for a period not to exceed 15 days from the date of delivery of the Objection Notice and the “Final Working Capital” and “Final Working Capital Surplus” or “Final Working Capital Deficiency” shall be determined pursuant to Section 2.4(c).

(c)                                  If at the end of the 15 day period referenced in the last sentence of Section 2.4(b), there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to an accounting firm to be selected jointly by Contributor and Acquirer within the following five days or, if the Contributor and Acquirer are unable to mutually agree within such five day period, such accounting firm shall be Ernst & Young LLP (such jointly selected accounting firm or Ernst & Young LLP, the “Referee”).  Acquirer and Contributor shall concurrently submit written statements to the Referee (with a copy to the other party) setting forth their respective positions regarding the calculation of Final Working Capital and Final Working Capital Surplus or Final Working Capital Deficiency (each such written statement a “Position Statement”).  The Referee shall determine any unresolved items of Final Working Capital and Final Working Capital Surplus or Final Working Capital Deficiency as promptly as reasonably practicable after the objections that remain in dispute are submitted to it, but in any event within 30 days after the objections that remain in dispute are submitted to it.  If any objections are submitted to the Referee for resolution, (i)  each of Acquirer and Contributor shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) the Referee shall only be authorized to choose between Contributor’s calculation of Final Working Capital and Acquirer’s calculation of Final Working Capital (as each position had been disclosed to the other in its respective Position Statement); and (iii) the determination by the Referee of the Final Working Capital, as set forth in a written notice delivered to both Acquirer and Contributor by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and, absent manifest error, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof.  Acquirer and Contributor shall each bear their own legal fees and other costs in connection with any such objection; provided that Acquirer, on one hand, and Contributor, on the other hand, shall bear one-half of the costs and expenses of the Referee.   Notwithstanding anything in this Agreement to the contrary, the Referee and procedures set forth herein shall be the sole method for resolving any disputes regarding the Final Working Capital or the provisions of this Section 2.4.

(d)                                 To the extent that the Final Adjustment Amount minus the Closing Adjustment Amount is a positive number greater than $1,000,000, such aggregate amount of the excess (the “Final Adjustment Surplus”) shall be paid by Acquirer within two Business Days of the determination of the Final Adjustment Amount to Contributor.  To the extent that the Final Adjustment Amount minus the Closing Adjustment Amount is a negative number with an absolute value greater than $1,000,000, such aggregate amount of the deficiency (the “Final Adjustment Deficiency”) shall be paid by Contributor within two Business Days of the determination of the Final Adjustment Amount provided to Acquirer; provided, however, that if the Acquirer fails to deliver to Contributor the Final Balance Sheet within 75 days after the Closing Date, any Final Working Capital Deficiency shall be deemed to be zero and no amounts shall be paid to Acquirer pursuant to this Section 2.4(d).  All payments required to be made pursuant to the foregoing provisions of this Section 2.4(d) shall be made, at Contributor’s election, (i) in cash by wire transfer of immediately available funds; (ii) in Acquirer Common Units equal to (A) the value of such payment divided by (B) the Adjustment Consideration Price; or (iii)  in cash and Acquirer Common Units in a ratio designated by Contributor, with the number of such Acquirer Common Units to be equal to (A) the value of such payment designated by Contributor to be paid in Acquirer Common Units divided by (B) the Adjustment Consideration Price.  For purposes of this Agreement, (i) “Final Adjustment Amount” means an amount equal to any Final Working Capital Surplus minus any Final Working Capital Deficiency, subject to adjustment as set forth in Section 9.3(e) and (ii) “Closing Adjustment Amount” means an amount equal to any Estimated Working Capital Surplus minus any Estimated Working Capital Deficiency.

Section 2.5                                   Registration Rights Agreement.  At Closing, Acquirer and Contributor shall execute a Registration Rights Agreement in substantially the same form attached as Exhibit C (the “Registration Rights Agreement”) hereto pursuant to which, among other things, Acquirer will file a registration statement with the Commission as promptly as practicable, but in any event by the close of business on the business day following the Closing (except as otherwise provided in the Registration Rights Agreement), to register for resale the Equity Consideration issued to Contributor (including any Equity Consideration received by Contributor in accordance with Section 2.4(d)).  Upon such registration statement being declared effective, Acquirer shall immediately so inform Contributor.  Prior to the Closing, Acquirer shall take such actions as may be necessary or appropriate in order to enable Acquirer to carry out its obligations under the Registration Rights Agreement in a timely manner.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Except as set forth in (a) the Contributor SEC Documents (but only to the extent reasonably apparent as relating to the Midstream Business, and excluding any disclosure contained in any such Contributor SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading) or (b) in Contributor’s Disclosure Schedules, Contributor represents and warrants to Acquirer as follows:

Section 3.1                                   Existence and Good Standing.  Contributor is a limited partnership validly existing and in good standing under the Laws of the State of Delaware.  Section 3.1 of Contributor’s Disclosure Schedules sets forth a complete list of the Midstream Entities.  Each of the Midstream Entities is (i) a limited partnership or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization with the requisite limited partnership or limited liability company, as the case may be, power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted, after giving effect to the Pre-Closing Transfers, and (ii) duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except such jurisdictions where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not have a Midstream Material Adverse Effect.  Contributor has made available to Acquirer copies of the Organizational Documents of each Midstream Entity, and such Organizational Documents are in full force and effect.

Section 3.2                                   Validity of Agreement; Authorization.  Contributor has the limited partnership power and authority to enter into the Transaction Documents to which it is or will be party and, subject to receipt of the Unitholder Approval, to consummate the transactions contemplated hereby and thereby.  The execution and delivery of the Transaction Documents and the performance of Contributor’s obligations thereunder have been duly authorized by the board of directors (the “Contributor Board”) of the general partner of Contributor’s general partner (“Contributor GP”) and no other authorizations on the part of Contributor or any Midstream Entity are necessary to authorize such execution and delivery and, subject to receipt of the Unitholder Approval, Contributor’s performance hereunder.  Each of the Transaction Documents to which Contributor is or will be a party has been (in the case of this Agreement and the Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents), duly executed and delivered by Contributor and, assuming due authorization, execution and delivery of such Transaction Document by the other parties thereto, constitutes, or will constitute at the Closing, as applicable, Contributor’s valid and binding obligation, enforceable against Contributor in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

Section 3.3                                   Consents and Approvals.  Except for (a) filings required under, and compliance with, applicable requirements of the Exchange Act and the Securities Act, including the filing of a proxy statement with the Commission in connection with the transactions contemplated hereby (the “Proxy Statement”) or (b) filings required under, and compliance with, applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority is required on the part of Contributor for Contributor to execute and deliver the Transaction Documents to which it is or will be party or to perform its respective obligations thereunder, other than any consent, approval, waiver or authorization, the failure of which to be obtained or made would not materially impair or delay the ability of Contributor to consummate the transactions contemplated by the Transaction Documents.

Section 3.4                                   No Breach.  The execution, delivery and performance by Contributor of the Transaction Documents to which it is or will be a party, and consummation of the transactions contemplated hereby and thereby, do not and will not (a) result in any breach or violation of any provision of any Organizational Document of any Midstream Entity, (b) assuming that the authorizations, consents and approvals referred to in Section 3.3 and the Unitholder Approval are obtained and the filings referred to in Section 3.3 are made, (i) violate any provision of any Law applicable to any Midstream Entity, (ii) result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Midstream Material Agreement to which any Midstream Entity is a party or by which any Midstream Entity may be bound or receives any material right or benefit, or (iii) except as expressly provided in the Transaction Documents, result in the loss of benefit of, or acceleration of any obligation of, any Midstream Entity, of any right, remedy or benefit, including any right of offer, refusal, termination, cancellation or acceleration, under any Contract to which any Midstream Entity is a party or by which any Midstream Entity or any of their respective properties may be bound or receives any material right or benefit, except, with respect to each of clauses (b)(i) and (b)(iii), such violations, conflicts, breaches, defaults, losses or accelerations that, individually or in the aggregate, would not have a Midstream Material Adverse Effect.

Section 3.5                                   Ownership, Due Authorization and Transfer of Subject Interests.

(a)                                 Contributor is the record and beneficial owner, free and clear of any and all Encumbrances (other than Encumbrances existing under Contributor’s Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) or those arising under applicable securities Laws, and other than Encumbrances under the Contributor Credit Agreement that will be released in full at Closing), of (a) 100% of the equity interests in (i) Marketing LLC, (ii) Pipeline LLC and (iii) ERGS and (b) 100% of the limited partner interests in (i)  Pipeline LP and (ii) Midstream LP.  Pipeline LLC is the beneficial owner of 100% of the general partner interests in Pipeline LP and Midstream LP, free and clear of any and all Encumbrances (other than Encumbrances existing under the Partnership Agreement or those arising under applicable securities Laws, and other than Encumbrances under the Contributor Credit Agreement that will be released in full at Closing).  Subject to receipt of the Unitholder Approval, Contributor has the power, authority and legal capacity to contribute, transfer, assign and deliver such Subject Interests as provided in this Agreement, and such delivery will convey to Acquirer good title to such Subject Interests, free and clear of any and all Encumbrances (other than Encumbrances existing under the Partnership Agreement and those arising under applicable securities Laws).  The Subject Interests constitute all of Contributor’s ownership interests in the Midstream Entities.

(b)                                 There are no outstanding options, warrants or similar rights to purchase or acquire from Contributor any of the Subject Interests.

(c)                                  The ownership as of the date of this Agreement of all issued and outstanding limited liability company interests or partnership interests, as applicable, in each Midstream Entity is set forth on Section 3.5(c) of the Contributor’s Disclosure Schedules.  Except as contemplated by this Agreement, there is no security, option, warrant, right, call, subscription agreement, commitment or understanding of any nature whatsoever to which Contributor or a Midstream Entity is a party, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of limited liability company interests or partnership interests, as applicable, of a Midstream Entity or any securities convertible into, or other rights to acquire, any limited liability company interests or partnership interests, as applicable, of a Midstream Entity, (ii) obligates a Midstream Entity to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such limited liability company interests or partnership interests, as applicable, except the Voting Agreement.  No Midstream Entity is a party to, or otherwise bound by, any voting trust, proxy or other agreement, restricting or otherwise relating to the voting, distribution rights or disposition of any limited liability company interests or partnership interests, as applicable.  None of the Midstream Entities own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interests in any Person, other than a Midstream Entity or a Joint Venture Entity.

Section 3.6                                   Absence of Undisclosed Liabilities.

(a)                                 Except (i) as reflected or otherwise reserved against on the balance sheet of Contributor and its Subsidiaries as of September 30, 2013 (the “Balance Sheet Date”) (including the notes thereto) included in the Contributor SEC Documents filed by Contributor and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice (and not arising out of a breach of or default under any Contract to which any Midstream Entity is a party or any violation of Law), (iii) liabilities arising under Midstream Permits and (iv) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, none of the Midstream Entities, as of the date of this Agreement, has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Contributor prepared in accordance with GAAP or the notes thereto.

(b)                                 As of the Closing Date and after giving effect to the consummation of the transactions contemplated by the Transaction Documents, except as shown in Section 3.6(b) of Contributor’s Disclosure Schedules, no Midstream Entity will have any outstanding Indebtedness.

(c)                                  None of the Midstream Entities is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among any of the Midstream Entities, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Commission)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Midstream Entities in Contributor’s published financial statements or any Contributor SEC Documents.

Section 3.7                                   Contributor Financial Statements.

(a)                                 Since January 1, 2012, Contributor has filed and furnished with the Commission the forms, registration statements, reports, schedules and statements required to be filed by Contributor under the Exchange Act or the Securities Act since January 1, 2012 (all such documents filed since January 1, 2012 and on or prior to the date of this Agreement, together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Contributor SEC Documents”; provided, however, Contributor makes no representation or warranty with respect to any exhibits and schedules included in the Contributor SEC Documents).  At the time filed (except to the extent corrected by a subsequently filed Contributor SEC Document prior to the date hereof), each Contributor SEC Document, with respect to the Midstream Business only, complied in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  In the case of registration statements, on the dates of effectiveness of such registration statements (except to the extent corrected by a subsequently filed Contributor SEC Document prior to the date hereof), each Contributor SEC Document, with respect to the Midstream Business only, complied in all materials respects with the requirements of the Securities Act and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

(b)                                 Any consolidated financial statements of Contributor included in the Contributor SEC Documents (the “Contributor Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto or, in the case of unaudited statements, for normal year-end adjustments (which are not individually or in the aggregate material) and the absence of footnotes, in each case, to the extent permitted by applicable Commission regulations), and (iii) fairly present in all material respects the financial position of the Midstream Entities, as and to the extent included in the consolidated financial position of Contributor and its Subsidiaries, as of the dates thereof and the results of the Midstream Entities’ operations and cash flows for the periods then ended, as and to the extent included in the consolidated results of Contributor and its Subsidiaries’ operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

Section 3.8                                   Absence of Certain Changes or Events.

(a)                                 Since the Balance Sheet Date through the date of this Agreement, there has not been a Midstream Material Adverse Effect.

(b)                                 Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, Contributor and the Midstream Entities have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and from the Balance Sheet Date through the date hereof, none of the Midstream Entities has:

(i)                                     amended its Organizational Documents;

(ii)                                  transferred, issued, sold or disposed of any of its equity interests (including any options, warrants, or other securities convertible into or exercisable or exchangeable for such equity interests, or other rights of any kind with respect to such equity interests) other than transfers, issuances, sales or dispositions to Contributor or any Midstream Entity;

(iii)                               adopted a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(iv)                              made any material change in such Midstream Entity’s accounting methods, policies or procedures, other than as required by GAAP or a change in applicable Law;

(v)                                 other than in the ordinary course of business, made any acquisitions (by merger, consolidation, acquisition of stock or otherwise) of assets, properties, capital stock or business of any other Person that, when taken together with all other such acquisitions by the Midstream Entities, have an aggregate value in excess of $5,000,000;

(vi)                              other than in the ordinary course of business, sold, transferred, assigned, disposed of, leased, pledged or encumbered any assets that, when taken together with all other assets sold, transferred, assigned, disposed of, leased, licensed, pledged or encumbered by such Midstream Entity, have an aggregate value in excess of $7,500,000;

(vii)                           commenced or settled any litigation for an anticipated amount, in the case of commenced litigation, or actual amount, in the case of settled litigation, in excess of $1,000,000;

(viii)                        made any loan, advance or capital contribution to, or other investment in, any Person that is not a Midstream Entity, except in the ordinary course of business consistent with past practice;

(ix)                              paid, or agreed to pay upon the satisfaction of any condition, any increase in the compensation of any Midstream Business Employee other than in the ordinary course of business consistent with past practice, or agreed to pay upon the satisfaction of any condition any severance or termination pay to any such Persons, except as required by a Contract entered into by Contributor prior to the date hereof or applicable Law, or as specifically agreed to in writing between Acquirer and Contributor as part of the transactions contemplated hereby;

(x)                                 other than in the ordinary course of business, adopted, established, entered into, amended, modified or agreed to amend or modify (or announced an intention to establish, amend or modify) or terminated any Employee Benefit Plan or become liable with respect to any Employee Benefit Plan with respect to which such Midstream Entity was not liable immediately prior to the Balance Sheet Date;

(xi)                              made any material amendment to any Tax Return, or made, changed or rescinded any Tax election, or caused a Joint Venture Entity to do any of the foregoing, in each case, which would reasonably be expected to materially increase the Tax liability of the Midstream Entities or the direct or indirect owners of the Midstream Entities for any taxable period beginning after the Closing Date;

(xii)                           other than in the ordinary course of business, incurred any Indebtedness or incurred, assumed, guaranteed or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness or other obligations of any Person (other than a Midstream Entity) that, when taken together with all other Indebtedness or obligations incurred, assumed or guaranteed by such Midstream Entity, exceeds $1,000,000 individually or $5,000,000 in the aggregate;

(xiii)                        as of the date hereof, committed to any capital expenditures that have not been funded or made as of the date hereof in excess of $2,500,000 individually or $10,000,000 in the aggregate;

(xiv)                       suffered any material damage, destruction or loss affecting any assets of any Midstream Entity, but in each case only to the extent not covered by payments or approved claims under Contributor’s insurance policies;

(xv)                          accelerated, terminated, materially amended, modified or cancelled any Midstream Material Agreement, except for any such accelerations, terminations, amendments, modifications or cancellations in the ordinary course of business and that individually would not reasonably be expected to have an adverse impact on the Midstream Business in excess of $5,000,000; or

(xvi)                       agreed or committed to do any of the foregoing.

Section 3.9                                   Compliance with Applicable Law; Permits.

(a)                                 Except with respect to Tax matters (which are provided for in Section 3.14) and environmental matters (which are provided for in Section 3.11), each of the Midstream Entities is in compliance in all material respects with all applicable Laws, and is not in default under or in violation of in any material respect any applicable Law.  No Midstream Entity has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that any Midstream Entity is not in compliance in any material respect with or is in default or violation of in any material respect any applicable Law.

(b)                                 Each of the Midstream Entities is in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate its properties and to lawfully carry on its businesses as they are being conducted as of the date of this Agreement (collectively, the “Midstream Permits”), except where the failure to be in possession of such Midstream Permits would not be material, individually or in the aggregate, to the Midstream Business, taken as a whole.  All such Midstream Permits are in full force and effect in all material respects.  To the knowledge of Contributor, no suspension or cancellation of any such Midstream Permit is pending or threatened.

Section 3.10                            Material Contracts.

(a)                                 Section 3.10 of Contributor’s Disclosure Schedule contains a listing of the following contracts to which any of the Midstream Entities is a party in effect on the date of this Agreement (each contract that is described in this Section 3.10(a) being a “Midstream Material Agreement”):

(i)                                     each agreement that constitutes a commitment relating to any outstanding Indebtedness of any Midstream Entity (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000 other than agreements solely between or among one or more of Midstream Entities or Contributor;

(ii)                                  each natural gas transportation, gathering, treating, processing or other contract, each natural gas liquids fractionation, transportation, purchase, sales or storage Contract and each natural gas purchase Contract that during the 12 months ended September 30, 2013 individually involved, or is reasonably expected in the future to involve, annual revenues received by or payments made by Contributor and the Midstream Entities in excess of $7,500,000 in the aggregate;

(iii)                               each Contract for lease of personal property or real property involving aggregate payments in excess of $2,000,000 in any calendar year;

(iv)                              each Contract containing a non-compete or similar type of provision that, following the Closing, would by its terms materially restrict the ability of any Midstream Entity to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing and any Contract that grants to any Person any right of first refusal, right of first offer or similar right in any material asset or property (relative to the Midstream Entities, taken as a whole) of any Midstream Entity;

(v)                                 each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Midstream Entities, taken as a whole, other than an acquisition or sale in the ordinary course of business consistent with past practice;

(vi)                              each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including, without limitation, natural gas, natural gas liquids, crude oil and condensate (each contract described in this Section 3.10(a)(vi), a “Commodity Derivative Instrument”) that will be binding on a Midstream Entity after the Closing;

(vii)                           each material partnership, joint venture or limited liability company agreement to which any of the Midstream Entities is a party;

(viii)                        each collective bargaining agreement to which any of the Midstream Entities is a party or is subject;

(ix)                              any employment agreement with any Midstream Business Employee;

(x)                                 any Contract (other than Contracts of the type described in Section 3.10(a)(ii)) for the purchase by any Midstream Entity of materials, supplies, goods, services,

equipment or other assets with a value in excess of $5,000,000 that cannot be terminated by such Midstream Entity on not more than 90 days’ notice without penalty; and

(xi)                              each agreement under which any of the Midstream Entities has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $10,000.

(b)                                 Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity; and provided, further, that any indemnity, contribution and exoneration provisions contained in any such Midstream Material Agreement may be limited by applicable Law and public policy, each of the Midstream Material Agreements (i) constitutes the valid and binding obligation of Contributor or the applicable Midstream Entity and, to the Knowledge of Contributor, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement in each case except where the failure to be so would not be material, individually or in the aggregate, to the Midstream Business, taken as a whole.

(c)                                  There is not, to the Knowledge of any of the Midstream Entities, under any Midstream Material Agreement, any (i) material default or event which, with notice or lapse of time or both, would constitute a material default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained, or (ii) any notice of termination, cancellation or material modification.

(d)                                 Contributor has made available to Acquirer prior to the date hereof a true and complete copy of each Midstream Material Agreement (including all modifications, amendments and supplements thereto and waivers thereunder).

(e)                                  No Midstream Entity is a party to a Contract under which such Midstream Entity will be obligated by virtue of a take or pay arrangement.

Section 3.11                            Environmental Matters.

(a)                                 Each of the Midstream Entities and its assets, real properties and operations are in material compliance with all Environmental Law and Environmental Permits, and have all Environmental Permits necessary for its operations as currently conducted, except those that would not be material to the Midstream Business, taken as a whole;

(b)                                 As of the date hereof and during the three-year period preceding the date of this Agreement, none of the Midstream Entities has received any written notice that remains pending or unresolved from any Governmental Authority alleging, with respect to any such Midstream Entity, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit;

(c)                                  There are no actions, suits, proceedings (including civil, administrative and dispute resolution proceedings), claims, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of Contributor, threatened by a Governmental

Authority against any of the Midstream Entities which allege a violation of or any material liability under any Environmental Law;

(d)                                 As of the date hereof and during the three-year period preceding the date of this Agreement, there has been no Release of any Hazardous Material by the Midstream Entities at, on, under or from any real properties as a result of the operations of the Midstream Entities that has not been remediated as required by any Environmental Law or Environmental Permit or otherwise adequately reserved for in the Contributor Financial Statements, except as would not be material to the Midstream Business, taken as a whole;

(e)                                  This Section 3.11 constitutes the sole and exclusive representation and warranty of Contributor with respect to Environmental Permits, Hazardous Materials and Environmental Law; and

(f)                                   Contributor has provided to Acquirer, prior to the date hereof, with the opportunity to review any written report within its or the Midstream Entities’ custody or control prepared during the three-year period preceding the date of this Agreement to document the results of a completed environmental audit or investigation of the properties or operations of any Midstream Entity.

Section 3.12                            Title to Properties and Rights of Way.

(a)                                 The real property, rights-of-way and other assets, properties and rights held by the Midstream Entities will, at Closing (and following the Pre-Closing Transfer), constitute all of the assets, properties and rights used or necessary to conduct the operations of the Midstream Entities as the same is conducted on the date hereof, except for real property, rights-of-way, and other assets, properties and rights the absence of which are not material, individually or in the aggregate, to the Midstream Business, taken as a whole.

(b)                                 Each of the Midstream Entities owns and has good and valid fee simple title to all of its owned real property and has valid leasehold interests (other than rights-of-way) in all of its leased real properties (other than hydrocarbon interests) free and clear of all Encumbrances (except in all cases for Permitted Encumbrances and obligations owing by the property owner (with respect to the owned real property) or the third-party owner or lessee under the applicable lease (with respect to the leased real properties)).  Except as would not be material to the Midstream Business, taken as a whole, all leases under which any of the Midstream Entities lease any real property (other than hydrocarbon interests) are valid and effective against such Midstream Entities and, to Contributor’s Knowledge, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by any of the Midstream Entities or, to Contributor’s Knowledge, the counterparties thereto, or, to Contributor’s Knowledge, any event which, with notice or lapse of time or both, would become a material default by any of the Midstream Entities, or, to Contributor’s Knowledge, the counterparties thereto.

(c)                                  All tangible personal property owned, leased or licensed by the applicable Midstream Entity that is material to the operations of the Midstream Entity is, in all material respects, in good repair, working order and operating condition and adequate for its present uses by the Midstream Entity, ordinary wear and tear excepted.

(d)                                 Each of the Midstream Entities owns or has the right to use such consents, easements, rights-of-way, permits or licenses from each Person (collectively, “rights-of-way”) as are sufficient to conduct its business in the manner currently conducted, except for (i) Permitted Encumbrances and (ii) such rights-of-way the absence of which would not, individually or in the aggregate, materially affect the operation of the Midstream Business.  Each of the Midstream Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, materially affect the operation of the Midstream Business; and no such rights-of-way contain any restriction that materially prevents the operation of the business of such Midstream Entity, as currently conducted.

Section 3.13                            Litigation.  As of the date of this Agreement, there are no material civil, criminal or administrative actions, suits, litigation, claims, causes of action, investigations, arbitrations, mediations or other proceedings (collectively, “Proceedings”) pending or, to the Knowledge of Contributor, threatened, against Contributor (but only with respect to the Midstream Business) or any Midstream Entity or to which Contributor (but only with respect to the Midstream Business) or any Midstream Entity is otherwise a party or, to the Knowledge of Contributor (but only with respect to the Midstream Business), a threatened party.  There are no material Proceedings against any current or, to Contributor’s Knowledge, former director or employee of the Midstream Entities with respect to which the Midstream Entities has, or is reasonably likely to have, an indemnification obligation.

Section 3.14                            Tax Matters.

(a)                                 All material Tax Returns required to be filed by or with respect to any of the Midstream Entities, the Midstream Business, or, to the Knowledge of Contributor, any of the Joint Venture Entities have been timely filed (taking into account extensions of time for filing), and such Tax Returns are true, complete and accurate in all material respects;

(b)                                 All material Taxes owed by or with respect to any of the Midstream Entities, the Midstream Business, or, to the Knowledge of Contributor, any of the Joint Venture Entities (whether or not shown on any Tax Return) have been duly and timely paid in full;

(c)                                  There is no Proceeding now pending or threatened in writing against or with respect to any of the Midstream Entities, the Midstream Business, or, to the Knowledge of Contributor, any of the Joint Venture Entities in respect of any material Tax or Tax Return, nor has any written adjustment with respect to a material Tax Return or written claim for additional Tax been received by or with respect any of the Midstream Entities, the Midstream Business, or, to the Knowledge of Contributor, any of the Joint Venture Entities that is still pending;

(d)                                 No written claim has been made by any Tax authority in a jurisdiction where any of the Midstream Entities or, to the Knowledge of Contributor, the Joint Venture Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any of the Midstream Entities or, to the Knowledge of Contributor, any of the Joint Venture Entities;

(e)                                  None of the Midstream Entities or, to the knowledge of Contributor, the Joint Venture Entities, has any outstanding request for an extension of time within which to pay Taxes;

(f)                                   There is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from or with respect to any of the Midstream Entities, the Midstream Business, or, to the Knowledge of Contributor, any of the Joint Venture Entities;

(g)                                  All material Taxes required to be withheld and paid by or with respect to the Midstream Entities, the Midstream Business, or, to the Knowledge of Contributor, the Joint Venture Entities in connection with any amounts paid or owning to any employee, creditor, independent contractor or other party have been timely withheld and paid to the appropriate Tax authority, and all applicable Laws relating to such Taxes have been complied with in all material respects;

(h)                                 Each of the Midstream Entities or, to the Knowledge of Contributor, the Joint Venture Entities that is classified as a partnership for U.S. federal Tax purposes has in effect an election under Section 754 of the Code;

(i)                                     Each Midstream Entity is properly classified as an entity disregarded as separate from its owner or as a partnership for federal income Tax purposes;

(j)                                    None of the Midstream Entities or, to the Knowledge of Contributor, the Joint Venture Entities is a party to any material Tax allocation, Tax sharing, Tax indemnity or similar agreement;

(k)                                 To the Knowledge of Contributor, since the formation of each Joint Venture Entity, each Joint Venture Entity has been properly classified as an entity disregarded as separate from its owner or as a partnership for federal income Tax purposes;

(l)                                     For the most recent four complete calendar quarters, at least 90% of the combined gross income of the Midstream Entities has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(m)                             There are no material Tax liens on the Subject Interests or the assets of the Midstream Entities or, to the Knowledge of Contributor, the assets of the Joint Venture Entities other than Permitted Encumbrances.

This Section 3.14, Section 3.8(b)(x), Section 3.8(b)(xi) and Section 3.15 constitute the sole and exclusive representations and warranties of the Contributor with respect to Tax matters.

Section 3.15                            Employee Benefits.

(a)                                 (i) Section 3.15(a)(i) of Contributor’s Disclosure Schedules sets forth a true, complete and accurate list of each Employee Benefit Plan provided to or for the benefit of the Midstream Business Employees (each, a “Midstream Employee Benefit Plan”) and (ii) true, complete and accurate copies of (A) each Midstream Employee Benefit Plan, or a summary of the terms thereof if no plan document exists, required to be listed on Section 3.15(a)(i) of Contributor’s Disclosure Schedules, (B) all amendments to such Midstream Employee Benefit Plans, (C) all trust agreements, insurance policies, funding arrangements and similar agreements associated with such Midstream Employee Benefit Plans, and (D) all associated service, administrative and similar agreements associated with such Midstream Employee Benefit Plans, have been furnished or made available to Acquirer.

(b)                                 No Midstream Entity sponsors or maintains any Employee Benefit Plan.

(c)                                  Except as could not result in liability to Acquirer, any Affiliate of Acquirer or any Midstream Entity, there do not now exist, nor do any circumstances exist that could result in, any liabilities under or arising with respect to (i) Title IV of ERISA, (ii) Section 206(g), 302 or 303 of ERISA, (iii) Sections 412, 430, 431, 436 and 4971 of the Code or (iv) non-compliance with the continuation coverage requirements of Section 601 et. Seq. of ERISA and Section 4980B of the Code or similar state Law and (v) none of Acquirer, any of its Affiliates or any Midstream Entity shall have any such liability as a result of this Agreement or the transactions contemplated herein.

(d)                                 Except as could not result in material liability for Acquirer, any Affiliate of Acquirer or any Midstream Entity:

(i)                                     each of the Contributor Employee Benefit Plans intended to be qualified under Section 401(a) of the Code (A) satisfies the requirements of such Section, (B) is maintained pursuant to a prototype, master or volume submitter document approved by the Internal Revenue Service, for which a separate determination letter is not required, or has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (C) has been timely amended as required by applicable Laws, and (D) has not been amended or operated in a way which would adversely affect its compliance with such Section;

(ii)                                  as to any Contributor Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of such Contributor Employee Benefit Plan within the meaning of Section 411(d)(3) of the Code; and

(iii)                               the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, except as listed on Section 3.15(d) of Contributor’s Disclosure Schedules, (A) require any Midstream Entity, Contributor, or any of their respective ERISA Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under, any Contributor Employee Benefit Plan than it otherwise would, or (B) create or give rise to any additional vested rights or service credits under any Contributor Employee Benefit Plan; and

(iv)                              in connection with the consummation of the transactions contemplated hereby, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated in this Agreement or under the Contributor Employee Benefit Plans or would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(e)                                  Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, or similar state Law, no Contributor Employee Benefit Plan provides retiree medical or retiree life insurance benefits to any Person, and none of the Midstream Entities, Contributor, or any of their Affiliates is contractually or otherwise obligated (whether or not in writing) to provide any Person with medical benefits or life insurance upon retirement or termination of employment.

(f)                                   Except as could not create a material liability for Acquirer, any Affiliate of Acquirer or any Midstream Entity, Contributor and all of Contributor’s Affiliates are, and have been, in compliance in all material respects with all applicable Law relating to the employment of labor, including all applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, worker safety and health and workers’ compensation.

(g)                                  None of Contributor, any Midstream Entity or any Affiliate of any of the foregoing is a party to, or subject to, a collective bargaining agreement with any labor union or representative of any Midstream Business Employees.

(h)                                 Section 3.15(h) of Contributor’s Disclosure Schedules sets forth a true, complete and accurate list of all Midstream Business Employees participating in or granted outstanding awards pursuant to the Amended and Restated Eagle Rock Energy GP, LLC Long Term Cash Plan for Staff and Field Employees (“Cash Plan”).  Contributor has provided in writing to Acquirer the outstanding awards (including unvested amounts) granted to each such Midstream Business Employee.  The Cash Plan and all outstanding awards thereunder to Midstream Business Employees have complied at all times, both in form and operation, with all applicable Laws and all compensation called for thereunder is either exempt from or complies with Section 409A of the Code.

(i)                                     Section 3.15(i) of Contributor’s Disclosure Schedules sets forth a true, complete and accurate list of all Midstream Business Employees holding outstanding unvested restricted unit awards under Contributor’s Long-Term Incentive Plan.  Contributor has provided in writing to Acquirer with respect to each such Midstream Business Employee (i) true, correct and complete copies of all award agreements granting such awards and (ii) all other information relevant (as determined by Acquirer) with respect to such unvested restricted unit awards.  All of the outstanding unvested restricted unit awards granted to Midstream Business Employees have been properly granted pursuant to the Contributor’s Long-Term Incentive Plan in accordance with its terms and applicable Law.  No unvested restricted unit award granted to a Midstream Business Employee has been amended or otherwise modified since such award’s original grant.  With respect to Midstream Business Employees, Contributor’s Long-Term Incentive Plan and all outstanding unvested restricted unit awards have complied at all times, both in form and operation, with all applicable Laws and all compensation called for thereunder is either exempt from or comply with Section 409A of the Code.

(j)                                    Contributor has provided to Acquirer a true, complete and accurate copy of each Executive’s Executive Change of Control Agreement and the letter agreement between each Executive and Eagle Rock Energy G&P, LLC.  As of the date hereof, each such Executive Change of Control Agreement and each such letter agreement between each Executive and Eagle Rock Energy G&P, LLC is, and has at all times been, in compliance, both in form and operation, with all applicable Laws and all compensation called for thereunder is either exempt from or complies with Section 409A of the Code.

(k)                                 Except as could not create a material liability for Acquirer, any Affiliate of Acquirer or any Midstream Entity,  the COC Severance Program has complied at all times, both in form and operation, with all applicable Laws and all compensation called for thereunder is either exempt from or comply with Section 409A of the Code.

Section 3.16                            Intellectual Property.  Following the Pre-Closing Transfer, each of the Midstream Entities will own or have the right to use all Intellectual Property necessary for the operation of the businesses of each of the Midstream Entities as presently conducted (collectively, the “Midstream Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not be material to the Midstream Business taken as a whole.  To the Knowledge of Contributor, the use of the Midstream Intellectual Property by the Midstream Entities in the operation of the business of each of the Midstream Entities as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not be material to the Midstream Business, taken as a whole.

Section 3.17                            Financial Advisors.  Contributor has not incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which any Midstream Entity or Acquirer will have any responsibility or liability whatsoever.

Section 3.18                            Books and Records.  The books, records and files of the Midstream Entities are, in all material respects, (a) complete and correct and represent actual, bona fide transactions, (b) maintained in accordance with sound business practices and GAAP where applicable, including the maintenance of an adequate system of internal controls, (c) kept with reasonable detail so that such books, records and files accurately and fairly reflect the transactions, acquisitions and dispositions of the Midstream Entities, and (d) maintained to provide accountability for assets recorded in such books and records compared with existing assets at reasonable intervals and appropriate action has been taken with respect to any differences.

Section 3.19                            Insurance.  All material assets of Midstream Entities are covered by valid insurance policies, such policies are in full force and effect and all premiums due and payable on such insurance policies have been paid in accordance with the payment terms of each insurance policy.  Such insurance policies in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations and with an ownership structure similar to that of the Midstream Business, taken as a whole.  As of the date hereof, no written notice has been received by any Midstream Entity that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any such insurance policy.

Section 3.20                            Information Supplied.  Subject to the accuracy of the representations and warranties of the Acquirer Parties set forth in Article IV, none of the information furnished in writing by Contributor specifically for inclusion (or incorporation by reference) in the Exchange Offer Documents will, and at the time the Exchange Offer is commenced, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading.  Contributor makes no representation or warranty with respect to any information supplied by Acquirer or its Affiliates for inclusion (or incorporation by reference) in the foregoing documents.

Section 3.21                            Matters Relating to Equity Consideration.  Contributor has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Acquirer Common Units comprising the Equity Consideration and is capable of bearing the economic risk of such investment.  Contributor has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Acquirer Common Units and is capable of bearing the economic risk of such investment.  Contributor confirms that Acquirer has made available to Contributor the opportunity to ask questions of the senior management of Acquirer and to acquire such additional information about Acquirer and the Acquirer Common Units as Contributor has requested and all such information has been received. Contributor is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Contributor is acquiring the Acquirer Common Units for investment for its own account, for investment purposes only, and not with the view to or in connection with any distribution thereof.  Contributor agrees that the Acquirer Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws and shall bear a legend as provided in the Registration Rights Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIRER PARTIES

Except as set forth in the Acquirer SEC Documents (but excluding any disclosure contained in any such Acquirer SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading), the Acquirer Parties, jointly and severally, represent and warrant to Contributor as follows:

Section 4.1                                   Existence.  Each of the Acquirer Parties (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (b) has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as its business is now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not have an Acquirer Material Adverse Effect.

Section 4.2                                   Validity of Agreement; Authorization; Valid Issuance.

(a)                                 Each of the Acquirer Parties has the requisite power and authority to enter into the Transaction Documents to which it is or will be party and to carry out its obligations thereunder.  The execution and delivery of the Transaction Documents and the performance of each Acquirer Party’s obligations thereunder have been duly authorized by the Board of Directors or similar governing body of such Acquirer Party and no other proceedings on the part of such Acquirer Party are necessary to authorize such execution, delivery and performance.  Each of the Transaction Documents to which an Acquirer Party is or will be a party has been (in the case of this Agreement and the other Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents) duly executed and delivered by such Acquirer Party and constitute, or will constitute at the Closing, as applicable, such Acquirer Party’s valid and binding obligation, enforceable against such Acquirer Party in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

(b)                                 The issuance of the Acquirer Common Units comprising the Equity Consideration has been duly authorized in accordance with the Organizational Documents of Acquirer.  The Acquirer Common Units comprising the Equity Consideration, when issued and delivered to Contributor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable (except to the extent non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and free of any Encumbrances or restrictions upon voting or transfer thereof pursuant to any Contract to which any of the Acquirer or any of its Affiliates is a party or by which any property or assets of any such Person is bound or affected, other than pursuant to the Acquirer Partnership Agreement and transfer restrictions under federal and state securities laws.  Upon issuance and delivery of the Acquirer Common Units comprising the Equity Consideration, Contributor will be duly admitted to Acquirer as an additional limited partner.

(c)                                  The Exchange Notes Issuers have all requisite limited partnership or corporate, as applicable, power and authority to issue the Exchange Notes. When issued, the Exchange Notes will be duly and validly authorized by each of the Exchange Notes Issuers and when executed and authenticated by the Trustee in accordance with the terms of the Exchange Notes Indenture and delivered in accordance with the Exchange Offer, will constitute valid and binding obligations of the Exchange Notes Issuers entitled to the benefits of the Exchange Notes Indenture, enforceable against the Exchange Notes Issuers in accordance with their terms.

(d)                                 Each of the Exchange Notes Issuers has all requisite limited partnership or corporate, as applicable, power and authority to enter into the Exchange Notes Indenture. Upon its execution and delivery by the Exchange Notes Issuers, the Exchange Notes Indenture will be duly and validly authorized by the Exchange Notes Issuers and, assuming due authorization, execution and delivery by the Trustee, will constitute the valid and binding agreement of the Exchange Notes Issuers, enforceable against the Exchange Notes Issuers in accordance with its terms. The Exchange Notes Indenture will conform in all material respects to the requirements of the Trust Indenture Act.

(e)                                  Each of the Exchange Notes Issuers has all requisite limited partnership or corporate, as applicable, power and authority to issue the Registered Exchange Notes. When issued, the Registered Exchange Notes will be duly and validly authorized and executed by the Exchange Notes Issuers and if and when duly authenticated by the Trustee in accordance with the terms of the Exchange Notes Indenture and delivered in accordance with the exchange offer provided for in the Exchange Offer Registration Rights Agreement, will constitute valid and binding obligations of the Exchange Notes Issuers entitled to the benefits of the Exchange Notes Indenture, enforceable against the Exchange Notes Issuers in accordance with their terms.

(f)                                   Each of the Exchange Notes Issuers has all requisite limited partnership or corporate, as applicable, power and authority to enter into the Exchange Offer Registration Rights Agreement. The Exchange Offer Registration Rights Agreement has been duly authorized by the Exchange Notes Issuers and, when executed and delivered by the Exchange Notes Issuers in accordance with the terms of the Exchange Offer, will be validly executed and delivered and (assuming the due authorization, execution and delivery thereof by Evercore Group L.L.C. and Citigroup Global Markets Inc. on behalf of holders of Exchange Notes) will be the valid and binding obligation of the Exchange Notes Issuers in accordance with the terms thereof, enforceable against the Exchange Notes Issuers in accordance with its terms.

(g)                                  On or prior to the execution of this Agreement by Acquirer, Acquirer has received an opinion from a nationally recognized investment banking firm to the effect that the Midstream Contribution is fair, from a financial point of view, to Acquirer and to the holders of Acquirer Common Units.

Section 4.3                                   Capitalization.

(a)                                 As of the date hereof: (i) 210,850,232 Acquirer Common Units were issued and outstanding and 5,865,584 Common Units were reserved for issuance under Acquirer’s employee benefit plans and equity compensation plans, of which approximately 1,033,000 Acquirer Common Units were subject to issuance upon the vesting of outstanding phantom units.

(b)                                 All of the limited partner interests in Acquirer are duly authorized and validly issued in accordance with the Organizational Documents of Acquirer, and are fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(c)                                  Except as set forth in the Acquirer Partnership Agreement, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Acquirer to issue or sell any equity interests of Acquirer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Acquirer, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)                                 Acquirer does not have any outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Acquirer on any matter.

(e)                                  Regency GP LP, a Delaware limited partnership (“Acquirer GP”), is the sole general partner of Acquirer. Acquirer GP is the sole record and beneficial owner of the general partner interest in Acquirer (the “Acquirer GP Interest”), and such Acquirer GP Interest has been duly authorized and validly issued in accordance with the Acquirer Partnership Agreement.  Acquirer GP owns the Acquirer GP Interest free and clear of any Liens (except for restrictions on transferability contained in the Partnership Agreement and as otherwise described in the Acquirer SEC Documents).

(f)                                   Regency GP LLC, a Delaware limited liability company (“Acquirer GP LLC”), is the sole general partner of Acquirer GP. Acquirer GP LLC is the sole record and beneficial owner of the general partner interest in Acquirer GP (the “Acquirer GP LLC Interest”), and such Acquirer GP LLC Interest has been duly authorized and validly issued in accordance with Acquirer GP’s limited partnership agreement.  Acquirer GP LLC owns the Acquirer GP LLC Interest free and clear of any Liens (except for restrictions on transferability contained in Acquirer GP’s limited partnership agreement and as otherwise described in the Acquirer SEC Documents).

(g)                                  Acquirer owns free and clear of any Liens (other than pursuant to Acquirer’s Fifth Amended and Restated Credit Agreement, effective as of March 4, 2010, as amended) (i) a 33.33% limited liability company membership interest in Ranch Westex JV LLC; (ii) a 49.99% general partner interest in RIGS Haynesville Partnership Co., a general partnership; (iii) a 50% limited liability company membership interest in Midcontinent Express Pipeline LLC; (iv) a 30% limited liability company membership interest in Lone Star NGL LLC (the interests described in (i) —(iv) above, the “Acquirer Sub Interests”); and (v) Acquirer’s midstream assets not otherwise held in the Acquirer Sub Interests.

Section 4.4                                   Consents and Approvals.  No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required on the part of any Acquirer Party for such Acquirer Party to execute and deliver the Transaction Documents to which it is or will be party or to perform its respective obligations thereunder, other than any consent, approval, waiver or authorization that would not have an Acquirer Material Adverse Effect.

Section 4.5                                   No Breach.  The execution, delivery and performance by each Acquirer Party of the Transaction Documents to which it is or will be a party, and compliance by each Acquirer Party with the terms and provisions thereof do not and will not (a) violate any provision of any Law applicable to such Acquirer Party or any of its respective properties, (b) result in any breach or violation of any provision of the Organizational Documents of such Acquirer Party, or (c) result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract to which such Acquirer Party is a party or by which such Acquirer Party or any of its respective properties may be bound or receives any material right or benefit.

Section 4.6                                   Matters Relating to Acquisition of the Subject Interests.  Each of the Acquirer Parties has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Subject Interests and is capable of bearing the economic risk of such investment.  Each Acquirer Party confirms that Contributor has permitted such Acquirer Party the opportunity to ask questions of the senior management of Contributor and to acquire such additional information about the Midstream Business and the Subject Interests as such Acquirer Party has requested and all such information has been received.  Each of the Acquirer Parties is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.  The Acquirer Parties are acquiring the Subject Interests for investment for its own account, for investment purposes only, and not with the view to or in connection with any distribution thereof.  Each of the Acquirer Parties  acknowledges and understands that (a) the acquisition of the Subject Interests has not been registered under the Securities Act in reliance on an exemption therefrom and that (b) the Subject Interests will be characterized as “restricted securities” under applicable securities Laws.  Each of the Acquirer Parties agrees that the Subject Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

Section 4.7                                   Acquirer Financial Statements.

(a)                                 Since January 1, 2012, Acquirer has filed and furnished with the Commission the forms, registration statements, reports, schedules and statements required to be filed by Acquirer under the Exchange Act or the Securities Act since January 1, 2012 (all such documents filed since January 1, 2012 and on or prior to the date of this Agreement, together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Acquirer SEC Documents”; provided, however, Acquirer makes no representation or warranty with respect to any exhibits and schedules included in the Acquirer SEC Documents).  At the time filed (except to the extent corrected by a subsequently filed Acquirer SEC Document prior to the date hereof), each Acquirer SEC Document complied in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  In the case of registration statements, on the dates of effectiveness (except to the extent corrected by a subsequently filed Acquirer SEC Document prior to the date hereof), each Acquirer SEC Document complied in all materials respects with the requirements of the Securities Act and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

(b)                                 Any consolidated financial statements of Acquirer included in the Acquirer SEC Documents (the “Acquirer Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto or, in the case of unaudited statements, for normal year-end adjustments (which are not individually or in the aggregate material) and the absence of footnotes, in each case, to the extent permitted by applicable Commission regulations), and (iii) fairly present in all material respects the financial position of the Acquirer Entities, as and to the extent included in the consolidated financial position of the Acquirer Entities, as of the dates thereof and the results of the Acquirer Entities’ operations and cash flows for the periods then ended, as and to the extent included in the consolidated results of the Acquirer Entities’ operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

Section 4.8                                   Absence of Certain Changes or Events.

(a)                                 Since the Balance Sheet Date through the date of this Agreement, there has not been an Acquirer Material Adverse Effect.

(b)                                 Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, the Acquirer Entities have (i) carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) not taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Closing without the prior written consent of Contributor, would violate such provisions.

Section 4.9                                   Compliance with Applicable Law; Permits.

(a)                                 Except with respect to Tax matters (which are provided for in Section 4.13) and environmental matters (which are provided for in Section 4.10), each of the Acquirer Entities is in compliance in all material respects with all applicable Laws, and is not in default under or in violation of in any material respect any applicable Law.  No Acquirer Entity has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that any Acquirer Entity is not in compliance in any material respect with or is in default or violation of in any material respect any applicable Law.

(b)                                 Each of the Acquirer Entities is in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate its properties and to lawfully carry on its businesses as they are being conducted as of the date of this Agreement (collectively, the “Acquirer Permits”), except where the failure to be in possession of such Acquirer Permits would not be material to the Acquirer Entities, taken as a whole.  All such Acquirer Permits are in full force and effect in all material respects.  To the knowledge of Acquirer, no suspension or cancellation of any such Acquirer Permit is pending or threatened.

Section 4.10                            Environmental Matters.

(a)                                 Each of the Acquirer Entities and its assets, real properties and operations are in compliance with all Environmental Law and Environmental Permits, and have all Environmental

Permits necessary for its operations as currently conducted, except as would not be material to the Acquirer Entities, taken as a whole;

(b)                                 as of the date hereof and during the three-year period preceding the date of this Agreement, none of the Acquirer Entities has received any written notice that remains pending or unresolved from any Governmental Authority alleging, with respect to any such Acquirer Entity, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit;

(c)                                  there are no actions, suits, proceedings (including civil, administrative and dispute resolution proceedings), claims, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of Acquirer, threatened by a Governmental Authority against any of the Acquirer Entities which allege a violation of or any material liability under any Environmental Law;

(d)                                 as of the date hereof and during the three-year period preceding the date of this Agreement, there has been no Release of any Hazardous Material by the Acquirer Entities at, on, under or from any real properties as a result of the operations of the Acquirer Entities that has not been remediated as required by any Environmental Law or Environmental Permit or otherwise adequately reserved for in the Acquirer Financial Statements, except as would not be material to the Acquirer Entities, taken as a whole; and

(e)                                  this Section 4.10 constitutes the sole and exclusive representation and warranty of Acquirer with respect to Environmental Permits, Hazardous Materials and Environmental Law.

Section 4.11                            Title to Properties and Rights of Way.

(a)                                 Each of the Acquirer Entities owns and has good and valid fee simple title to all of its owned real property and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Encumbrances (except in all cases for Permitted Encumbrances and obligations owing by the property owner (with respect to the owned real property) or the third-party owner or lessee under the applicable lease (with respect to the leased real properties)).  Except as would not be material to the Acquirer Entities, taken as a whole, all leases under which any of the Acquirer Entities lease any real property (other than hydrocarbon interests) are valid and effective against such Acquirer Entities and, to Acquirer’s Knowledge, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by any of the Acquirer Entities or, to Acquirer’s Knowledge, the counterparties thereto, or, to Acquirer’s Knowledge, any event which, with notice or lapse of time or both, would become a material default by any of the Acquirer Entities, or, to Acquirer’s Knowledge, the counterparties thereto.

(b)                                 All tangible personal property owned, leased or licensed by the applicable Acquirer Entity that is material to the operations of the Acquirer Entity is, in all material respects, in good repair, working order and operating condition and adequate for its present uses by the Acquirer Entity, ordinary wear and tear excepted.

(c)                                  Each of the Acquirer Entities owns or has the right to use such rights-of-way as are sufficient to conduct its business in the manner currently conducted, except for (i) Permitted

Encumbrances and (ii) such rights-of-way the absence of which would not materially affect the operation of the business of the Acquirer Entities, taken as a whole.

Section 4.12                            Litigation.  As of the date of this Agreement, there are no material Proceedings pending or, to the Knowledge of Acquirer, threatened, against any Acquirer Entity or to which any Acquirer Entity is otherwise a party or, to the Knowledge of Acquirer, a threatened party.

Section 4.13                            Tax Matters.

(a)                                 All material Tax Returns required to be filed by or with respect to any of the Acquirer Entities have been timely filed (taking into account extensions of time for filing), and such Tax Returns are true, complete and accurate in all material respects;

(b)                                 All material Taxes owed by or with respect to any of the Acquirer Entities have been duly and timely paid in full;

(c)                                  For the most recent four complete calendar quarters, at least 90% of the combined gross income of the Acquirer has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(d)                                 For U.S. federal income tax purposes, (i) Acquirer is properly treated as a partnership and (ii) Acquirer Sub is properly disregarded as an entity separate from Acquirer.

This Section 4.13 constitutes the sole and exclusive representations and warranties of the Acquirer Entities with respect to Tax matters.

Section 4.14                            Intellectual Property.  Each of the Acquirer Entities owns or has the right to use all Intellectual Property necessary for the operation of the businesses of each of the Acquirer Entities as presently conducted (collectively, the “Acquirer Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not be material to the Acquirer Entities, taken as a whole.  To the Knowledge of the Acquirer Parties, the use of the Acquirer Intellectual Property by the Acquirer Entities in the operation of the business of each of the Acquirer Entities as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not be material to the Acquirer Entities, taken as a whole.

Section 4.15                            Books and Records.  The books, records and files of the Acquirer Entities are, in all material respects, (a) complete and correct and represent actual, bona fide transactions, (b) maintained in accordance with sound business practices and GAAP where applicable, include the maintenance of an adequate system of internal controls, (c) kept with reasonable detail so that such books, records and files accurately and fairly reflect the transactions, acquisitions and dispositions of the Acquirer Entities, and (d) maintained to provide accountability for assets recorded in such books and records compared with existing assets at reasonable intervals and appropriate action has been taken with respect to any differences.

Section 4.16                            Insurance.  All material assets of Acquirer Entities are covered by valid insurance policies, such policies are in full force and effect and all premiums due and payable on such insurance policies have been paid in accordance with the payment terms of each insurance policy.  Such insurance policies in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations and with an ownership structure similar to that of the Acquirer Business, taken as a whole.  As of the date hereof, no written notice has been received by any Acquirer Entity that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any such insurance policy.

Section 4.17                            Exchange Offer Documents.  The Exchange Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.  Notwithstanding the foregoing, Acquirer makes no representation or warranty with respect to any portion of the Exchange Offer Documents relating to the Consent Solicitation or any information supplied in writing by the Contributor specifically for inclusion in the Exchange Offer Documents. As of the date on which the Exchange Offer is consummated, the indenture relating to the Exchange Notes Indenture will comply in all material respects with the Trust Indenture Act. The Exchange Notes Indenture, the Exchange Notes, the Registered Exchange Notes and the Exchange Offer Registration Rights Agreement will conform in all material respects to the descriptions thereof to be included in the Exchange Offer Documents.

Section 4.18                            Available Funds.  Acquirer has, or shall have on the Closing Date, available (through cash on hand or existing credit arrangements, arrangements with its Affiliates or otherwise) the necessary Closing Cash Consideration for the acquisition of the Subject Interests pursuant to this Agreement and to perform its obligations under this Agreement.

Section 4.19                            Financial Advisors.  Neither of the Acquirer Parties has incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which Contributor will have any responsibility or liability whatsoever.

ARTICLE V
COVENANTS

Section 5.1                                   Consummation of the Transaction.

(a)                                 Subject to the terms and conditions of this Agreement, the Acquirer Parties and Contributor shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the Outside Date) and to consummate and make effective the Midstream Contribution, including preparing and filing all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Midstream Contribution, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Midstream Contribution and (iv) obtain all necessary consents, approvals or waivers from third parties.  For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b)                                 In furtherance and not in limitation of the foregoing, each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Midstream Contribution as promptly as practicable and in any event within 20 Business Days after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date).  Acquirer shall pay any filing fees for the filings made pursuant to the HSR Act.

(c)                                  Each of the Parties hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Midstream Contribution, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) copies of (or, in the case of oral communications, advise the other party orally of) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any communication received or given in connection with any proceeding by a private Person, in each case regarding the Midstream Contribution, (iii) permit the other party to review in advance and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority, give the other party a reasonable opportunity to attend and participate in such meetings and teleconferences.  Subject to Section 5.5, the Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.1 in a manner so as to preserve the applicable privilege.

(d)                                 The Acquirer Parties each agree to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Governmental

Authority may assert under any Antitrust Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Midstream Contribution, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Acquirer (or any of its Subsidiaries) or the Midstream Entities or any equity interest in any joint venture held by Acquirer (or any of its Subsidiaries) or the Midstream Entities, (y) creating, terminating or divesting relationships, ventures, contractual rights or obligations of the Acquirer (or any of its Subsidiaries) or the Midstream Entities and (z) otherwise taking or committing to take any action that would limit Acquirer’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Acquirer (including any of its Subsidiaries) or the Midstream Entities or any equity interest in any joint venture held by Acquirer (or any of its Subsidiaries) or the Midstream Entities, in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the transactions contemplated hereby under any Antitrust Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Midstream Contribution or delay the Closing beyond the Outside Date.  To assist the Acquirer Parties in complying with its obligations set forth in this Section 5.1, Contributor shall, and shall cause the Midstream Entities to, enter into one or more agreements requested by Acquirer to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Midstream Entities’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Midstream Entities or any equity interest in any joint venture held by the Midstream Entities (each, a “Divestiture Action”); provided, however, that (i) the consummation of the transactions provided for in any such agreement for a Divestiture Action (a “Divestiture Agreement”) shall be conditioned upon the Closing or satisfaction of all of the conditions to the Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Acquirer has irrevocably committed to effect the Closing immediately following such Divestiture Action) and (ii) the Acquirer Parties shall indemnify for and hold Contributor and the Midstream Entities harmless from all costs, expenses and liabilities incurred by Contributor or any Midstream Entity arising from or relating to such Divestiture Agreement.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Acquirer Parties be required to take any Divestiture Action that requires the divestiture of any assets of Acquirer, its Affiliates or related to the Midstream Business that either individually or in the aggregate exceed $100,000,000.

(e)                                  In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.1, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging the Midstream Contribution as violative of any Antitrust Law, (i) each of Acquirer and Contributor shall use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Midstream Contribution, and (ii) Acquirer shall indemnify for and hold Contributor and the Midstream Entities harmless from all costs, expenses and liabilities incurred by Contributor or any Midstream Entity arising from or relating to contesting and resisting such proceeding or seeking to vacate, lift, reverse or overturn any such decree, judgment, injunction or other order.

Section 5.2                                   Conduct Pending the Closing.

(a)                                 Except as specifically identified on Section 5.2 of Contributor’s Disclosure Schedules or as otherwise expressly provided by this Agreement or with the prior written consent of Acquirer (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing or termination of this Agreement as provided in Article VIII, Contributor shall, and shall cause each Midstream Entity to:

(i)                                     operate the Midstream Entities in all material respects in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to preserve its present business operations and organization (including key employees) relating to the Midstream Entities;

(ii)                                  use its commercially reasonable efforts to preserve intact its current material relationships with third parties (including material customers and suppliers) having business dealings with any of the Midstream Entities;

(iii)                               with respect to the Midstream Entities, maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

(iv)                              with respect to the Midstream Entities, maintain all material permits, approvals and registrations from and with Governmental Authorities applicable to the Midstream Entities as of the date of this Agreement;

(v)                                 comply in all material respects with all applicable Laws and Orders to which the Midstream Entities are subject;

provided, however, that no action by the Contributor or its Subsidiaries with respect to matters specifically limited by any provision of Sections 5.2(a)(vi)-(xv) shall be deemed a breach of Sections 5.2(a)(i)-(v);

(vi)                              not transfer, sell, pledge, encumber or dispose of the Subject Interests or any equity interests of or, outside the ordinary course of business, any material assets of the Midstream Entities;

(vii)                           not enter into any collective bargaining agreement or similar contract with (A) any labor union or representative relating to any Midstream Business Employees; or (B) with respect to which any Midstream Entity could have any liability;

(viii)                        except as required by applicable Law, an existing Contributor Employee Benefit Plan or as specifically agreed to in writing between Acquirer and Contributor as part of the transactions contemplated hereby, (A) not enter into any new or amend any existing compensatory plan, agreement or arrangement for the benefit of any Midstream Business Employee or in which any Midstream Business Employee participates (including any Contributor Employee Benefit Plan) or with respect to which any Midstream Entity could have any material liability or (B) increase the salary, wages, bonuses or other compensation or benefits of any Midstream Business Employee by more than 10% as compared to the level as of the date of this Agreement;

(ix)                              not terminate the employment of any Midstream Business Employee other than for “cause”;

(x)                                 not, with respect to the Midstream Entities or the Midstream Business, make or change any election in respect of Taxes, amend any Tax Return, adopt or change any accounting method in respect of Taxes (other than changes required by Law), or settle or compromise any Tax Liability, in each case, other than those adoptions, changes, elections, settlements, or compromises which would reasonably be expected to not materially increase the Tax liability of the Midstream Entities or any direct or indirect owner of the Midstream Entities for any taxable period beginning after the Closing Date;

(xi)                              not agree to take any affirmative action to, with respect to the Joint Venture Entities, cause such Joint Venture Entity to make or change any election in respect of Taxes, amend any Tax Return, adopt or change any accounting method in respect of Taxes (other than changes required by Law), or settle or compromise any Tax Liability, in each case, other than those adoptions, changes, elections, settlements, or compromises which would reasonably be expected to not materially increase the Tax liability of the Midstream Entities or any direct or indirect owner of the Midstream Entities for any taxable period beginning after the Closing Date;

(xii)                           use its commercially reasonable efforts to maintain the insurance policies in respect of the Midstream Entities consistent with past practice;

(xiii)                        except for any Contract entered into, terminated or amended in the ordinary course of business or that individually would not reasonably be expected to have an adverse impact on the Midstream Business in excess of $5,000,000, (A) not enter into any Contract that could constitute a Midstream Material Agreement, (B) not grant any waiver of any material term under, or give any material consent with respect to, any Midstream Material Agreement, or (C) not modify, amend or terminate any Midstream Material Agreement;

(xiv)                       settle, release or compromise any pending or threatened adverse litigation for an amount that would reasonably be expected to be greater than $1,000,000, but in each case, only to the extent not covered by insurance or third-party indemnification; or

(xv)                          not agree to take any action prohibited by this Section 5.2(a).

Notwithstanding any provision of this Agreement, the Midstream Entities may distribute some or all of their cash or cash equivalents to their holders of equity interests and take such reasonable actions as may be required to effect the foregoing, and at or prior to the Closing,

Contributor may continue to manage the Midstream Entities’ cash through intercompany accounts and cash management arrangements consistent with past practices.

(b)                                 Except as otherwise expressly provided by this Agreement, actions required to be taken in connection with the transactions contemplated in the Merger Agreement or with the prior written consent of Contributor (which consent shall not be unreasonably withheld, conditioned or delayed) from the date hereof until the Closing or termination of this Agreement as provided in Article VIII, Acquirer shall, and shall cause its Subsidiaries to:

(i)                                     operate in all material respects in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to preserve its present business operations and organization (including key employees);

(ii)                                  use its commercially reasonable efforts to preserve intact its current material relationships and all material contractual and other obligations with third parties (including material customers and suppliers) having business dealings with Acquirer or any of its Subsidiaries;

(iii)                               comply in all material respects with all applicable Laws and Orders to which Acquirer or its Subsidiaries are subject;

(iv)                              not take any action which would adversely affect, or impede or impair, the ability of the Parties hereto, or any of the actual or contemplated parties to any other Transaction Document, to consummate the transactions contemplated hereby or thereby;

(v)                                 except as required by Law, not take any action that would reasonably be expected to result in any of the conditions to the Closing set forth in Article VI not being satisfied; or

(vi)                              not agree to take any action prohibited by this Section 5.2(b).

Section 5.3                                   Preparation of the Proxy Statement; Unitholder Meeting.

(a)                                 As soon as reasonably practicable and, in any event, by January 31, 2014, Contributor shall prepare and file with the Commission the Proxy Statement in connection with the Unitholder Meeting.  Contributor shall (i) use its commercially reasonable efforts to respond to any comments on the Proxy Statement or requests for additional information from the Commission as soon as reasonably practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the holders of Contributor’s common units of limited partner interests (each a “Common Unitholder,” and collectively, the “Common Unitholders”) as promptly as reasonably practicable following the date of this Agreement.

(b)                                 Contributor shall, as soon as reasonably practicable following the date of this Agreement (taking into account any review by the Commission of the Proxy Statement), establish a record date for, and as soon as reasonably practicable following the Proxy Statement being declared effective by the Commission, duly call, give notice of, convene and hold a special meeting of its Common Unitholders (the “Unitholder Meeting”) for the purpose of obtaining the Unitholder Approval.  Subject to Section 5.4, Contributor shall, through the Contributor Board, recommend to the Common Unitholders approval of this Agreement and the Midstream Contribution (the “Contributor Board Recommendation”).  Notwithstanding anything in this Agreement to the contrary, Contributor may postpone or adjourn the Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Contributor has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Common Unitholders prior to Unitholder Meeting, and (iv) if Contributor has delivered any notice contemplated by Section 5.4(d) or Section 5.4(e) and the time periods contemplated by Section 5.4(d) or Section 5.4(e) have not expired.  Notwithstanding anything to the contrary in this Agreement, if there occurs a Contributor Change in Recommendation in accordance with this Agreement, Contributor shall not be required to call, hold or convene the Unitholder Meeting.

Section 5.4                                   Alternative Proposals; Change in Recommendation.

(a)                                 Contributor shall, and it shall use its commercially reasonable efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Contributor or its Subsidiaries.  Except as permitted by this Section 5.4, Contributor shall not, and shall use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate or solicit any inquiries or the making or submission of any Alternative Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Alternative Proposal.  Notwithstanding anything to the contrary contained in this Section 5.4, if at any time following the date of this Agreement and prior to obtaining the Unitholder Approval, (i) Contributor has received a written Alternative Proposal that the Contributor Board believes is bona fide and (ii) the Contributor Board, after consultation with its financial advisors and its outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal, then Contributor may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Contributor and its Subsidiaries (including the Midstream Entities) to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) Contributor will not, and will use commercially reasonable efforts to cause its Representatives not to, disclose any non-public information to such Person unless Contributor has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not materially less restrictive to such Person than the provisions of the Confidentiality Agreement are to Acquirer (including, without limitation, the inclusion of “standstill” provisions or similar restrictions) and (y) Contributor will provide to Acquirer any non-public information about the Midstream Entities that was not previously provided or available to Acquirer prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(b)                                 In addition to the obligations of Contributor set forth in this Section 5.4, Contributor shall promptly (and in no event later than seventy-two (72) hours after receipt) advise Acquirer in writing of any Alternative Proposal (and any changes thereto) and the material terms and conditions of any such Alternative Proposal but need not provide the identity of the Person making any such Alternative Proposal. Contributor shall keep Acquirer reasonably informed of material developments with respect to any such Alternative Proposal.

(c)                                  Except as otherwise provided in this Section 5.4, the Contributor Board shall not:  (i) (A) withdraw, modify or qualify in any manner adverse to Acquirer the Contributor Board Recommendation or (B) publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal (any action described in this Section 5.4(c)(i) being referred to as a “Contributor Change in Recommendation”); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Contributor or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Alternative Proposal.

(d)                                 Notwithstanding the foregoing, if Contributor receives (i) a written Alternative Proposal or (ii) another proposal or offer that, in either case, the Contributor Board believes is bona fide and the Contributor Board, after consultation with its financial advisors and its outside legal counsel, concludes that such Alternative Proposal constitutes a Superior Proposal, then the Contributor Board may at any time prior to obtaining the Unitholder Approval, terminate this Agreement and pay Acquirer a Termination Fee and/or effect a Contributor Change in Recommendation; provided, however, that the Contributor Board may not take such action pursuant to the foregoing unless:

(i)                                     Contributor has provided prior written notice to Acquirer specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal and delivering to Acquirer a copy of the proposed definitive agreement providing for such Superior Proposal, in the form to be entered into and any other relevant proposed transaction agreements, at least three calendar days in advance of taking any action with respect to a Contributor Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than three calendar days prior to the Unitholder Meeting, in which case Contributor shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Notice Period”); and

(ii)                                  during the Notice Period Contributor has negotiated, and has used commercially reasonable efforts to cause its financial advisors and outside legal counsel to negotiate, with Acquirer in good faith (to the extent Acquirer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the judgment of the Contributor Board) a Superior Proposal.

(e)                                  Notwithstanding anything in this Agreement to the contrary, the Contributor Board shall be permitted, at any time prior to obtaining the Unitholder Approval, other than in connection with an Alternative Proposal, to make a Contributor Change in Recommendation but only if prior to taking any such action, the Contributor Board determines in good faith, in consultation with its outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable Law and Contributor has given 48 hours advance notice to Acquirer that Contributor intends to take such action.

(f)                                   Nothing contained in this Agreement shall prevent Contributor or the Contributor Board from taking and disclosing to the Common Unitholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Common Unitholders) or from making any legally required disclosure to Common Unitholders.  Any “stop-look-and-listen” communication by Contributor or the Contributor Board to the Common Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Common Unitholders) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Acquirer and its Affiliates of, all or a portion of the Contributor Recommendation.

(g)                                  For purposes of this Agreement:

(i)                                     “Alternative Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Acquirer and its Subsidiaries, relating to any direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Midstream Entities equal to 20% or more of the consolidated assets of the Midstream Business or to which 20% or more of Contributor’s revenues or earnings with respect to the Midstream Business on a consolidated basis are attributable, other than the transactions contemplated hereby.

(ii)                                  “Superior Proposal” means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.4 (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding equity securities of Contributor or more than 50% of the combined assets of Contributor, made by a third party, which is on terms and conditions which Contributor Board determines in good faith to be more favorable to the Common Unitholders than the transactions contemplated by this Agreement, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by Acquirer in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Section 5.5                                   Access to Information.

(a)                                 At all times from the date hereof until the Closing Date, Contributor will, and will cause the Midstream Entities to, and the Acquirer Parties will (as applicable, the “Disclosing Party”), during normal business hours and upon reasonable request (i) provide the Acquirer Parties and their Representatives or Contributor and its Representatives (as applicable, the “Accessing Party”) reasonable access to the offices, properties, books and records of the Midstream Entities and (ii) furnish or make available to the Accessing Party such financial and operating data and other information relating to the Disclosing Party, subject to the Accessing Party’s compliance with applicable Law and contractual restrictions governing the disclosure and use of such information.  Prior to the Closing, Contributor will provide, and will cause the Midstream Entities to provide reasonable cooperation in connection with Acquirer’s arrangement of financing in connection with the transactions contemplated by this Agreement as may be reasonably requested by Acquirer and that is customary in connection with Acquirer’s efforts to obtain such financing, including using commercially reasonable efforts to provide information to an accounting firm that is customary and reasonably requested by such accounting firm for use in its preparation and delivery of a customary comfort letter with respect to financial information of the Midstream Entities.  Contributor shall use commercially reasonable efforts to (y) promptly provide the Acquirer Parties with such information about the Midstream Entities and (z) provide, and shall cause its respective Affiliates, officers and employees to provide, reasonable cooperation in connection with any financing arrangements sought by the Acquirer Parties, including by permitting reasonable access to the auditors, auditor work papers, employees books and records and any financial data reasonably requested by an Acquirer Party in connection therewith.

(b)                                 Notwithstanding the foregoing provisions of this Section 5.5, the Disclosing Party shall not be required to grant access or furnish information to the Accessing Party or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege that would be violated or lost by such access or furnishing, or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement.  To the extent practicable, the Disclosing Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  Any investigation pursuant to this Section 5.5 shall be conducted in such manner as not to interfere with the conduct of the business of the Disclosing Party, its Affiliates or, in the case of Contributor as Disclosing Party, the Midstream Entities.  Notwithstanding the foregoing, the Accessing Party shall not (i) be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties of the Disclosing Party or, in the case of Contributor as Disclosing Party, any Midstream Entity nor (ii) without prior written consent of the Disclosing Party, communicate with the Disclosing Party’s contractual counterparties outside the ordinary course of the Disclosing Party’s business, and in no event, with respect to the Disclosing Party or the transactions contemplated by this Agreement.  The Accessing Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.5 in violation of Section 5.7.

(c)                                  Contributor has engaged KPMG LLP, Contributor’s auditor (“KPMG”), to provide Acquirer with audited historical financial statements for the Midstream Business for the fiscal years ended December 31, 2011 and 2012 and for the nine month period ended September 30, 2013 and unaudited historical financial statements for the Midstream Business for the nine month period ended September 30, 2012 (collectively, the “Carve-out Financial Statements”).  Contributor shall also engage KPMG to provide Acquirer with audited historical financial statements for the Midstream Business for the fiscal year ended December 31, 2013 to be delivered reasonably promptly after KPMG delivers its audit opinion, whether before or after the Closing (the “2013 Financial Statements”).  Contributor shall also provide such direction and assistance as is required to support its auditor’s reasonable needs under the above referenced engagements and following the date hereof including (i) executing and delivering customary management representation letters as reasonably agreed upon by Contributor and Contributor’s auditor, (ii) providing prepared relevant financial statements to be the subject of the audit, (iii) providing all reasonably required supporting accounting records, (iv) providing reasonable access to relevant systems, files and persons, and (v) reasonably cooperating with Acquirer in connection with the preparation by Acquirer of any pro forma financial statements of Acquirer or any of its Affiliates required to be included or incorporated by reference in any registration statement, report or other filing of Acquirer or its Affiliates to satisfy any relevant disclosure obligations under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder.  The costs and expenses of Contributor’s auditor related to the foregoing (the “Auditor Expenses”) shall be paid 50% by Acquirer and 50% by Contributor; provided that Acquirer’s 50% of the Auditor Expenses with respect to the Carve-Out Financial Statements and the 2013 Financial Statements shall not exceed $450,000 without the prior written consent of Acquirer, such consent not to be unreasonably withheld.  Acquirer agrees to reimburse Contributor for Acquirer’s portion of the Auditor’s Expenses at least 10 Business Days prior to the payment due date as set forth in the invoice delivered by KPMG.  If Acquirer shall fail to pay its 50% of such invoice (an “Acquirer Portion”) when due, Contributor shall have the right, but not the obligation to pay any Acquirer’s Portion.  Notwithstanding anything to the contrary in this Agreement, Contributor’s obligations with respect to the preparation and delivery of the Carve-out Financial Statements shall be governed solely by this Section 5.5(c).  The provisions of this Section 5.5(c) shall supersede the provisions of that certain letter agreement dated November 26, 2013 between Contributor and an Affiliate of Acquirer from and after the date hereof.

(d)                                 Contributor hereby consents to the inclusion or incorporation by reference of the Carve-out Financial Statements in any registration statement, offering memorandum, report or other filing of Acquirer or any of its Affiliates as to which Acquirer or any of its Affiliates reasonably determines that such financial statements are required to be included or incorporated by reference to satisfy any relevant disclosure obligations under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder.

(e)                                  In the event and for so long as any Party actively is contesting or defending against any Third Party Proceeding (other than any Proceedings in which Acquirer or any of its Affiliates and Contributor or any of its Affiliates are adverse parties) in connection with (i) the transactions contemplated by this Agreement and the Transaction Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Midstream Entities, each other Party will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to its books and records as shall be reasonably requested and necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party; provided, however, that nothing in this Section 5.5(e) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such litigation.

Section 5.6                                   Public Statements.  Acquirer and Contributor shall not, and each of the foregoing shall cause its Affiliates and Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s common units are traded, provided such Party uses commercially reasonable efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, further, that nothing herein shall restrict the Parties from disclosing information regarding this Agreement and the transactions contemplated hereby to its Representatives to the extent permitted by Section 5.7.

Section 5.7                                   Confidentiality.

(a)                                 The obligations of Acquirer under the Confidentiality Agreement remain in full force and effect.  All information provided to Acquirer or its Representatives furnished pursuant to and in connection with this Agreement shall be deemed to be Evaluation Material under the Confidentiality Agreement; provided, that, from and after the Closing, any restrictions contained herein or in the Confidentiality Agreement relating to Acquirer’s use or disclosure of Evaluation Material (other than with respect to Contributor and its Affiliates other than the Midstream Entities) shall be null and void.

(b)                                 For two years following the Closing, Contributor shall keep confidential, and shall cause its controlled Affiliates to keep confidential, all material non-public information relating to the Midstream Business and the Midstream Entities (“Confidential Information”), except (i) with the prior written consent of Acquirer; (ii) to the extent necessary to comply with applicable Law, including federal securities laws, the valid Order of a court of competent jurisdiction or any legal proceeding, in which event, to the extent permitted by such Law, Order or proceeding, Contributor shall notify Acquirer as promptly as practicable (and, if possible, prior to the making of such disclosure); (iii) to the extent such Confidential Information is available to the public through no fault of Contributor or any of its controlled Affiliates; (iv) to the extent such Confidential Information becomes available after the Closing Date to Contributor or any of its controlled Affiliates from a third Person who is not a Midstream Business Employee and/or who is under no confidential or fiduciary obligation to Acquirer or its Affiliates with respect to such Confidential Information; (v) to the extent such Confidential Information was independently developed by Contributor or its controlled Affiliates after the Closing Date without violating this Section 5.7(b); or (vi) to the extent such Confidential Information is used in the enforcement of any of the rights of Contributor or any of its controlled Affiliates under this Agreement or the other Transaction Documents or in the defense of any proceeding brought against Contributor or one of its controlled Affiliates.  The obligations of Contributor pursuant to this Section 5.7(b) shall cease two years following the Closing, except that such obligations shall survive indefinitely in respect of Confidential Information that are trade secrets or know-how of the Midstream Business or the Midstream Entities.

Section 5.8                                   Employees and Employee Benefits.

(a)                                 No later than January 15, 2014, Contributor shall promptly provide the Midstream Business Employee Information in writing to Acquirer with respect to each Midstream Business Employee.  Thereafter as requested by Acquirer, and 15 days prior to the Closing Date whether or not requested by Acquirer, Contributor shall provide Midstream Business Employee Information that is accurate, complete and up-to-date as of the time such information is provided with respect to each Midstream Business Employee. At least 10 days prior to the Closing Date, Acquirer shall, or shall cause one of its Affiliates to, make offers of employment to the Midstream Business Employees of Acquirer’s choosing who pass Acquirer’s drug and other employment screening procedures, and each such offer shall be on terms consistent with the requirements set forth in this Section 5.8. From and after the Closing Date, the Midstream Business Employees that timely accept offers of employment as described in the preceding sentence and report to work with Acquirer or one of its Affiliates on or after the Closing Date in accordance with such offers are referred to herein as “Transferred Employees” (which such term shall include Transition Employees to the extent applicable). To the extent that any Midstream Business Employee does not receive an offer of employment from Acquirer or does not accept the one-time offer of employment from Acquirer or one of its Affiliates, Acquirer and its Affiliates are precluded from making any subsequent offers of employment to such Midstream Business Employee for a period of six months following the Closing Date unless Acquirer or one of its Affiliates pays or reimburses Contributor for the cost of any severance pay and benefits paid or provided by Contributor under the COC Severance Program or Executive Change of Control Agreement with respect to such Midstream Business Employee.  In addition, if Acquirer and its Affiliates shall terminate any Transition Employee during the 90-day period beginning on the Closing Date and Acquirer or one of its Affiliates is required to provide severance benefits to such terminated Transition Employee under Section 5.8(f), then Acquirer and its Affiliates shall be precluded from making any subsequent offers of employment to such Transition Employee for a period of six months following the date of such Transition Employee’s termination of employment with Acquirer and its Affiliates unless Acquirer or one of its Affiliates pays or reimburses Contributor for the cost of any severance pay and benefits under the COC Severance Program that are paid or provided by Contributor, including any amount paid or reimbursed to Acquirer or its Affiliates under Section 5.8(f).

(b)                                 Except as otherwise specifically provided for in this Section 5.8, for the 12 month period immediately following the Closing (the “Continuation Period”), Acquirer shall, or shall cause its Affiliates to, provide (i) each Transferred Employee with (A) a base pay or salary rate at least equal to the base pay or salary rate as in effect with respect to such Transferred Employee immediately prior to the Closing Date, but only if the information regarding such base pay or salary rate is (I) timely provided to Acquirer pursuant to Section 5.8(a) above and (II) accurate, and (B) bonus opportunities and employee benefits, including vacation and paid time off, no less favorable, in the aggregate, than the bonus opportunities and employee benefits offered or provided to similarly situated employees of Acquirer and its Affiliates, and (ii) each Transferred Employee who is terminated without “cause” or resigns for “good reason” (each as defined in the COC Severance Program) during the Continuation Period with severance benefits in accordance with Section 5.8(f), below.

(c)                                  Effective as of the Closing, Acquirer shall, or shall cause its Affiliates to, take commercially reasonable steps to cause each compensation or employee benefit plan maintained by Acquirer or any of its Affiliates and in which any Transferred Employee becomes eligible to participate in, to treat the prior service of such Transferred Employee with any of Contributor and its Affiliates as service rendered to Acquirer or its Affiliates, as the case may be, for vesting and eligibility purposes only, but only to the extent that (i) such service crediting is permitted pursuant to the terms of such plans, does not violate any applicable Law and does not result in duplication of benefits for the same period of service and (ii) information regarding such service is (A) timely provided to Acquirer pursuant to Section 5.8(a) above and (B) accurate.

(d)                                 Acquirer shall, or shall cause its Affiliates to, take commercially reasonable steps to (i) waive any limitation on health and welfare coverage of any Transferred Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of Acquirer or any Affiliate of Acquirer to the extent such Transferred Employee and his or her eligible dependents are covered under a health and welfare benefit plan of Contributor or any of its Affiliates (as the case may be), and such conditions, periods or requirements are satisfied or waived under such plan of Contributor or any of its Affiliates, immediately prior to the Closing Date and (ii) credit each Transferred Employee and his or her eligible dependents with all deductible payments, co-payments and co-insurance paid by such employee and covered dependents under the medical employee benefit plan of Contributor or any of its Affiliates (as the case may be) prior to the Closing Date during the year in which the Closing Date occurs for the purpose of determining the extent to which any such employee and his or her dependents have satisfied their deductible and whether they have reached the out-of-pocket maximum under any medical employee benefit plan of Acquirer or any Affiliate of Acquirer for the calendar year in which the Closing Date occurs, but, with respect to any actions pursuant to subsection (i) or (ii), above, only (A) to the extent permitted by the terms of such plans, applicable Law and third party insurers and administrators, and (B) if the information necessary to accomplish the actions contemplated by subsections (i) and (ii), above, is accurate and is timely received by Acquirer.

(e)                                  In the event that a Transferred Employee makes a voluntary election pursuant to Section 401(a)(31) of the Code to roll over his or her account balance in the Contributor 401(k) Plan to a tax-qualified defined contribution plan sponsored by Acquirer or one of its Affiliates in which such Transferred Employee is eligible to participate, Acquirer agrees to take commercially reasonable steps to cause such tax-qualified defined contribution plan to accept such rollover in cash, but only to the extent permitted by applicable Law and the terms of such Acquirer plan.  Contributor covenants that, as of the date of each such rollover by a Transferred Employee, the Contributor 401(k) Plan shall be qualified pursuant to Section 401(a) of the Code.

(f)                                   Acquirer shall, or shall cause one of its Affiliates to, provide severance benefits to each non-executive Transferred Employee who is a full-time employee of Acquirer that is terminated involuntarily without “cause”, or resigns for “good reason” (each as defined in the COC Severance Program, provided that in the case of “good reason”, it is expressly understood that the term is evaluated by appropriate comparison to such non-executive Transferred Employee’s prior employment with Eagle Rock Energy G&P, LLC), from Acquirer and its Affiliates during the Continuation Period equal to the amount of the severance benefits to which such Transferred Employee would have been entitled under the COC Severance Program, as set forth in Section 5.8(f) of Contributor’s Disclosure Schedules, as a result of such a termination following a “Change of Control” within the meaning of the COC Severance Program; provided, however, that, if the cost of the severance benefits to be paid by Acquirer or its Affiliates to any Transferred Employee under this Section 5.8(f) exceeds the Severance Cap for that Transferred Employee, then Contributor shall pay Acquirer the amount of such excess within 10 days of Acquirer’s written demand.

(g)                                  If any Executive becomes a Transferred Employee and is terminated involuntarily without “cause”, or resigns for “good reason” (each as defined in such Executive’s Executive Change of Control Agreement, provided that in the case of “good reason”, it is expressly understood that the term is evaluated by appropriate comparison to such Executive’s prior employment with Eagle Rock Energy G&P, LLC), from Acquirer and its Affiliates during the Protection Period (as defined in such Executive’s Executive Change of Control Agreement), Acquirer shall, or shall cause one of its Affiliates to, provide severance benefits to each such Executive equal to the amount of the severance benefits to which such Executive would have been entitled under (i) the Executive Change of Control Agreement and (ii) that certain letter agreement between the Executive and Eagle Rock Energy G&P, LLC dated as of December 23, 2013  (but only with respect to those comparable awards (as determined by Acquirer) granted to Executive under Acquirer’s long-term incentive plan pursuant to Section 5.8(m)), each as applicable to such Executive and as set forth in Section 5.8(g) of Contributor’s Disclosure Schedules, as a result of such a termination following a “Change of Control” within the meaning of such Executive’s Executive Change of Control Agreement.

(h)                                 Acquirer shall, or shall cause one of its Affiliates to, provide compensation to Transferred Employees that is comparable to that which each Transferred Employee would have been entitled to under the awards granted to each such Transferred Employee under the Cash Plan in the ordinary course of business consistent with past practice at least five business days prior to the Closing Date, as set forth in Section 5.8(h) of Contributor’s Disclosure Schedules, and outstanding as of the Closing Date; provided, however, that Acquirer shall be required by the foregoing to provide compensation that is comparable with respect to any award granted to a Transferred Employee under the Cash Plan after December 1, 2013, only if Acquirer preapproves in writing the grant of such award.

(i)                                     Except as otherwise specifically provided for in Section 5.8(j), Contributor shall be solely responsible for and shall timely discharge all liabilities and obligations arising from Contributor’s employment of all its employees, including those who subsequently become Transferred Employees, including salaries, wages, bonuses, payroll Taxes, retirement, and any other claims, obligations and expenses of any kind arising out of the employment by, or termination from the employment of, Contributor.

(j)                                    Acquirer and its Affiliates shall be responsible for any accrued but unpaid bonuses as correctly listed in Section 5.8(j) of Contributor’s Disclosure Schedules (which shall be provided at least 10 days prior to the Closing Date)  payable to any Transferred Employee on or after the Closing Date, subject to the Transferred Employee’s continued employment by Acquirer and its Affiliates through the date such amount would otherwise be paid; provided that, notwithstanding the foregoing, Contributor shall have the ability to pay any such accrued but unpaid bonuses through the Closing Date and, for the avoidance of doubt, neither Acquirer nor its Affiliates shall be responsible hereunder for any such bonuses paid by Contributor.

(k)                                 For purposes of determining the number of vacation days to which each Transferred Employee shall be entitled during the calendar year in which the Closing Date occurs, Acquirer shall honor all accrued or earned vacation days and unused paid time off of such Transferred Employee as of the Closing Date, as correctly set forth in Section 5.8(k) of Contributor’s Disclosure Schedules; provided that, Contributor shall be permitted to update the information on Section 5.8(k) of Contributor’s Disclosure Schedules on or prior to the Closing Date to account for any additional accrued or earned vacation days and unused paid time off as a result of the period between the date hereof and the Closing Date, determined in accordance with the paid-time-off policy of Contributor in effect and provided to Acquirer prior to the date of this Agreement.

(l)                                     Contributor shall be solely responsible for all obligations and liabilities with respect to the continuation coverage requirements of Section 601 et. seq. of ERISA and Section

4980B of the Code and similar state Law for all employees of Contributor and its Affiliates (and their dependents and beneficiaries) who are not Transferred Employees for whom a “qualifying event” or similar event under such Laws occurs or has occurred.

(m)                             Effective as of the Closing, Acquirer shall, or shall cause one of its Affiliates to, replace, for each Transferred Employee, all unvested restricted unit awards granted under Contributor’s Long Term Incentive Plan in the ordinary course of business consistent with past practice at least five business days prior to the Closing Date, as set forth in Section 5.8(m) of Contributor’s Disclosure Schedules and outstanding as of the Closing Date, with a comparable award (as determined by Acquirer) under Acquirer’s long-term incentive plan (with the value of such replacement award determined by reference to the fair market value of Contributor’s and Acquirer’s common units on the Closing Date); provided, however, that Acquirer shall be required by the foregoing to replace any unvested restricted unit award granted under Contributor’s Long Term Incentive Plan after December 1, 2013 only if Acquirer preapproves in writing the grant of such unvested restricted unit award.

(n)                                 The provisions of this Section 5.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Transferred Employee or other current or former employee of Contributor or any of their respective Affiliates, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 5.8) under or by reason of any provision of this Agreement.  Nothing in this Section 5.8 shall create, amend, or terminate or be deemed to create, amend or terminate (or prevent the amendment or termination of) any Employee Benefit Plan or any compensation or benefit plan of Contributor or Acquirer or any of their respective Affiliates. Acquirer shall have no obligation to continue to employ or retain the services of any Transferred Employee for any period of time following the Closing.  Nothing contained in this Agreement or resulting from the transactions contemplated hereunder shall or shall be deemed to create a contract of employment between Acquirer and its Affiliates, on the one hand, and any Midstream Business Employee, on the other hand, and all Transferred Employees shall be regarded as “at will” employees of Acquirer and its Affiliates for all purposes.

Section 5.9                                   Use of Name.

(a)                                 Each of the Acquirer Parties agrees that (except as expressly set forth in this Section 5.9(a)), after the Closing neither Acquirer nor its Affiliates (including Acquirer Sub and the Midstream Entities) shall have any rights in and to the mark “Eagle Rock” or any trademarks, trade names, service marks, trade dress, logos, corporate names, domain names and other source identifiers, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any mark or term confusingly similar thereto or derivative thereof (collectively, the “Contributor Marks”), will not at any time after the Closing market, promote, advertise or offer for sale any products, goods or services utilizing any of the Contributor Marks or otherwise hold itself out as having any affiliation with Contributor or any of its Affiliates.  The Acquirer Parties agree that if any of the assets, including any promotional materials or printed forms, signage and pipelines, bear any of the Contributor Marks, the Acquirer Parties shall, prior to distributing, selling or otherwise making use of such assets, remove, delete or render illegible the Contributor

Mark(s) as they may appear on such assets.  Notwithstanding the foregoing, for a period of 180 days after the Closing Date, the Acquirer Parties may distribute and display marketing, promotional and advertising materials including business cards, stationery, packaging materials, displays, signs, promotional materials and other similar materials that include one or more of the Contributor Marks (collectively, “Supplies”), provided such Supplies (i) were included within the inventory of Midstream Entities as of the Closing, (ii) are used solely in connection with the promotion, marketing, advertising and sale of the Midstream Business’ products of the type sold, and in a manner consistent with that used, prior to the Closing and (iii) clearly indicate that (x) the Midstream Entities are not affiliated with Contributor or any of Contributor’s Affiliates and (y) the inclusion of the Contributor Mark(s) in the Supplies shall not be construed as an endorsement of any of the Midstream Business’ services by Contributor or any of Contributor’s Affiliates.  The Acquirer Parties shall indemnify and hold harmless Contributor and its Affiliates against all Losses asserted against or imposed upon them as a consequence of the use of the Contributor Marks by Acquirer and its Affiliates (including Acquirer Sub and the Midstream Entities) following the Closing.

(b)                                 Each of the Acquirer Parties agrees to cause each Midstream Entity whose name includes the name “Eagle Rock” to, promptly following the Closing, and in any event within ten Business Days after the Closing Date, change its name such that its name does not include the name “Eagle Rock.”

Section 5.10                            Retention of Books and Records.  Contributor will use its commercially reasonable efforts to retain, or to cause its Affiliates (including the Midstream Entities) to retain, and to deliver to Acquirer on the Closing Date all books, records and other documents pertaining to the Midstream Business in existence on the Closing Date and to make the same available after the Closing Date for examination and copying by Acquirer or its Representatives, at Acquirer’s expense, upon reasonable notice.  Acquirer agrees that no such books, records or documents will be destroyed by Acquirer or its Affiliates (including Acquirer Sub and the Midstream Entities) until the later of (a) seven years following the Closing or (b) the expiration of the statute of limitations for the assessment of Taxes in the jurisdiction to which such books, records and documents relate, and that thereafter no such books, records or documents will be destroyed without first advising Contributor in writing and providing to Contributor a reasonable opportunity to obtain possession or make copies thereof at Contributor’s expense.

Section 5.11                            Midstream Permits.  The Acquirer Parties shall be responsible for effecting all updates and amendments and reissuances of Midstream Permits required in connection with or as a result of the transactions contemplated hereby.  Contributor will, and will cause its Affiliates to, reasonably cooperate with the Acquirer Parties in effecting such updates, amendments and reissuances.

Section 5.12                            Guarantees.  Acquirer shall use its commercially reasonable efforts to obtain, on or before the Closing Date (to the extent Contributor so requests), the release of each of the obligations of Contributor (or any Affiliate thereof, other than the Midstream Entities) to guaranty any liability of any Midstream Entity, including the liabilities listed on Section 5.12 of the Contributor’s Disclosure Schedules and, to that end, shall provide such guarantees or other credit support as shall be required to obtain such release.  If Acquirer fails to obtain any such release, Acquirer shall indemnify and hold harmless Contributor in respect of any liability or expense incurred by Contributor (or any Affiliate thereof, other than the Midstream Entities) in respect of any claim made in respect of any such liability or expense arising or incurred after the Closing Date.

Section 5.13                            Restrictive Covenants.

(a)                                 Contributor agrees, to the maximum extent not violative of applicable Laws, that for a period of 18 months following the Closing Date, Contributor will not, nor will it permit any of its Subsidiaries to, directly or indirectly, solicit for employment any Transferred Employee who is or has been employed by any of the Midstream Entities, at, or at any time within one year prior to, the time of the act of solicitation; provided, however, that the foregoing shall not apply to (i) general solicitations, such as through newspaper advertisements not directed at Transferred Employees; (ii) any Transferred Employee whose employment with Acquirer or any of its Affiliates, including the Midstream Entities, is terminated by Acquirer or any of its Affiliates; or (iii) any Transferred Employee who independently contacts Contributor or its Affiliates for purposes of locating employment or engagement separate from that with the Acquirer or any of its Affiliates, including the Midstream Entities.

(b)                                 Contributor agrees, to the maximum extent not violative of applicable Laws, that for a period of 18 months following the Closing Date, Contributor will not, and will not permit any of its Subsidiaries to, engage in the Midstream Business in the counties or parishes (the “Restricted Territory”) in which the Midstream Business conducts operations as of the date of this Agreement (the “Restricted Business”); provided, however, that nothing herein shall be construed to prevent Contributor or its Affiliates from (w) acquiring or owning, directly or indirectly, equity securities of Acquirer or up to 10% of a class of equity securities issued by any Person that engages, directly or indirectly, in the Restricted Business in the Restricted Territory that is publicly traded or listed on any stock exchange or automated quotation system, (x) conducting any midstream operations (including, without limitation, gathering, compressing, treating, processing and transporting natural gas; fractionating and transporting natural gas liquids; crude oil and condensate logistics and marketing; and natural gas marketing and trading) to the extent any of the same is conducted as an ancillary activity to, and substantially in support of, the Upstream Business as and where the Upstream Business is located, notwithstanding that such operations are of the same nature as operations included in the Midstream Business, (y) acquiring or owning any Entity or business that, directly or indirectly, engages in the Restricted Business in the Restricted Territory to the extent that the aggregate net revenue derived from such business represents less than 20% of Contributor’s aggregate consolidated net revenue, or (z) performing its obligations under this Agreement or any Transaction Document.

(c)                                  Notwithstanding anything herein to the contrary, the restrictions set forth in Sections 5.13(a) and 5.13(b) will apply only to Contributor and entities “controlled by” (as such term is defined in the definition of the term Affiliate) Contributor, and Contributor’s successors and assigns.

(d)                                 Contributor acknowledges and agrees that the covenants set forth in this Section 5.13 are reasonable in geographical and temporal scope and in all other respects, and any violation of these restrictions would cause substantial injury to the Acquirer Parties and that the Acquirer Parties would not have entered into this Agreement without receiving the additional consideration offered by Contributor in binding itself and its Affiliates to these restrictions.  In the event of a breach or a threatened breach by Contributor or any of its Affiliates of these restrictions, the Acquirer Parties will be entitled to seek an injunction restraining Contributor or such Affiliate from such breach or threatened breach without the necessity of proving the inadequacy as a remedy of money damages; provided, however, that the right to injunctive relief will not be construed as prohibiting the Acquirer Parties from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

(e)                                  If any court determines that any provision included in this Section 5.13 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Agreement in the jurisdiction of the court that has made the adjudication.

Section 5.14                            Cooperation in Litigation.  Upon reasonable request, the Acquirer Parties and Contributor shall (and shall cause their respective Affiliates to) reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any claim, litigation or other proceeding arising from or related to the conduct of the Business prior to the Closing and involving one or more third Persons.  The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its Affiliates and its and their officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its Affiliates or its and their officers, directors, employees and agents for their time spent in such cooperation.

Section 5.15                            Assistance Obligations of Acquirer.  After the Closing, Acquirer will (and will cause the Midstream Entities and its other Affiliates to) reasonably assist Contributor and its Affiliates in preparing information for various Governmental Authorities or other third Persons after the Closing to the extent that such information relates to the transactions contemplated by this Agreement, the Midstream Business and/or the liabilities of the Midstream Business.  Such information includes, but is not limited to, information required by Contributor and its Affiliates to (a) comply with their financial reporting requirements and (b) submit any claims that would reasonably be expected to be covered under the insurance policies of Contributor or its Affiliates or their respective self-insurance programs, as applicable, in respect of events, circumstances and occurrences prior to Closing.  Contributor shall reimburse Acquirer for all reasonable out-of-pocket expenses (excluding internal costs) actually incurred by Acquirer and its Affiliates in connection with the compliance by Acquirer with its obligations under this Section 5.15.

Section 5.16                            Further Assurances.  From time to time after Closing, Acquirer and Contributor shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements (including executing, acknowledging or delivering written instruments) as may be reasonably requested by the other party in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including (a) if requested by Contributor or its Affiliates, the (x) conveyance or assignment (including partial assignment, if appropriate) to Contributor (or one of its Affiliates) of any asset (including any contract) of the Retained Business that was erroneously conveyed to Acquirer (including by way of inclusion in the Midstream Entities) by Contributor at the Closing or (y) assumption by Acquirer (or one of its Affiliates) of any liability of the Midstream Business that was erroneously retained by Contributor or any of its Affiliates at the Closing and (b) if requested by Acquirer or its Affiliates (including, from and after the Closing, the Midstream Entities), the (x) conveyance or assignment (including partial assignment, if appropriate) to Acquirer (or one of its Affiliates) of any asset (including any contract) of the Midstream Business that was erroneously not conveyed to Acquirer (including by way of conveyance to the Midstream Entities) at the Closing or (y) assumption by Contributor (or one of its Affiliates) of any liability of the Retained Business that was erroneously assumed by Acquirer (including by way of assumption or inclusion in the Midstream Entities) at the Closing.

Section 5.17                            Insurance.  From and after the Closing, if Contributor receives insurance proceeds with respect to Losses incurred after the Closing Date payable to any Midstream Entity as an insured under the insurance policies currently maintained by Contributor and its Affiliates on behalf of the Midstream Entities, Contributor shall pay such proceeds to Acquirer.  From and after the Closing, if the Acquirer Parties or the Midstream Entities receive insurance proceeds with respect to Losses incurred prior to the Closing Date payable to any Midstream Entity as an insured under the insurance policies currently maintained by Contributor and its Affiliates on behalf of the Midstream Entities, Acquirer shall, or shall cause Acquirer Sub or the applicable Midstream Entity to, pay such proceeds to Contributor.  From and after the Closing Date, the Midstream Entities shall cease to be insured by Contributor’s or Contributor’s Affiliates’ (other than the Midstream Entities) insurance policies or by any of Contributor’s or Contributor’s Affiliates’ (other than the Midstream Entities) self-insured programs.  For the avoidance of doubt, following the Closing, Contributor and its Affiliates shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs.  Prior to and after the Closing, Contributor and its Affiliates (including, prior to the Closing Date, the Midstream Entities) shall reasonably cooperate with Acquirer to assist Acquirer in obtaining, at Acquirer’s sole cost and expense, replacement insurance policies for the Midstream Entities and the Midstream Business, including any extensions of reporting periods under existing policies (for the benefit of the Midstream Entities) or procurement of tail insurance policies (for the benefit of the Midstream Entities).

Section 5.18                            Exchange Offer.

(a)                                 As promptly as reasonably practicable following the execution of this Agreement, Acquirer shall prepare a written offer to purchase any and all issued and outstanding Everest Notes in exchange for an equal principal amount of Exchange Notes pursuant to the Exchange Offer (such written offer, including any amendments or supplements thereto, the “Offer to Exchange”) and, subject to compliance with applicable requirements of the Securities Act and Exchange Act and the rules and regulations promulgated thereunder, as promptly as reasonably practicable following receipt of (i) the Carve-Out Financial Statements and (ii) a written request from the Contributor, commence the Exchange Offer; provided, however, failure of Acquirer to commence the Offer to Exchange because Contributor fails to make the written request referred to in this sentence shall not constitute a breach of this Agreement so long as Acquirer is otherwise in compliance with this Section 5.18. Without Acquirer’s approval in its sole discretion, the duration of such Exchange Offer shall not exceed 20 Business Days and will not be extended, except to accommodate the Closing Date.  Acquirer shall also take any action required to be taken under any applicable state securities Laws in connection with the Exchange Offer, and Contributor shall furnish all information concerning Contributor and the holders of Everest Notes as may be reasonably requested in connection with any such action. No amendment or supplement to the Offer to Exchange will be made by Acquirer without Contributor’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing Contributor a reasonable opportunity to review and comment thereon. The Exchange Offer will comply in all material respects with all applicable requirements of the federal securities laws, and the Offer to Exchange will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the completion of the Exchange Offer, any information relating to Acquirer or Contributor, or any of their respective Affiliates, officers or directors, is discovered by Acquirer or Contributor that should be set forth in an amendment or supplement to the Offer to Exchange, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly circulated to the holders of Everest Notes.  Acquirer shall use its commercially reasonable efforts to complete the Exchange Offer (which completion for purposes of this Section 5.18(a) shall consist of the commencement of the Exchange Offer as contemplated herein and keeping such Exchange Offer open for a minimum of 20 Business Days after its commencement, and if the Closing occurs, accepting for exchange all Everest Notes validly tendered for exchange and not withdrawn).

(b)                                 The Parties acknowledge and agree that, upon Contributor’s request submitted in writing to Acquirer within 10 calendar days prior to the commencement of the Exchange Offer as provided for in Section 5.18(a), the terms of the Exchange Offer may include a solicitation of consents (the “Consent Solicitation”) from the holders of the Everest Notes to a supplemental indenture amending and supplementing the Everest Indenture in order to amend or delete those restrictive covenants and events of default in the Everest Indenture identified in Everest’s written request and in the manner specified by Everest in such written request, and further acknowledge and agree that any consent fee or similar payment offered to holders of the Everest Notes in consideration of their consents to such supplemental indenture shall be paid by Contributor, and that Acquirer and its Affiliates shall not have any responsibility for the payment thereof.

(c)                                  Acquirer and Contributor shall each bear their own expenses with respect to the Exchange Offer.

(d)                                 Acquirer shall keep Contributor informed with respect to all material activity concerning the status of the Exchange Offer and, without limiting the generality of the foregoing, will promptly provide to Contributor all reports issued by the exchange agent for the Exchange Offer as to the principal amounts of Everest Notes tendered pursuant to the Exchange Offer.

(e)                                  Acquirer shall, and shall cause its Affiliates to, indemnify and hold harmless Contributor and its Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Exchange Offer, but not the Consent Solicitation, but solely to the extent that such losses arise out of any written information that is (i) included in the Offer to Exchange and (ii) provided by Acquirer or its Representatives for use therein; provided, however, that Acquirer shall be permitted to use all material information regarding the Midstream Business that is determined by Acquirer, in its sole discretion, to be necessary to include in the Exchange Offer.  Contributor shall, and shall cause its Affiliates to, indemnify and hold harmless Acquirer and its Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the Consent Solicitation or arrangement thereof but not the Exchange Offer.  All non-public or otherwise confidential information regarding the Midstream Business obtained by Acquirer, its Affiliates or their respective Representatives pursuant to this Section 5.18 shall be kept confidential in accordance with the Confidentiality Agreement, except that Acquirer shall be permitted to disclose such information to rating agencies to the extent necessary in connection with the Exchange Offer.

(f)                                   Promptly after the Settlement Date, Contributor shall take such action as the trustee for the Everest Notes and The Depository Trust Company may require in order to cancel all Everest Notes exchanged in the Exchange Offer, and upon the request of Contributor the Acquirer shall take such reasonable actions (which shall not include the payment of any cost or expense) to cooperate with Contributor to accomplish such cancellation.

(g)                                  As soon as practicable after the Closing, Contributor shall deliver to Acquirer written confirmation from the trustee under the Everest Indenture that all of the Everest Notes validly tendered and not withdrawn and accepted for exchange pursuant to the Exchange Offer in accordance with Section 2.1(c) have been cancelled, and accordingly have ceased to be outstanding.

Section 5.19                            Privileged Matters; Waiver of Conflicts.  The parties hereto acknowledge and agree that the information relating to or arising out of the legal advice or services that have been or will be provided prior to the Closing Date for the benefit of both Contributor or its Affiliates (other than the Midstream Entities) and the Midstream Entities shall be subject to a shared privilege between Contributor, on the one hand, and the Midstream Entities, on the other hand, and Contributor and the Midstream Entities shall have equal right to assert all such shared privileges in connection with privileged information under any applicable Laws and no such shared privilege may be waived by (a) Contributor without the prior written consent of Acquirer or (b) by Acquirer, Acquirer Sub or any Midstream Entity without the prior written consent of Contributor; provided, however, that any information relating to or arising out of any legal advice or services provided, whether before or after the Closing Date, with respect to any matter for which an Indemnifying Party has an indemnification obligation hereunder, shall be subject to the sole and separate privilege of such Indemnifying Party, and such Indemnifying Party shall be entitled to control the assertion or waiver of all such separate privileges under any applicable Law in connection with any privileged information, whether or not such information is in the possession of or under the control of any Indemnified Party.  Acquirer, on behalf of itself and its Affiliates, including, following the Closing, the Midstream Entities, hereby agrees that, notwithstanding any representation of the Midstream Entities by Contributor’s internal legal counsel, Vinson & Elkins L.L.P., Richards Layton & Finger, P.A. or Potter Anderson Corroon LLP prior to the Closing, such internal counsel and law firms may, following the Closing, represent Contributor and its Affiliates in any matter (including with respect to claims and legal proceedings arising under or with respect to this Agreement and the transactions contemplated hereby), and on behalf of itself, its Affiliates and, following the Closing, the Midstream Entities, Acquirer hereby irrevocably waives any conflicts arising out of such representation.

Section 5.20                            Pre-Closing Transfers.

(a)                                 Following the date hereof, Contributor shall use commercially reasonable efforts to cause the Pre-Closing Transfers to occur on or prior to the Closing pursuant to the Assignment and Assumption Agreement in the form attached hereto as Exhibit B.

(b)                                 Following the date hereof, Contributor shall cause the Administrative Services Agreement to be amended to remove the Midstream Entities as members of the “Partnership Group” (as defined in the Administrative Services Agreement) as of the Closing.

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, novate or transfer any asset, Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment, novation or transfer thereof, without the consent of a third party, would constitute a breach or other contravention thereof or would in any way adversely affect the rights of the Midstream Entities, the Acquirer Parties or Contributor (as applicable) thereto or thereunder. Contributor will prior to or after the Closing, use its commercially reasonable efforts to obtain any consent necessary for the assignment, novation or transfer of any such asset, Contract or any claim or right or any benefit arising thereunder or resulting therefrom to an Acquirer Party. If prior to the Closing Date any such consent has not been obtained, or if an attempted assignment, novation or transfer thereof would be ineffective or would adversely affect the rights of the Midstream Entities or the Acquirer Parties so that the Midstream Entities or the Acquirer Parties would not in fact receive all such rights, Contributor and Acquirer will cooperate in a mutually agreeable arrangement for a period not to exceed one year under which Acquirer would obtain the benefits and assume the obligations and bear the economic burdens associated with, such asset, Contract or any claim or right or any benefit arising thereunder or resulting therefrom in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Acquirer, or under which Contributor would enforce for the benefit of Acquirer any and all of their rights against a third party associated with such asset, Contract or any claim or right or any benefit arising thereunder or resulting therefrom (collectively, “Third Party Rights”), and Contributor would promptly pay to Acquirer when received all monies received by them under any such Third Party Rights.

(d)                                 On or prior to January 15, 2014, Contributor shall deliver to Acquirer a schedule setting forth the assets and liabilities to be transferred in connection with the Pre-Closing Transfers (the “Pre-Closing Transfer Schedule”), which Pre-Closing Transfer Schedule may be updated by Contributor prior to Closing with the prior written consent of Acquirer, which consent shall not be unreasonably withheld (it being understood that no such consent shall be required for assets and liabilities acquired or incurred after the date hereof in compliance with Section 5.2).

Section 5.21                            NYSE Listing.  Acquirer will use its commercially reasonable efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the Acquirer Common Units comprising the Equity Consideration.

ARTICLE VI

CLOSING

Section 6.1                                   Conditions Precedent to Obligations of the Parties.  The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:

(a)                                 this Agreement and the Midstream Contribution shall have been approved by the affirmative vote or consent of holders (as of the record date for the Unitholder Meeting) of a majority of the outstanding Common Units (the “Unitholder Approval”);

(b)                                 no order or injunction (whether preliminary or permanent) issued by a court of competent jurisdiction or other Governmental Authority restraining or prohibiting in any material respect the consummation of the transactions contemplated hereby or contemplated by the other Transaction Documents (brought by a Third Party) shall be in effect;

(c)                                  all applicable waiting periods under the HSR Act shall have expired or been terminated; and

(d)                                 no Law shall have been promulgated or enacted by any Governmental Authority, which would prevent or make illegal in any material respect the consummation of the transactions contemplated hereby or by the other Transaction Documents.

Section 6.2                                   Conditions Precedent to Obligations of the Acquirer Parties.  The obligations of the Acquirer Parties to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)                                 the representations and warranties of Contributor set forth herein shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality,” “Contributor Material Adverse Effect” or “Midstream Material Adverse Effect” set forth in any individual such representation or warranty) would not have a Midstream Material Adverse Effect;

(b)                                 since the date of this Agreement, there shall not have occurred any Midstream Material Adverse Effect;

(c)                                  Contributor shall have caused the Midstream Entities and their assets to be fully released and discharged from all obligations in respect of the Contributor Credit Agreement;

(d)                                 Contributor shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;

(e)                                  Contributor shall have provided evidence of the removal of all Persons with signatory authority over any bank or depository accounts in the name of Marketing LLC, Pipeline LLC, ERGS, Pipeline LP and Midstream LP;

(f)                                   effective as of the Closing Date, each of the individuals set forth on Section 6.2(f) of Contributor’s Disclosure Schedules from the board of managers, board of directors or similar governing body of each of the Midstream Entities shall have resigned and Contributor shall have provided such resignations to Acquirer;

(g)                                  Acquirer shall have received the Carve-out Financial Statements;

(h)                                 Acquirer shall have executed and delivered the Transition Services Agreement in a form having the terms attached hereto as Exhibit E and such other terms as the Parties may mutually agree (the “Transition Services Agreement”);

(i)                                     Acquirer shall have received the items listed in Section 6.4; and

(j)                                    Contributor shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit EF (the “Escrow Agreement”).

Section 6.3                                   Conditions Precedent to Obligations of Contributor.  The obligation of Contributor to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)                                 the representations and warranties of the Acquirer Parties set forth herein shall be true and correct in all material respects (without giving effect to any limitations as to “materiality” or “Acquirer Material Adverse Effect” set forth in any individual representation or warranty) at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date;

(b)                                 since the date of this Agreement, there shall not have occurred an Acquirer Material Adverse Effect;

(c)                                  the Acquirer Parties shall have performed and complied in all material respects with each of the covenants, obligations and agreements required in this Agreement to be performed or complied with by such Acquirer Party on or prior to the Closing Date;

(d)                                 Acquirer shall have delivered, or caused to be delivered, to Contributor evidence of the wire transfer referred to in Section 6.5(a);

(e)                                  all conditions to the consummation of the Exchange Offer shall have been satisfied and not waived (other than with the prior written consent of the Parties), and the

Exchange Offer may be consummated in accordance with applicable Law immediately after the transactions described in Section 2.1(a) and (b) are consummated at the Closing;

(f)                                   the Acquirer Common Units comprising the Equity Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(g)                                  Acquirer shall have executed and delivered the Registration Rights Agreement and shall have executed and delivered a certificate duly executed by an executive officer of Acquirer confirming that as of the date of the certificate Acquirer is prepared to file and will file the registration statement contemplated by the Registration Rights Agreement on the first business day following the Closing;

(h)                                 Acquirer shall have executed and delivered the Transition Services Agreement;

(i)                                     Acquirer shall have executed and delivered the Escrow Agreement; and

(j)                                    Contributor shall have received the items listed in Section 6.5.

Section 6.4                                   Contributor Deliveries.  At the Closing, subject to the terms and conditions of this Agreement, Contributor shall deliver, or cause to be delivered, to Acquirer:

(a)                                 a counterpart of the Debt Assumption Agreement solely with respect to the Everest Notes validly tendered and not withdrawn and accepted for exchange pursuant to Section 2.1(c), duly executed by the Everest Notes Issuers;

(b)                                 the Subject Interests by delivering a written instrument of assignment and evidence of the transfer thereof, free and clear of any Encumbrances or interests of any Third Party (other than Encumbrances existing under the Partnership Agreement or those arising under applicable securities Laws);

(c)                                  a certificate duly executed by the Secretary or an Assistant Secretary of the general partner of Contributor, dated the Closing Date, in form and substance reasonably satisfactory to Acquirer, attesting to (i) the Partnership Agreement of Contributor and (ii) the resolutions of the Contributor Board authorizing the execution and delivery of the Transaction Documents to which Contributor is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(d)                                 a certificate duly executed by an executive officer of Contributor, dated the Closing Date, in form and substance reasonably satisfactory to Acquirer, to the effect that each of the conditions specified in Section 6.1(a) and Section 6.2(a) and Section 6.2(b) have been satisfied in all respects;

(e)                                  a certificate duly executed by Contributor, dated as of the Closing Date, in the form specified by Treasury Regulations Section 1.1445-2(b)(2), certifying Contributor’s non-foreign status;

(f)                                   Schedule 7.4(a) as described in Section 7.4(a); and

(g)                                  evidence of the novation (from Contributor to Acquirer) of the Commodity Derivative Instruments set forth on Schedule 6.4(g).

Section 6.5                                   Acquirer Parties Deliveries.  At the Closing, subject to the terms and conditions of this Agreement, the Acquirer Parties shall deliver, or cause to be delivered, to Contributor:

(a)                                 the (i) Closing Cash Consideration by wire transfer of immediately available funds, to an account designated in writing (or via email) by Contributor at least one Business Day prior to the Closing, and (ii) certificate of Acquirer’s transfer agent certifying as to the book entry of the Equity Consideration in accordance with Section 2.3(d)(ii);

(b)                                 a counterpart of the Debt Assumption Agreement solely with respect to the Everest Notes validly tendered and not withdrawn and accepted for exchange pursuant to Section 2.1(c), duly executed by Acquirer;

(c)                                  with respect to Acquirer a certificate duly executed by the Secretary or an Assistant Secretary of the general partner of Acquirer, dated the Closing Date, in form and substance reasonably satisfactory to Contributor, attesting to the resolutions of the Board of Directors or other governing body of the general partner of Acquirer authorizing the execution and delivery of the Transaction Documents to which Acquirer is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(d)                                 a certificate duly executed by an executive officer of Acquirer, dated the Closing Date, in form and substance reasonably satisfactory to Contributor, to the effect that each of the conditions specified in Section 6.3(a) and Section 6.3(c) have been satisfied in all respects; and

(e)                                  an opinion of counsel to Acquirer in substantially the form attached hereto as Exhibit D.

ARTICLE VII

TAX MATTERS

Section 7.1                                   Pre-Closing Taxes.  Contributor will prepare or cause to be prepared Tax Returns required to be filed by the Midstream Entities for any taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”) relating, in whole or in part, to Contributor Taxes.  Acquirer will prepare all other Tax Returns required to be filed after the Closing Date by the Midstream Entities for any Pre-Closing Tax Period.  Acquirer will cause such Tax Return to be filed timely with the appropriate Governmental Authority and will provide a copy to Contributor. Acquirer will timely pay or cause to be paid all Taxes shown as due on such Tax Return. Not later than five days prior to the due date for payment of Taxes with respect to any Tax Return for any Pre-Closing Tax Period, Contributor will pay to (or at the direction of) Acquirer the amount of any Taxes shown as due on such Tax Return that are Contributor Taxes, to the extent such amount exceeds the amount taken into account as a Current Liability in the calculation of Final Working Capital.

Section 7.2                                   Post-Closing Taxes.

(a)                                 Straddle Period Tax Returns.  Acquirer will prepare or cause to be prepared Tax Returns required to be filed by the Midstream Entities for any taxable period beginning before and ending after the Closing Date (“Straddle Period”). Not later than 30 days prior to the due date for filing any such Tax Return relating, in whole or in part, to Contributor Taxes, Acquirer will deliver a copy of each such Tax Return to Contributor for its review and reasonable comment, and such reasonable comments shall be taken into account.  Acquirer will cause such Tax Return to be filed timely with the appropriate Governmental Authority and will provide a copy to Contributor. Acquirer will timely pay or cause to be paid all Taxes shown as due on Straddle-Period Tax Returns. Not later than five days prior to the due date for payment of Taxes with respect to any Straddle Period Tax Return, Contributor will pay to (or at the direction of) Acquirer the amount of any Taxes shown as due on such Tax Return that are Contributor Taxes, as determined in accordance with Section 7.2(b), to the extent such amount exceeds the amount taken into account as a Current Liability in the calculation of Final Working Capital.

(b)                                 Allocation of Taxes.  Taxes for a Straddle Period that are allocable to the portion of such Straddle Period ending on the Closing Date are determined in the following manner: (i) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Midstream Entities, such amount will be deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; provided that, in each case, any franchise Tax or other Tax providing the right to do business will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax; and (ii) in the case of all other Taxes, deemed equal to the amount which would be payable as computed on a “closing-of-the-books” basis if the relevant Straddle Period ended on and included the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period up to and including the Closing Date and the remainder of such Straddle Period in proportion to the number of days in each period.

Section 7.3                                   Transfer Taxes.  Any transfer, documentary, sales, use, stamp, registration and similar taxes (“Transfer Taxes”) and fees arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne entirely by Acquirer.

Section 7.4                                   Tax Treatment and Contribution Consideration Allocation.

(a)                                 The Parties intend, for U.S. federal income Tax purposes, that: (i) the Midstream Contribution shall be treated consistent with (A) a contribution by Contributor to Acquirer of a portion of the Midstream Assets in exchange for the Equity Consideration, the reimbursement of Preformation Capital Expenditures (as defined below) and the assumption by Acquirer of any qualified liabilities within the meaning of Section 1.707-5(a)(6) of the Treasury Regulations (any such liability, a “Qualified Liability”) in a transaction consistent with the requirements of Section 721(a) of the Code and (B) a sale by Contributor to Acquirer of a portion of the Midstream

Assets in exchange for the Closing Cash Consideration (other than Closing Cash Consideration equal to the amount of any Preformation Capital Expenditures), plus the excess of the liabilities (other than Qualified Liabilities) assumed by Acquirer over Contributor’s share of such liabilities immediately after such assumption, as determined for the purposes of U.S. Treasury Regulations Section 1.707-5(a)(1), in each case subject to the provisions of Treasury Regulations Section 1.707-5(a)(5); (ii) the Acquirer shall be treated as having assumed or taken the Midstream Assets subject to the Everest Notes Indebtedness; (iii) the portion of the Everest Notes Indebtedness shown as “Qualified Liabilities” in Schedule 7.4(a), which shall be provided by Contributor to Acquirer at Closing, shall be treated as Qualified Liabilities; and (iv) the amount shown as “Preformation Capital Expenditures” in Schedule 7.4(a), which shall be provided by Contributor to Acquirer at Closing, shall be treated as capital expenditures satisfying the requirements of U.S. Treasury Regulations Section 1.707-4(d)(1) and (2) (any such expenditures, “Preformation Capital Expenditures”).  The tax treatment described in the preceding sentence is referred to as the “Intended Tax Treatment.”  The Parties agree to file all Tax Returns and otherwise act at all times in a manner consistent with the Intended Tax Treatment, except to the extent that: (1) such Party is bound by a final determination (as defined in Section 1313 of the Code) that is inconsistent with such treatment, or (2) Acquirer determines that there is not a “reasonable basis” (as defined for the purposes of Section 6662 of the Code) under applicable Law for one or more aspects of the Intended Tax Treatment and Contributor is unable to provide a legal opinion from Vinson & Elkins LLP (or a law firm of similar reputation) that there is a “reasonable basis” (as defined for the purposes of Section 6662 of the Code) for such aspects of the Intended Tax Treatment.  The costs of any legal opinion shall be borne by Contributor.

(b)                                 No later than 15 Business Days prior to Closing, Acquirer shall deliver to Contributor a proposed allocation of the Contribution Consideration and any other items constituting consideration for applicable income Tax purposes (to the extent known at such time) among the assets owned by the Midstream Entities that complies with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”).  Contributor shall review the proposed Allocation and provide reasonable comments, if any, to Acquirer no later than 10 Business after receiving the proposed Allocation from Acquirer.  Contributor and Acquirer shall use commercially reasonable efforts to agree upon the Allocation by Closing.  If the Parties agree upon the Allocation, the Parties (a) shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Contribution Consideration pursuant to this Agreement, (b) shall, and shall cause their Affiliates to, report consistently with the Allocation in all Tax Returns (including IRS Form 8594, as appropriate), which Acquirer and Contributor shall timely file with the IRS, (c) shall not, and cause their Affiliates not to, take any position in any Tax return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code, and (d) shall promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

Section 7.5                                   Cooperation on Tax Matters.  Acquirer and Contributor shall cooperate fully as and to the extent reasonably requested by the other Party in connection with the filing of Tax Returns and any audit or contest with respect to Taxes imposed on or with respect to the assets, operations or activities of the Midstream Entities.  Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or audit or contest. The Parties agree to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Parties (including with respect to the transactions contemplated hereby).

Section 7.6                                   Amended Tax Returns and Settlements.  Unless required by applicable Law or except as set forth below, no amended Tax Return with respect to a Pre-Closing Tax Period or Straddle Period shall be filed and no settlement with regard to Taxes shall be agreed by or on behalf of a Midstream Entity or with respect to the Midstream Business without consent of the Contributor if such amended Tax Return or settlement would materially increase the amount of Contributor Taxes.  Notwithstanding the above, the Acquirer may file or cause to be filed such an amended Tax Return or agree to or cause to be agreed to such a settlement with regard to Taxes even if not required by applicable Law without the consent of the Contributor, provided that any additional Taxes resulting therefrom will not be deemed to constitute Contributor Taxes and will be treated for all purposes of this Agreement as an amount described in Section 9.2(b)(v).

Section 7.7                                   Tax Refunds.  The amount of any refunds of Taxes described in Contributor Taxes (in respect of a Straddle Period, determined in accordance with the principles of Section 7.2(b)) shall be for the account of the Contributor.  The amount of any refund of any other Taxes of the Midstream Entities or with respect to the Midstream Business shall be for the account of the Acquirer.  Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a refund of Tax pursuant to this Section 7.7 the amount of such refund within 30 days after such refund is received, net any reasonable costs or expenses incurred by such party or its Affiliates in procuring such refund.

ARTICLE VIII
TERMINATION

Section 8.1                                   Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                 by the mutual written consent of Contributor and the Acquirer Parties;

(b)                                 by Contributor or Acquirer if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Contributor, on the one hand, or Acquirer, on the other hand, if such order was primarily due to the failure of Contributor, on the one hand, or the Acquirer Parties, on the other hand, to perform any of its obligations under this Agreement;

(c)                                  by Acquirer if (i) Contributor shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) if any representation or warranty of Contributor shall have become untrue, and, with respect to either (i) or (ii) above, the conditions set forth in Section 6.2(a) or Section 6.2(d) would not be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), shall not have been cured (or become true) within 30 days following receipt by Contributor of notice of such breach, failure or untruth from Acquirer;

(d)                                 by Contributor if (i) an Acquirer Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) if any representation or warranty of an Acquirer Party shall have become untrue, and, with respect to either (i) or (ii) above, the conditions set forth in Section 6.3(a) or Section 6.3(c) would not be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), shall not have been cured (or become true) within 30 days following receipt by Acquirer of notice of such breach, failure or untruth from Contributor;

(e)                                  by Contributor or Acquirer if the Closing does not occur on or before July 31, 2014 (the “Outside Date”); provided, that such failure of the Closing to occur is not primarily due to the failure of such Party to perform and comply with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

(f)                                   by Contributor or Acquirer if the Unitholder Meeting shall have concluded and the Unitholder Approval shall not have been obtained;

(g)                                  by Acquirer, if a Contributor Change in Recommendation shall have occurred;

(h)                                 by Contributor, if Contributor is terminating to enter into a definitive agreement relating to a Superior Proposal in accordance with Section 5.4, provided that Contributor has complied with Section 8.4(c); or

(i)                                     by Acquirer, if Acquirer has not received the Carve-out Financial Statements on or prior to January 21, 2014; provided, however, that Acquirer may only terminate this Agreement pursuant to this Section 8.1(i) (i) beginning on the later of (A) January 21, 2014 and (B) the date on which the Commission notifies Acquirer that it has no further comments to Acquirer’s registration statement on Form S-4 (File No. 333-192184) related to the Merger Agreement other than comments concerning the requirement to include the Carve-Out Financial Statements in such filing and matters relating thereto and (ii) for only so long as Acquirer has not received the Carve-out Financial Statements prior to delivery of the notice of termination as described in Section 8.2; and provided further, however, that if Acquirer elects to terminate this Agreement pursuant to this Section 8.1(i), Contributor shall have no liability for any failure to comply with any covenants or agreements contained herein or for any breaches of any representations or warranties of Contributor contained herein.

Section 8.2                                   Procedure Upon Termination.  In the event of termination of this Agreement by Acquirer or Contributor, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by Acquirer or Contributor.

Section 8.3                                   Effect of Termination.  In the event that this Agreement is validly terminated as provided in Section 8.1, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Acquirer Parties or Contributor; provided, that the agreements and obligations of the Parties set forth in this Section 8.3, Section 8.4, Article IX and Article X hereof shall survive any such termination and shall be enforceable hereunder; provided further, that, subject to Section 8.1(i) and Section 8.4(e), nothing in this Section 8.3 shall relieve any of the Acquirer Parties or Contributor of any liability for any failure to comply with any covenant or agreements contained herein or any knowing or intentional breach by the Acquirer Parties of Section 4.4, except that the parties agree that the Acquirer Parties’ sole and exclusive remedy for Contributor’s breach of Section 5.5(c) or for the failure of the condition set forth in Section 6.2(g) shall be the termination right set forth in Section 8.1(i).

Section 8.4                                   Fees and Expenses.

(a)                                 In the event that (i) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Unitholder Meeting (or, if the Unitholder Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 8.1(e)) and (ii) this Agreement is terminated by Contributor or Acquirer pursuant to Section 8.1(e) or Section 8.1(f) and (iii) Contributor enters into a definitive agreement with respect to, or consummates, such Alternative Proposal within nine months after the date this Agreement is terminated, then Contributor shall pay to Acquirer the Termination Fee, upon the earlier of the public announcement that Contributor has entered into such definitive agreement or the consummation of any such transaction.  For purposes of this Section 8.4(a), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 5.4(g)(i), except that the references to “20% or more” shall be deemed to be references to “more than 50%.”

(b)                                 In the event this Agreement is terminated by Acquirer pursuant to Section 8.1(g), then Contributor shall pay to Acquirer, within two Business Days after the date of termination, the Termination Fee.

(c)                                  In the event this Agreement is terminated by Contributor pursuant to Section 8.1(h), then Contributor shall immediately prior to or simultaneously with such termination pay to Acquirer the Termination Fee.

(d)                                 Any payment of the Termination Fee (or applicable portion thereof) shall be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(e)                                  Contributor acknowledges that the provisions of this Section 8.4 are an integral part of the transactions contemplated hereby and that, without these agreements, Acquirer would not enter into this Agreement.  The parties agree that in the event that Contributor pays the Termination Fee to Acquirer, Contributor shall have no further liability to Acquirer of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall Contributor be required to pay the Termination Fee on more than one occasion.

(f)                                   As used herein, “Termination Fee” shall mean a cash amount equal to $42,168,750.

ARTICLE IX
INDEMNIFICATION

Section 9.1                                   Survival of Representations and Warranties and Covenants.  None of the (a) representations and warranties in Article III or Article IV of this Agreement or (b) covenants, obligations and agreements set forth in Article V (to the extent required to be performed or complied with on or prior to the Closing Date) shall survive the Closing; provided, however, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.5, Section 3.6(b), Section 3.17, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.13(d) and Section 4.19 (the “Fundamental Representations”) shall survive until 11:59 p.m. Eastern time on the day that is 30 days after the expiration of the applicable statute of limitations.  The covenants contained in Section 5.5(d) and (e) and Section 5.6 through Section 5.20 shall survive the Closing until fully performed.  For the avoidance of doubt, the covenants and other agreements of Acquirer set forth in Article II shall survive the Closing until fully performed.

Section 9.2                                   Indemnification.

(a)                                 If the Closing shall occur, Contributor, subject to the limitations set forth in this Article IX, will indemnify, defend and hold harmless Acquirer and its Affiliates (including Acquirer Sub and the Midstream Entities) and each of their respective officers and directors (collectively, the “Acquirer Indemnitees”) against and in respect of any and all Losses actually incurred by Acquirer Indemnitees based upon, resulting from or arising out of:

(i)                                     the Retained Business (including the Upstream Business) and the assets and contracts transferred or assigned to Contributor in connection with the Pre-Closing Transfer;

(ii)                                  the Proxy Statement, except for Losses based upon an untrue statement or alleged untrue statement in or omission or alleged omission from the Proxy Statement in reliance upon or related to information furnished to Contributor by Acquirer;

(iii)                               Contributor’s breach of its Fundamental Representations;

(iv)                              Contributor’s breach after the Closing Date of any covenant or agreement of Contributor contained in Section 5.7(b), Section 5.13, Section 5.16, Section 5.17 or Section 5.19 any other Transaction Document, or any certificates delivered in connection herewith or therewith;

(v)                                 Contributor Taxes; and

(vi)                              Contributor Employee Benefit Plans and compliance with applicable Law relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, discrimination, civil rights, worker safety and health and workers’ compensation, in each case for the period prior to Closing.

(b)                                 If the Closing shall occur, Acquirer, subject to the limitations set forth in this Article IX, will indemnify, defend and hold harmless Contributor and its Affiliates and each of their respective officers, employees, directors and equity holders (collectively, the “Contributor

Indemnitees”) against and in respect of any and all Losses actually incurred by Contributor Indemnitees based upon, resulting from or arising out of:

(i)                                     the Midstream Business, including any assets or contracts transferred or assigned to an Acquirer Party in connection with the Pre-Closing Transfer;

(ii)                                  any untrue statement or alleged untrue statement in or omission or alleged omission from the Proxy Statement in reliance upon or related to information furnished to Contributor by Acquirer;

(iii)                               an Acquirer Party’s breach of its Fundamental Representations;

(iv)                              an Acquirer Party’s breach after the Closing Date of any covenant or agreement of an Acquirer Party contained in Section 2.5, Section 5.7(a), Section 5.8, Section 5.9, Section 5.10, Section 5.12, Section 5.15, Section 5.16, Section 5.17, Section 5.19 or Section 5.21 any other Transaction Document or any certificates delivered in connection herewith or therewith;

(v)                                 any and all Taxes (A) that Acquirer is obligated to pay as set forth in Article VII, or (B) of or with respect to the Acquirer Parties, Midstream Entities, Joint Venture Entities or the Midstream Business attributable to any tax period beginning after the Closing Date or the portion of any Straddle Period beginning immediately after the Closing Date (determined in accordance with Section 7.2(b)); and

(vi)                              Acquirer’s use of the Carve-Out Financial Statements (except to the extent and only to the extent that such Carve-Out Financial Statements do not fairly present in all material respects the financial position of the Midstream Business as of the dates thereof and the results of operations and cash flows for the periods then-ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments)).

Section 9.3                                   Contributor Representation Breach Adjustment.

(a)                                 No later than five Business Days before the Closing Date, Acquirer shall deliver to Contributor a notice (a “Contributor Representation Breach Notice”) setting forth in reasonable detail (including any documentary evidence in support thereof) any Losses that Acquirer alleges would be actually incurred as of such date (as though the Closing were to occur on such date) by the Acquirer Indemnitees based upon or arising out of a breach of any representation or warranty of Contributor set forth in Article III of this Agreement other than the Fundamental Representations (any such breach being a “Contributor Representation Breach” and any such Loss, a “Contributor Representation Breach Loss”).  Notwithstanding the foregoing:

(i)                                     No Loss shall be deemed to be a Contributor Representation Breach Loss or constitute the basis for a reduction in the Contribution Consideration in accordance with Section 2.3(c)(iii) if such Loss relating to any single event or series of related events does not exceed $1,000,000.

(ii)                                  The Acquirer Indemnitees shall not be entitled to a reduction in the Contribution Consideration in accordance with Section 2.3(c)(iii) unless and until the aggregate amount of all such Contributor Representation Breach Losses exceeds $13,250,000 (the “Minimum Loss”) and otherwise satisfy all other requirements under this Section 9.3.  After the Minimum Loss is exceeded, Acquirer Indemnitees shall be entitled to a reduction in the Contribution Consideration in accordance with Section 2.3(c)(iii) only for such Contributor Representation Breach Losses in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Agreement.

(iii)                               The maximum amount of any Contributor Representation Breach Losses shall not exceed and the maximum Contributor Representation Breach Adjustment shall not exceed $132,500,000 (the “Cap”).

(iv)                              No Current Liabilities used in the calculation of Working Capital shall also be deemed to be a Contributor Representation Breach Loss.

(v)                                 To the extent any amounts or savings described in Section 9.4(a) are recovered or realized, Acquirer shall reimburse Contributor for such amounts in cash or immediately available funds within 30 Business Days after such recovery or realization.

(b)                                 If Acquirer fails to deliver a Contributor Representation Breach Notice in respect of any Contributor Representation Breach Loss on or prior to 5:00 pm (Central Time) on the fifth Business Day prior to the Closing Date, then there shall be no Contributor Representation Breach Adjustment in respect of such Contributor Representation Breach Loss and Acquirer waives any remedies with respect to any Contributor Representation Breach Loss other than its rights under Section 6.2(a), Section 6.2(b), Section 8.1(c)(ii) and Section 8.1(e).  Acquirer further waives any remedies with respect to such Contributor Representation Breach or any Contributor Representation Breach Loss (i) not included on any Contributor Representation Breach Notice timely delivered in accordance with Section 9.3(a) or (ii) not made in compliance with, or arising out of a breach of, Acquirer’s covenants and agreements set forth in this Agreement.

(c)                                  For purposes of this Agreement, the “Contributor Representation Breach Adjustment” means the amount of Contributor Breach Losses agreed to between Acquirer and Contributor at Closing (the “Closing Contributor Representation Breach Adjustment”), plus the amount (if any) of any Contributor Representation Breach or any Contributor Representation Breach Losses not agreed by the Parties as of the Closing Date (such items, the “Disputed Items”).

(d)                                 If any Disputed Items cannot be resolved by the parties by the Closing Date, the amount of such unresolved Disputed Items (the “Escrow Amount”) shall be deposited by Acquirer into the Escrow Account pending resolution of such unresolved Disputed Items, and the Parties shall refer such unresolved Disputed Items, to resolution by a binding arbitration, to be held following the Closing in Houston, Texas in accordance with Section 9.3(e) (the “Arbitration”).

(e)                                  Any Arbitration shall be conducted pursuant to the United States Arbitration Act, 9 U.S.C. §§ 1-16, and in accordance with the then-prevailing Commercial Arbitration Rules and Mediation Procedures (Including Procedures for Large, Complex Commercial Disputes) (the “Commercial Rules”) of the American Arbitration Association (the “AAA”).  The Parties shall select a single arbitrator pursuant to R-12 of the Commercial Rules, except that the reference to 14 calendar days in Commercial Rules R-12(b) shall be replaced with 5 calendar days.  Each party shall bear its own expenses incurred in connection with the Arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required.  It is the mutual intention and desire of the parties that the arbitrator be appointed as expeditiously as possible following the submission of the Disputed Items to Arbitration.  Once such arbitrator is appointed and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing on the Disputed Items will be held within 45 days of submission of the dispute to Arbitration.  The arbitrator shall render his or her final award within 30 days of such hearing, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator.  Any discovery in connection with the Arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Each party shall submit to the arbitrator and exchange with each other in advance of the hearing their last, best offers with respect to each alleged Contributor Representation Breach comprising the Disputed Items. The arbitrator shall be limited to awarding only one or the other of the two figures submitted.  The Arbitrator will deliver to the parties a statement containing the resolution of all outstanding Disputed Items, together with an aggregate total amount of Losses payable to the Acquirer (if any).  Such aggregate amount (if greater than zero) will be added to any Final Adjustment Deficiency or will reduce any Final Adjustment Surplus payable pursuant to Section 2.4(d).  Promptly following delivery by the arbitrator of his or her final decision (and in any event, no less than two Business Days thereafter), the parties shall deliver joint written instructions to the Escrow Agent in the form attached to the Escrow Agreement specifying the amounts to be paid to each party in accordance with the preceding sentence.

(f)                                   In the event that there is a Contributor Representation Breach Adjustment or a Contributor Representation Breach Loss awarded pursuant to Section 9.3(e), Contributor will be subrogated to all rights of Acquirer with respect to claims to which such Contributor Representation Breach Adjustment or Contributor Representation Breach Loss award relates.  Notwithstanding anything to the contrary in this Agreement, any Loss that has been finally settled or arbitrated in accordance with this Section 9.3 shall not subsequently form the basis of any claim under Section 9.2.

Section 9.4                                   Recovery from Third Persons; Mitigation.

(a)                                 The amount of any Loss for which indemnification is provided by Contributor or Acquirer, as applicable (the “Indemnifying Party”) under this Article IX (before giving effect to the other limitations on indemnification set forth in this Article IX) shall be (i) net of any amounts actually recovered by any Acquirer Indemnitee or Contributor Indemnitee, including under insurance policies pursuant to indemnification rights or otherwise, as applicable (the “Indemnified Party”) (or any Affiliate thereof) from other Persons not affiliated with such Indemnified Party (or any Affiliate thereof) (net of any costs or expenses incurred for the recovery of such amounts), with respect to such Loss and (ii) shall be calculated in a manner taking into account any savings in Taxes realized by the Indemnified Party as a result of such Loss.

(b)                                 In connection with any Losses for which an Indemnified Party may seek indemnification under this Article IX, such Indemnified Party shall use its commercially reasonable efforts to seek and pursue any available insurance coverage, Tax reduction or benefit, or other claims against third parties that such Indemnified Person may have in respect of such Losses.  Each Indemnified Party shall take all commercially reasonable efforts to mitigate any of its Losses (including incurring costs necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to give rise thereto; provided, that such Indemnified Party shall not be required to take such efforts if they would be detrimental in any material respect to such party.  Acquirer and Contributor shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder.  In the event that Acquirer or Contributor shall fail to take commercially reasonably efforts to mitigate or resolve any claim or liability, then (unless the proviso to the second sentence of this Section 9.4(b) shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Loss that could reasonably be expected to have been avoided if Acquirer or Contributor, as the case may be, had made such efforts.

Section 9.5                                   Indemnification Procedures.

(a)                                 Any claim for indemnification under Section 9.2 will be made in accordance with this Section 9.5.  In the case of any claim for indemnification arising from a claim or demand of a Third-Party (a “Third-Party Claim”), the Indemnified Party will give prompt written notice to the Indemnifying Party describing with reasonable specificity to the extent known the basis of such Third-Party Claim as to which it may request indemnification hereunder and must be made in accordance with Section 9.6(c); provided, however, that the failure to notify or delay in notifying an Indemnifying Party as provided in this sentence or the next sentence will not relieve the Indemnifying Party of its obligations pursuant to Section 9.2, except to the extent that such failure causes material harm to the Indemnifying Party.  Any claim for indemnification that does not result from a Third-Party Claim will be made by written notice thereof to the Indemnifying Party as promptly as practicable after the time the Indemnified Party becomes aware of the facts forming the basis of such claim, which notice will describe the facts or events giving rise to such claim with reasonable specificity to the extent known.  The Indemnifying Party will have the right, at its sole expense, to defend and to direct the defense against, and to manage and settle, any Third-Party Claim, in its name or in the name of the Indemnified Party, with counsel or other Representatives selected by the Indemnifying Party (such counsel to be reasonably satisfactory to the Indemnified Party); provided, however, that the Indemnifying Party may not assume the defense if (i) the claim seeks injunctive or other equitable relief against the Indemnified Party; or (ii) the claim would reasonably be expected to materially and adversely affect the Indemnified Party’s ongoing or future business.  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, it shall within 15 Business Days (or sooner, if the nature of the Third-Party Claim so requires) notify the Indemnified Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate or settle any Third-Party Claim, or fails to notify the Indemnified Party of its election as herein provided, the Indemnified

Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim.  If the Indemnified Party defends, negotiates or settles any Third-Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party from time to time for the costs and expenses in connection therewith upon submission of invoices.  The Indemnifying Party may not settle or compromise any such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) if as a result thereof injunctive or other equitable relief would be imposed against the Indemnified Party.  The Indemnified Party will cooperate with the Indemnifying Party and make available its officers and employees and relevant files and records (and those of its Affiliates), and the Indemnifying Party agrees to promptly provide the Indemnified Party with such information as to the defense of any such Third-Party Claim as the Indemnified Party shall reasonably request.  If the Indemnifying Party elects to defend, the Indemnified Party will have the right to participate in (but not control) the defense of any Third-Party Claim with counsel of its choice employed by it at its expense and will have the right, but not the obligation, to assert any and all cross-claims and counterclaims it may have; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable.  In the event the Indemnifying Party shall fail to defend, contest or otherwise protect against the imposition of any such damages as to any such claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest or assert any cross-claim or counterclaim or otherwise protect against such claim and may make any compromise or settlement thereof and recover from and be indemnified by the Indemnifying Party for the entire reasonable cost thereof, including reasonable fees and disbursements of counsel; provided, however, that (1) the Indemnifying Party will have no indemnification obligations with respect to any such claim or demand which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned); and (2) the Indemnifying Party shall not be required to pay for more than one such counsel in each affected jurisdiction for all Indemnified Parties in connection with any Third-Party Claim.

(b)                                 Notwithstanding anything in this Section 9.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the prior written consent of the other party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any Order unless the claimant provides to such other party an unqualified release from all liability in respect of the subject matter to the Third-Party Claim.

Section 9.6                                   Further Limitations on Indemnification.

(a)                                 Following the Closing, except with respect to matters covered by Article II, the rights of the parties under Article VII, this Article IX and Section 10.6 will be the exclusive remedy of the parties with respect to any claims a party may have against the other party or such other party’s Affiliates or Representatives under, relating to or in connection with this Agreement and the transactions contemplated hereby.  Nothing in this Section 9.6 shall limit or modify any rights of either party to seek or obtain specific performance or specific enforcement of, or other injunctive or equitable relief in respect of, any provision of this Agreement.

(b)                                 In no event shall Contributor’s or the Acquirer Parties’ aggregate liability arising under this Article IX exceed the amount equal to the aggregate proceeds received by Contributor pursuant to this Agreement.

(c)                                  Acquirer, on behalf of itself and its Affiliates (including Acquirer Sub and, from and after the Closing, the Midstream Entities) and its and their respective Representatives, effective upon Closing, to the maximum extent permitted by applicable law, hereby waives and releases Contributor and its Affiliates (other than the Midstream Entities) and its and their respective Representatives from any statutory or other rights of contribution or indemnity (except as set forth in this Article IX and Section 10.6 and claims or causes of action with respect to any breach of any covenant or agreement to be performed after the Closing) with respect to Contributor’s ownership of the Midstream Entities or control or operation of, or otherwise relating to, the Midstream Business; provided, however, that Acquirer is not releasing any claims related to the enforcement of this Agreement.  Acquirer consents to the execution by the Midstream Entities prior to or at the Closing of an instrument by which they agree to be bound by the provisions of (and in any event waive and release those matters specified in) this Section 9.6(c) to the maximum extent permitted by applicable Law.  Acquirer will take (and will cause the Midstream Entities to take) such actions following the Closing as Contributor shall reasonably require (including the taking of corporate action and the execution of instruments and confirmatory documentation) in order to implement and give effect to the provisions of this Section 9.6(c).

(d)                                 No Indemnified Party will be entitled to recover indirect, special, consequential, incidental, punitive or business interruption damages, or lost revenues, profits, cost savings or synergies pursuant to this Article IX, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault, except to the extent such damages are actually paid by the Indemnified Party to a third Person pursuant to a final, non-appealable Order or settlement in any Third-Party Claim for which the Indemnified Party is entitled to indemnification hereunder.

(e)                                  In the event that an Indemnifying Party is obligated to indemnify an Indemnified Party pursuant to this Article IX, the Indemnifying Party will, upon payment of such indemnity, be subrogated to all rights of the Indemnified Party with respect to claims to which such indemnification relates.

(f)                                   Upon notice by Contributor to Acquirer, Contributor shall have the right to offset all or any portion of any amounts owed by Acquirer to Contributor pursuant to Section 2.4(d) or any other provision of this Agreement that is not paid by Acquirer in accordance with the terms of this Agreement against any amounts to which any Acquirer Indemnitee becomes entitled to payment in accordance with this Article IX.  The foregoing right of offset shall not be the sole or exclusive right or remedy of Contributor to enforce the rights of Contributor under this Agreement.

Section 9.7                                   Characterization of Payments.  For all Tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the consideration payable to Contributor pursuant to Article II unless a final and nonappealable determination by an appropriate Governmental Authority

(which shall include the execution of an IRS Form 870 AD or successor form) provides otherwise; provided, that the Indemnifying Party’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) will be obtained by the Indemnified Party who seeks to accept, via a settlement or compromise with any such Governmental Authority, a position that is contrary to treatment of an indemnity payment as an adjustment to the consideration payable to Contributor pursuant to Article II.

Section 9.8                                   Release.

(a)                                 Immediately upon the Closing, Acquirer and its Affiliates (including the Midstream Entities) hereby fully and irrevocably releases, acquits and forever discharges each past and current officer, director, partner, general partner, limited partner, managing director, member, stockholder, trustee, representative, employee, principal and agent of Contributor GP and each of the Midstream Entities (solely in their capacity as such, collectively, the “Released Parties”) from any and all Losses, claims, demands, rights, encumbrances, covenants or proceedings, of whatever kind or nature in law, equity or otherwise, whether known or unknown, and whether or not concealed or hidden, all of which any Midstream Entity now owns or holds or has at any time owned or held or may hereafter own or hold against any Released Party at any time, which arise out actions taken or omission made, prior to the Closing Date, in respect of the business, affairs and governance and management of any Midstream Entity; provided that the parties acknowledge and agree that this Section 9.8(a) does not constitute a release of any claim resulting from the willful misconduct or fraudulent act by a Released Party.

(b)                                 Acquirer hereby irrevocably covenants to refrain from, and to cause its Affiliates to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Released Parties, based upon any matter purported to be released hereby.

(c)                                  Without in any way limiting any of the rights and remedies otherwise available to the Released Parties, Acquirer shall indemnify and hold harmless each Released Party from and against all Losses and claims, whether or not involving Third Party Claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of Acquirer or any of its Affiliates of any claim or other matter purported to be released pursuant to this Section 9.8 and (ii) the assertion by any Third Party of any claim or demand against any Released Party, which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Acquirer or any of its Affiliates against such Third Party of any claims or other matters purported to be released pursuant to this Section 9.8.

ARTICLE X
MISCELLANEOUS

Section 10.1                            Amendments and Modifications.  This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto; provided, however, that the provisions of Section 9.8 may not be amended in a manner adverse to any Released Party without the prior written consent of such Released Party.

Section 10.2                            Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.3                            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, that notices of a change of address shall be effective only upon receipt thereof):(a)                                           If to Acquirer or Acquirer Sub:

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Attention:  Frances Kilborne

Facsimile:  (214) 840-5813

with a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention:  G. Michael O’Leary or Stephanie Beauvais
Facsimile:  (713) 238-7130 or (713) 238-7300

(b)                                 If to Contributor:

Eagle Rock Energy Partners, L.P.
1415 Louisiana Street, Suite 2700

Houston, Texas 77002
Attention:  Charles C. Boettcher, Senior Vice President and General Counsel
Facsimile:  (281) 715-4142

with a copy to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas  77002
Attention:  Stephen M. Gill or Shaun J. Mathew
Facsimile:  (713) 615-5956 or (512) 236-3200

Section 10.4                            Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, except that (a) Acquirer may assign any right hereunder, in whole or in part, to any wholly-owned Subsidiary of Acquirer that agrees (without limitation or release of Acquirer’s liabilities hereunder) to be bound by and responsible for Acquirer’s liabilities hereunder and (b) Contributor may assign any right hereunder, in whole or in part, to any Affiliate of Contributor that agrees (without limitation or release of Contributor’s liabilities hereunder) to be bound by and responsible for Contributor’s liabilities hereunder; and provided, further that no party hereto or successor or assignee has the ability to subrogate any other Person to any right or obligation under this Agreement.  Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 10.5                            Expenses.  Except as otherwise provided in this Agreement, Contributor and the Acquirer Parties shall each bear its own costs and expenses.

Section 10.6                            Specific Performance.  The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Acquirer Parties and Contributor and the Acquirer Parties and Contributor will not have an adequate remedy at Law.  Therefore, the obligations of the Acquirer Parties and Contributor under this Agreement, including the Contributor’s obligation to contribute the Subject Interests to the Acquirer Sub and Acquirer’s obligation to purchase the Subject Interests from Contributor, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.6, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.7                            Entire Agreement.  This Agreement (including the schedules and exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral, excluding for the avoidance of doubt the Confidentiality Agreement.  Without limiting the foregoing, each of the Parties acknowledges and agrees that (a) this Agreement, together with each of the other Transaction Documents, were at the time of execution, and continue to be, executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated hereby and thereby, (b) the performance of this Agreement and each of the other Transaction Documents and expected benefits herefrom and therefrom are a material inducement to the willingness of the Parties to enter into and perform this Agreement and the other Transaction Documents and the transactions described herein and therein, (c) the Parties would not have been willing to enter into this Agreement and the other Transaction Documents in the absence of the entrance into, performance of, and the economic interdependence of, the Transaction Documents, (d) the execution and delivery of this Agreement and the Transaction Documents and the rights and obligations of the Parties hereto and thereto are interrelated and part of an integrated transaction being effected pursuant to the terms of this Agreement and the Transaction Documents, (e) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by this Agreement and the Transaction Documents are necessary elements of one and the same overall and integrated transaction, (f) the transactions contemplated by this Agreement and by the Transaction Documents are economically interdependent, and (g) such Party will cause any of its successors or permitted assigns to expressly acknowledge and agree to this Section 10.7 prior to any assignment or transfer of any Transaction Document, by operation of law or otherwise.

Section 10.8                            Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the applicable of any Law other than the Law of the State of Delaware.

Section 10.9                            Waiver of Jury Trial.  To the extent not prohibited by applicable Law that cannot be waived, each Party hereby irrevocably waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on, or in connection with, this agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise.  Any Party may file an original counterpart or a copy of this Section 10.9 with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury.

Section 10.10                     Consent to Jurisdiction; Venue.  Except as set forth in Section 2.4 and Section 9.3:

(a)                                 The parties hereto submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Delaware court or, to the extent permitted by law, in such Federal court.  The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

Section 10.11                     No Reliance.  Except for the representations and warranties made in this Agreement, none of the Parties or any other Person, including any Affiliate of any Party, makes any other representation or warranty, express or implied, with respect to such Parties or the transactions contemplated by this Agreement, and each Party disclaims any such other representations or warranties, whether made by such Parties or any of their Affiliates, officers, directors, employees, agents or representatives (including with respect to the distribution of, or any such Person’s reliance on, any information, disclosure or other document or other material available in any data room, management presentation or in any other form in expectation of, or in connection with, the transactions contemplated hereby).  Except for the express representations and warranties and indemnities set forth in this Agreement, each Party hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any other Party or its Affiliates, officers, directors, employees, agents or representatives (including opinion, information, projection, or advice that may have been or may be provided to any party or any director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) with respect to such party or the transactions contemplated by this Agreement.

Section 10.12                     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of the Contributor and Acquirer agree that it shall use its best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible, and (d) to the extent that the Governmental Authority does not modify such provision, each of the Contributor and Acquirer agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 10.13                     Disclosure Schedules.  The inclusion of any information (including dollar amounts) in any section of any schedule required by this Agreement (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by the disclosing party or any other Party that such information is required to be listed on such section of the relevant Disclosure Schedule or is material to or outside the ordinary course of the business of the applicable Person to which such disclosure relates.  Disclosure in any section of the Disclosure Schedules shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable notwithstanding the omission of a reference or cross reference thereto.  The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract).

Section 10.14                     Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns.  Except as provided in Section 9.8 (which will be to the benefit of the Released Parties), (a) none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates and (b) no such Person shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Party hereto.

Section 10.15                     Facsimiles; Electronic Transmission; Counterparts.  This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.  This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 10.16                     Time of Essence.  Time is of the essence in the performance of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the Parties execute and deliver this Agreement under seal, effective as of the date first above written.

ACQUIRER:

REGENCY ENERGY PARTNERS LP

By: Regency Energy Partners GP LP, its general partner
By: Regency GP LLC, its general partner

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Chief Financial Officer and Executive Vice President

ACQUIRER SUB:

REGAL MIDSTREAM LLC

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Chief Financial Officer and Executive Vice President

CONTRIBUTOR:
EAGLE ROCK ENERGY PARTNERS, L.P.

By: Eagle Rock Energy Partners GP, L.P., its general partner

By: Eagle Rock Energy G&P, LLC, its general partner

By:	/s/ Joseph A. Mills
Name: Joseph A. Mills
Title: Chief Executive Officer

SIGNATURE PAGE

PURCHASE AGREEMENT

EXHIBIT A

Section 1.01                             Definitions.  As used in this Agreement, and unless the context otherwise requires, the following terms have the meanings specified or referred to in this Section 1.01:

“2013 Financial Statements” shall have the meaning set forth in Section 5.5(c).

“Accelerated Restricted Units” means, with respect to a given Transferred Employee, those restricted units of Acquirer granted to that Transferred Employee under Section 5.8(m) to replace the lesser of (i) the number of restricted units of Contributor set forth in Section 5.8(f)(ii) of Contributor’s Disclosure Schedules adjacent to the name of that Transferred Employee, and (ii) the number of such restricted units of that Transferred Employee, if any, that are accelerated pursuant to Section 5.8(f) upon the termination of that Transferred Employee during the Continuation Period.

“Accessing Party” shall have the meaning specified in Section 5.5(a).

“Acquirer” shall have the meaning specified in the recitals.

“Acquirer Common Units” shall have the meaning specified in Section 2.3(a).

“Acquirer Entity” shall mean any of Acquirer or its Subsidiaries.

“Acquirer Financial Statements” shall have the meaning specified in Section 4.7(b).

“Acquirer GP” shall have the meaning specified in Section 4.3(e).

“Acquirer GP Interest” shall have the meaning specified in Section 4.3(e).

“Acquirer GP LLC” shall have the meaning specified in Section 4.3(f).

“Acquirer GP LLC Interest” shall have the meaning specified in Section 4.3(f).

“Acquirer Indemnitees” shall have the meaning specified in Section 9.2(a).

“Acquirer Intellectual Property” shall have the meaning specified in Section 4.14.

“Acquirer Material Adverse Effect” means any change, event, fact, development, condition, matter or circumstance that, individually or in the aggregate with one or more other events, changes, events, facts, development, conditions or circumstances, is or is reasonably likely to materially impair or delay the ability of Acquirer to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten or materially impede or delay the consummation or performance of the transactions or obligations under the Transaction Documents.

“Acquirer Parties” shall have the meaning specified in the recitals.

“Acquirer Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Acquirer dated February 3, 2006, as amended by Amendment No. 1 dated August

14, 2006, Amendment No. 2 dated September 21, 2006, Amendment No. 3 dated January 8, 2008, Amendment No. 4 dated January 16, 2008, Amendment No. 5 dated August 28, 2008, Amendment No. 6 dated February 27, 2009, and Amendment No. 7 dated September 4, 2009, and Amendment No, 8 dated April 20, 2013. “Acquirer Permits” shall have the meaning specified in Section 4.9(b).

“Acquirer Portion” shall have the meaning specified in Section 5.5(c).

“Acquirer SEC Documents” shall have the meaning specified in Section 4.7(a).

“Acquirer Sub” shall have the meaning specified in the recitals.

“Acquirer Sub Interests” shall have the meaning specified in Section 4.3(g).

“Adjustment Consideration Price” means the volume-weighted average price of a single Acquirer Common Unit for the ten trading days immediately preceding the date that the Final Working Capital is determined in accordance with Section 2.4, as reported by the New York Stock Exchange.

“Administrative Services Agreement” means that Administrative Services Agreement dated July 30, 2010 by and between Contributor and Eagle Rock Energy G&P, LLC.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise.

“Agreement” shall have the meaning specified in the recitals.

“Alternative Proposal” shall have the meaning specified in Section 5.4(g)(i).

“Allocation” shall have the meaning specified in Section 7.4(b).

“Antitrust Laws” shall have the meaning specified in Section 5.1(a).

“Auditor Expenses” shall have the meaning specified in Section 5.5(c).

“Balance Sheet Date” shall have the meaning specified in Section 3.6(a).

“Base Closing Payment” shall have the meaning specified in Section 2.3(a).

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Cap” shall have the meaning specified in Section 9.3(a)(iii).

“Carve-Out Financial Statements” shall have the meaning specified in Section 5.5(c).

“Cash Plan” shall have the meaning specified in Section 3.15(h).

“Closing” shall have the meaning specified in Section 2.2.

“Closing Adjustment Amount” shall have the meaning specified in Section 2.4(d).

“Closing Balance Sheet” shall have the meaning specified in Section 2.3(b).

“Closing Cash Consideration” shall have the meaning specified in Section 2.3(d).

“Closing Contribution Consideration” shall have the meaning specified in Section 2.3(c)

“Closing Contributor Representation Breach Adjustment” shall have the meaning specified in Section 9.3(c).

“Closing Date” shall have the meaning specified in Section 2.2.

“Closing Working Capital” shall have the meaning specified in Section 2.4(a).

“Closing Working Capital Deficiency” shall have the meaning specified in Section 2.4(a).

“Closing Working Capital Surplus” shall have the meaning specified in Section 2.4(a).

“COC Severance Program” means the Eagle Rock Energy G&P, LLC Change of Control Protection and Severance Program.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and administrative guidance promulgated thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Commodity Derivative Instrument” shall have the meaning specified in Section 3.10(a).

“Common Units” means Common Units as defined in the Partnership Agreement.

“Common Unitholder(s)” shall have the meaning specified in Section 5.3(a).

“Confidential Information” shall have the meaning specified in Section 5.7(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement entered into by and between Contributor and an Affiliate of Acquirer dated as of July 23, 2013.

“Consent Solicitation” shall have the meaning specified in Section 5.18(b).

“Continuation Period” shall have the meaning specified in Section 5.8(b).

“Contract” shall mean any contract, agreement, lease, license, written understanding, instrument or other binding written document.

“Contribution Consideration” shall have the meaning specified in Section 2.3(a).

“Contributor” shall have the meaning specified in the recitals.

“Contributor 401(k) Plan” means the Eagle Rock Energy 401(k) Plan.

“Contributor Board” shall have the meaning specified in Section 3.2.

“Contributor Board Recommendation” shall have the meaning specified in Section 5.3(b).

“Contributor Change in Recommendation” shall have the meaning specified in Section 5.4(c).

“Contributor Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 22, 2011, among Contributor, as borrower, Wells Fargo Bank, National Association, as administrative agent and swingline lender, Bank of America, N.A. and The Royal Bank of Scotland plc, as co-syndication agents, and BNP Paribas, as documentation agent, and the lenders party thereto, as amended.

“Contributor Employee Benefit Plan” means any Employee Benefit Plan that is prior to the Closing sponsored, maintained, contributed to or required to be contributed to by Contributor, any Midstream Entity or any ERISA Affiliate of any of the foregoing or with respect to which Contributor, any Midstream Entity or any ERISA Affiliate of any of the foregoing has or could have any liability.

“Contributor Financial Statements” shall have the meaning specified in Section 3.7(b).

“Contributor GP” shall have the meaning specified in Section 3.2.

“Contributor Indemnitees” shall have the meaning specified in Section 9.2(b).

“Contributor Marks” shall have the meaning specified in Section 5.9(a).

“Contributor Representation Breach” shall have the meaning specified in Section 9.3(a).

“Contributor Representative Breach Adjustment” shall have the meaning specified in Section 9.3(c).

“Contributor Representative Breach Loss” shall have the meaning specified in Section 9.3(a).

“Contributor Representative Breach Notice” shall have the meaning specified in Section 9.3(a).

“Contributor SEC Documents” shall have the meaning specified in Section 3.7(a).

“Contributor Taxes” means, without duplication, (a) any Transfer Taxes that Contributor is obligated to pay as set forth in Section 7.3 and (b) all income, franchise and similar Taxes of the Midstream Entities, of the Joint Venture Entities or with respect to the Midstream Business attributable to a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 7.2(b)), provided that such Taxes shall be taken into account only to the extent the aggregate actual amount of such Taxes exceeds the aggregate amount of such Taxes taken into account as a Current Liability in the calculation of Final Working Capital.

“Current Assets” means “current assets” as defined in accordance with GAAP; provided, that Current Assets shall not include cash, prepaid expense of which Acquirer or its Affiliates (including the Midstream Entities) will not receive the benefit following the Closing, the fair value of interest rate and Commodity Derivative Instruments not designated as hedging instruments, or, in whole or in part, any deferred Tax assets.

“Current Liabilities” means “current liabilities” as defined in accordance with GAAP; provided, that Current Liabilities shall not include, in whole or in part (a) debt (including the current portion of debt, lines of credit, accrued and unpaid interest on debt and all premiums, penalties, and fees); (b) accrued liabilities for which Acquirer or its Affiliates (including the Midstream Entities) will not be responsible following the Closing; (c) any deferred Tax Liability; (d) the fair value of interest rate and Commodity Derivative Instruments not designated as hedging instruments; or (e) any Tax Liability resulting from any action taken or transaction completed by, or at the direction of, Contributor or resulting from the transactions contemplated by this Agreement.

“Debt Assumption” shall have the meaning specified in Section 2.3(a).

“Debt Assumption Agreement” means a debt assumption agreement, a form of which is attached hereto as Exhibit G.

“Disclosing Party” shall have the meaning specified in Section 5.5(a).

“Disclosure Schedules” shall have the meaning specified in Section 10.13.

“Divestiture Action” shall have the meaning specified in Section 5.1(d).

“Divestiture Agreement” shall have the meaning specified in Section 5.1(d).

“Employee Benefit Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (whether or not tax-qualified and whether or not subject to ERISA) (whether written or otherwise), (b) each plan, agreement, arrangement, program, practice, policy or understanding (whether written or otherwise) regarding or with respect to: personnel; unit options; stock purchase; equity compensation; phantom equity or appreciation rights; collective bargaining; bonuses; incentive awards; vacation, holiday or other paid time off pay; fringe benefits; severance pay; deferred compensation; change in control; reimbursement; indemnification; hospitalization or other medical, dental, vision, accident, disability, life or other insurance; executive compensation or supplemental income; consulting; employment; and

(c) each other service provider benefit plan, agreement, arrangement, program, practice, policy or understanding (whether written or otherwise).

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“Environmental Law” means any applicable Law, that relates to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of Hazardous Materials, in each case as in effect at the date of this Agreement.

“Environmental Permit” means any permit, license, regulation, certification, consent, variance, exemption, approval or other authorization required under any Environmental Law.

“Equity Consideration” shall have the meaning specified in Section 2.3(d).

“ERGS” shall have the meaning specified in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and administrative guidance promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agent” shall mean an escrow agent to be mutually agreed by the parties.

“Escrow Agreement” means an escrow agreement, a form of which is attached hereto as Exhibit F.

“Estimated Working Capital Deficiency” shall have the meaning specified in Section 2.3(b).

“Estimated Working Capital Surplus” shall have the meaning specified in Section 2.3(b).

“Everest Indenture” means the Indenture dated as of May 27, 2011 among the Everest Notes Issuers, certain Subsidiary guarantors and U.S. Bank National Association, as trustee.

“Everest Notes” means the $550,000,000 principal amount of issued and outstanding 8 3/8% senior notes of the Everest Notes Issuers due 2019.

“Everest Notes Indebtedness” means the Total Notes Tender Amount at the Exchange Offer Expiration Date.

“Everest Notes Issuers” means Contributor and Eagle Rock Energy Finance Corp.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Notes” means the senior unsecured notes of the Exchange Notes Issuers consistent with the terms attached hereto as Exhibit H.

“Exchange Notes Indenture” means the indenture described in the Exchange Offer Documents governing the Exchange Notes.

“Exchange Notes Issuers” means Acquirer and Regency Finance Corp.

“Exchange Offer” means Acquirer’s offers to exchange the Exchange Notes for the Everest Notes.

“Exchange Offer Adjustment” means an amount equal to the aggregate face value of the Everest Notes that are not exchanged for Exchange Notes in the Exchange Offer and that remain outstanding upon completion of the Exchange Offer multiplied by 1.1.

“Exchange Offer Documents” means the Offer to Exchange and Consent and letter of transmittal related to the Exchange Offer in a form mutually acceptable to Acquirer and Contributor and in compliance with the applicable requirements of the Securities act and the Exchange Act and the rules and regulations promulgated thereunder.

“Exchange Offer Expiration Date” means the “Expiration Date” as defined in the Exchange Offer Documents.

“Exchange Offer Registration Rights Agreement” means the registration rights agreement by and among the Exchange Notes Issuers and Evercore Group L.L.C. and Citigroup Global Markets Inc. on behalf of holders of the Exchange Notes, as more particularly described in the Exchange Offer Documents.

“Executive” means any of the individuals set forth on Section 3.15(j) of the Contributor’s Disclosure Schedules.

“Executive Change of Control Agreement” means the Executive Change of Control Agreement, including any amendments thereto, entered into between Eagle Rock Energy G&P, LLC and an Executive.

“Final Adjustment Amount” shall have the meaning specified in Section 2.4(d).

“Final Balance Sheet” shall have the meaning specified in Section 2.4(a).

“Final Working Capital” shall have the meaning specified in Section 2.4(b).

“Final Working Capital Deficiency” shall have the meaning specified in Section 2.4(b).

“Final Working Capital Surplus” shall have the meaning specified in Section 2.4(b).

“Fundamental Representations” shall have the meaning specified in Section 9.1.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any government, or any authority, agency, regulatory body, listing agency or exchange, commission, court, official or other instrumentality of any government, of the United States of America, or any state, county, parish or city, or any other local or other political subdivision thereof.

“Hazardous Material” means: any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law and any petroleum or petroleum products Released into the environment.

“HSR Act” shall have the meaning specified in Section 3.3.

“Indebtedness” means any of the following:  (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other liabilities arising in the ordinary course of business; (d) any obligation or liability to another Person secured by a Encumbrance on any asset; and (e) any guaranty of any of the foregoing.

“Indemnified Party” shall have the meaning specified in Section 9.4(a).

“Indemnifying Party” shall have the meaning specified in Section 9.4(a).

“Intellectual Property” means rights in any of the following to the extent subject to protection under applicable Law:  (a) trademarks, service marks, trade dress, trade names and logos; (b) patents; (c) copyrights; (d) Internet domain names; (e) trade secrets and other proprietary information; and (f) any registrations or applications for registration for any of the foregoing.

“Intended Tax Treatment” shall have the meaning specified in Section 7.4(a).

“Joint Venture Entity” means those entities listed on Section 1.01 of Contributor’s Disclosure Schedules.

“Knowledge” means the actual knowledge of, in the case of Contributor, the individuals listed in Section 1.02 of Contributor’s Disclosure Schedules and in the case of Acquirer, Michael J. Bradley, Thomas E. Long and Jim S. Holotik.

“KPMG” shall have the meaning specified in Section 5.5(c).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, treaty or interpretive or advisory opinion of a Governmental Authority.

“Losses” shall mean losses, liabilities, obligations, damages, diminutions of value, demands, claims, actions, causes of action, fines, costs and expenses of defense thereof (including reasonable investigatory fees and expenses and fees and disbursements of counsel).

“Marketing LLC” shall have the meaning specified in the recitals.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of October 9, 2013, by and among Acquirer, RVP LLC, Regency GP LP, PVR Partners, L.P. and PVR GP, LLC.

“Midstream Assets” means the assets owned by the Midstream Entities on the Closing Date.

“Midstream Business” shall have the meaning specified in the recitals.

“Midstream Business Employee” means the employees of Contributor and any of its Affiliates set forth on Section 1.03 of Contributor’s Disclosure Schedules.

“Midstream Business Employee Information” means, with respect to a Midstream Business Employee, his or her (a) name (b) title or position (including whether full or part time); (c) job description; (d) hire date; (e) principal work location; (f) if paid on an hourly basis, approximate number of hours worked during the 12-month period immediately preceding the date hereof; (g) base salary or hourly wage, as applicable, and, in case of hourly wages, the number of hours per week such Midstream Business Employee is regularly scheduled to work; (h) the date and amount of each Business Employee’s last raise; (i) description of commission, bonus or other incentive-based compensation arrangement applicable to such Midstream Business Employee, including, but not limited to, the target payment amount for the current year, the amount payable during the one-year period immediately preceding the date hereof; and the amount accrued and paid in the current year as of the date hereof; (j) the number of years of service credit under each applicable Midstream Employee Benefit Plan; (k) whether or not such Midstream Business Employee is currently active at work and, if not, the date that absence began, whether such absence is permitted and, if so, the policy permitting such absence, the nature of such absence, expected duration of such absence, and the date upon which such Midstream Business Employee is currently expected to return to work; (l) identification of each Midstream Employee Benefit Plan to be taken into account in determining the Midstream Business Employee’s benefits that are substantially comparable in the aggregate to the benefits provided as in effect on the date hereof; (m) the accrued but untaken vacation credited to the Midstream Business Employee under Contributor’s applicable vacation plans as of ten days prior to the Closing Date and the rate of accrual of hours of vacation or other paid-time-off with respect to such Midstream Business Employee to be taken into account in determining the Acquirer’s obligations, if any, relating to vacation and other paid-time-off with respect to such Midstream Business Employee, (n) accrued bonuses, (o) outstanding awards under the Cash Plan and (p) outstanding unvested restricted unit awards under Contributor’s Long-Term Incentive Plan.

“Midstream Contribution” shall have the meaning specified in the recitals.

“Midstream Employee Benefit Plan” shall have the meaning specified in Section 3.15(a)(i).

“Midstream Entities” shall have the meaning specified in the recitals.

“Midstream Intellectual Property” shall have the meaning specified in Section 3.16.

“Midstream LP” shall have the meaning specified in the recitals.

“Midstream Material Adverse Effect” means any change, event, fact, development, condition, matter or circumstance that, individually or in the aggregate with all other changes, events, facts, developments, conditions, matters or circumstances, is or is reasonably likely to have a material adverse effect on the business, financial condition, liabilities, or results of operations of the Midstream Entities, taken as a whole; provided, however, that, none of the following changes, events, facts, developments, conditions, matters or circumstances (either alone or in combination) shall be taken into account for purposes of determining whether or not a Midstream Material Adverse Effect has occurred:  (a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions; (b) changes in the economic conditions prevalent in (i) the natural gas gathering, compressing, treating, processing and transportation industry generally; (ii) the natural gas liquids fractionating and transportation industry generally; (iii) the crude oil and condensate logistics and marketing industry generally and (iv) the natural gas marketing and trading industry generally (including in each case changes in law affecting such industries); (c) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids, condensate or other commodities, (d) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (e) any hurricane, tornado, flood, earthquake or other natural disaster; (f) the identity of, or actions or omissions of Acquirer, or its Affiliates, or any action taken pursuant to or in accordance with this Agreement or at the request of or with the consent of Acquirer; (g) any change resulting from the announcement of this Agreement and the transactions contemplated hereby, including any disruption of customers or supplier relationships or loss of any employees or independent contractors of any Midstream Entity; (h) the announcement or disclosure of Contributor’s intention to review the possibility of selling itself or the Midstream Business; (i) any change in accounting requirements or principles imposed upon Contributor, its Subsidiaries or their respective businesses or any change in applicable Laws, or the interpretation thereof; (j) actions taken by Acquirer or any of its Affiliates; (k) any changes, effects, events, facts, developments, conditions, matters or circumstances that have formed all or a portion of any Contributor Representation Breach or Contributor Representation Breach Loss for which the Purchase Price has been adjusted pursuant to Article II or for which funds have been placed into the Escrow Account in accordance with Section 9.3, or (l) any failure by the Midstream Business to meet any estimates, expectations, projections, forecasts, guidance or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement, except to the extent and then only to the extent any of the changes, events, facts, developments, conditions, matters or circumstances referred to in clauses (a), (b), (c), (d), (e), or (i) above materially and disproportionately affect the Midstream Entities as compared to other participants of similar size in the industries in which the Midstream Entities operate (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Midstream Material Adverse Effect may be taken into account in determining whether there has been a Midstream Material Adverse Effect).

“Midstream Material Agreement” shall have the meaning specified in Section 3.10(a).

“Midstream Permits” shall have the meaning specified in Section 3.9(b).

“Minimum Loss” shall have the meaning specified in Section 9.3(a)(ii).

“Notice Period” shall have the meaning specified in Section 5.4(d)(i).

“Objection Notice” shall have the meaning specified in Section 2.4(b).

“Offer to Exchange” is defined in Section 5.18(a).

“Order” means any order, judgment, injunction, ruling or decree of any Governmental Authority.

“Organizational Document” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Outside Date” shall have the meaning as set forth in Section 8.1(e).

“Partnership Agreement” shall have the meaning set forth in Section 3.5(a).

“Party” means, as applicable, Acquirer and Contributor.

“Person” means (a) any natural person, (b) any corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or any other form of organization or entity that has a legal existence under the Laws of its jurisdiction of formation which is separate from its owner or owners and (c) any Governmental Authority.

“Permitted Encumbrances” means any Encumbrances upon any of the relevant Person’s property, assets or revenues, whether now owned or hereafter acquired, that are (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate Proceeding; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) for Taxes not yet due or which are being contested in good faith by appropriate Proceedings (provided that adequate reserves with respect thereto are maintained on the books of such Person or its Subsidiaries, as the case may be, in conformity with GAAP); (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its Subsidiaries; (f) other Encumbrances that, in the aggregate, do not materially impair the value or the continued use and operation of the assets to which they relate of the business by such Person and its Subsidiaries; (g) with respect to any item of real property, title exceptions, defects in title, encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters, whether or not of record, which (other than any of the same which are created or suffered by third-party owners and predecessors in title of any leased real property) in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used by any of the Midstream Entities; and (h) Encumbrances existing or expressly permitted pursuant to the Contributor Credit Agreement and any related mortgages, deeds of trust and other security agreements.

“Pipeline LLC” shall have the meaning specified in the recitals.

“Pipeline LP” shall have the meaning specified in the recitals.

“Position Statement” shall have the meaning specified in Section 2.4(c).

“Pre-Closing Tax Period” shall have the meaning specified in Section 7.1.

“Pre-Closing Transfer Schedule” shall have the meaning specified in Section 5.20(d).

“Pre-Closing Transfers” means (a) the transfer and assignment to, and assumption by Contributor and the Midstream Entities of, effective as of the Closing, the assets and liabilities set forth on the Pre-Closing Transfer Schedule and (b) the termination of certain intercompany agreements between Marketing LLC and Escambia Asset Co. LLC, as set forth on the Pre-Closing Transfer Schedule.

“Proceedings” shall have the meaning specified in Section 3.13.

“Proxy Statement” shall have the meaning specified in Section 3.3.

“Qualified Liability” shall have the meaning specified in Section 7.4(a).

“Quarter Annual Base Compensation” shall mean (i) one-fourth of the annual base salary in the case of a salaried Transferred Employee, or (ii) the product of 520 and the hourly base wage of an hourly-paid Tranferred Employee, in either such case, based on the rate of pay in effect as of the date of such Transferred Employee’s termination from the employment of the Acquirer.

“Referee” shall have the meaning specified in Section 2.4(c).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.

“Registration Rights Agreement” shall have the meaning specified in Section 2.5.

“Registered Exchange Notes” means the senior notes of the Exchange Notes Issuers with identical terms to the Exchange Notes (except that such notes will not be subject to restrictions on transfer or to any increase in annual interest rate under certain circumstances) that are registered under the Securities Act and offered in exchange for Exchange Notes pursuant to the Exchange Offer Registration Rights Agreement, as more particularly described in the Exchange Offer Documents.

“Representatives” means, with respect to a Person, the Affiliates, control persons, officers, equity holders, co-investors, directors, managers, employees, agents, representatives, contractors, consultants, lenders, prospective lenders, partners, counsel, investment bankers and other advisors of such Person or its Affiliates.

“Restricted Business” shall have the meaning specified in Section 5.13(b).

“Restricted Territory” shall have the meaning specified in Section 5.13(b).

“Retained Business” shall have the meaning specified in the recitals.

“rights-of-way” shall have the meaning specified in Section 3.12(d).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Settlement Date” will be the date of the acceptance for exchange of Everest Notes validly tendered and not withdrawn, which will be the Closing Date.

“Severance Cap” means, with respect to a given Transferred Employee, the sum of (i) that Transferred Employee’s Quarter-Annual Base Compensation, (ii) the value of the Accelerated Restricted Units of that Transferred Employee, and (iii) the amount set forth in Section 5.8(f)(ii) of Contributor’s Disclosure Schedules adjacent to the name of that Transferred Employee, which amount shall not exceed the amount Contributor determines in good faith to be required (other than the Transferred Employee’s Quarter-Annual Base Compensation and the value of the Accelerated Restricted Units) to be paid and/or provided to such Transferred Employee under the COC Severance Program; provided, however, that in the case of a

Transferred Employee who is a Transition Employee and who is terminated from the employment of Acquirer and its Affiliates within the 90-day period beginning on the Closing Date, “Severance Cap” shall mean an amount equal to one-third of what the Severance Cap, determined without regard to this proviso, would be.

“Straddle Period” shall have the meaning specified in Section 7.2(a).

“Subject Interests” shall have the meaning specified in the recitals.

“Subsidiary” means, with respect to a Person (the “Subject Person”), any Person, whether incorporated or unincorporated, of which (a) at least 50% of the Securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries.  Notwithstanding the foregoing, for purposes of this Agreement, no Joint Venture Entity shall be considered a Subsidiary of any Midstream Entity.

“Subject Person” shall have the meaning specified in the definition of Subsidiary.

“Superior Proposal” shall have the meaning specified in Section 5.4(g)(ii).

“Supplies” shall have the meaning specified in Section 5.9(a).

“Support Agreement” shall have the meaning specified in the recitals.

“Tax” means (a) any and all federal, state, local and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group of which any Midstream Entity or Joint Venture Entity is or was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any similar foreign, state or local law; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Returns” means returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Termination Fee” shall have the meaning specified in Section 8.4(f).

“Third Party” means any Person other than (a) a Party or (b) an Affiliate of a Party.

“Third-Party Claim” shall have the meaning specified in Section 9.5(a).

“Third-Party Rights” shall have the meaning specified in Section 5.20(c).

“Total Notes Tender Amount” means the aggregate principal amount of Everest Notes validly tendered and not withdrawn as of the Closing by holders thereof, and accepted by Acquirer, for exchange in connection with the Exchange Offer.

“Transaction Documents” means, collectively, this Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Transfer Taxes” shall have the meaning specified in Section 7.3.

“Transferred Employees” shall have the meaning specified in Section 5.8(a).

“Transition Employee” means a Midstream Business Employee, other than an Executive, who becomes a Transferred Employee and whom the Acquirer designates as a “Transition Employee” in writing to the Contributor by no later than the Closing Date; provided, however, that the number of Transferred Employees that may be designated by Acquirer and treated as Transition Employees may not exceed 50 percent of the total number of Transferred Employees (rounded up to the nearest whole number).

“Transition Services Agreement” shall have the meaning specified in Section 6.2(h).

“Unitholder Approval” shall have the meaning specified in Section 6.1(a).

“Unitholder Meeting” shall have the meaning specified in Section 5.3(b).

“Upstream Business” shall have the meaning specified in the recitals.

“Voting Agreement” shall have the meaning specified in the recitals.

“Working Capital” means Current Assets minus Current Liabilities.

“Working Capital Deficiency” means the amount (if any) by which $(15,000,000), which, for the avoidance of doubt, is a negative number, exceeds the Working Capital.

“Working Capital Surplus” means the amount (if any) by which Working Capital exceeds $15,000,000.

Section 1.02          Rules of Interpretation.  Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)           the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)           examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)           the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)           all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(e)           the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f)            a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)           all references to prices, values or monetary amounts refer to United States dollars;

(h)           wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i)            the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j)            the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k)           any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(l)            the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m)          unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n)           all references to days shall mean calendar days unless otherwise provided;

(o)           all references to time shall mean Houston, Texas time;

(p)           references to any Person shall include such Person’s successors and permitted assigns;

(q)           any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document;

(r)            the parties agree that the term “made available” or “delivered” with respect to any information or document shall mean that such information or document was, prior to the date of this Agreement, (i) included, on or prior to the date hereof, in the electronic data room of Contributor related to the transactions contemplated by this Agreement and to which Acquirer and its Representatives were given access, (ii) included in the Disclosure Schedules or (iii) otherwise provided from one party to the other in writing.

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION OF TRANSFERRED INTERESTS

This ASSIGNMENT AND ASSUMPTION OF TRANSFERRED INTERESTS (this “Assignment Agreement”), dated as of [                  ], 2014, is by and [between][among] [          ], a Delaware limited [partnership][liability company] and [          ], a Delaware limited [partnership][limited liability company], on the one hand  (collectively, the “Assignors”), and [                  ], a Delaware limited [partnership][liability company] (“Assignee” and, together with the Assignors, the “Parties”), on the other hand.

W I T N E S S E T H:

WHEREAS, the Assignors own the assets [and liabilities] set forth on Exhibit A attached hereto (such assets [and liabilities], together, the “Transferred Interests”);

WHEREAS, the [Parties and/or their Affiliates, Regency Energy Partners LP, a Delaware limited partnership (the “Acquirer”), and Regal Midstream LLC, a Delaware limited liability company](1), have entered into that certain Contribution Agreement, dated as of December 23, 2013, as amended (the “Contribution Agreement”) whereby [Assignee][Assignor], as Contributor therein, agreed to contribute to Acquirer, and Acquirer agreed to purchase from Assignee, the Subject Interests (as defined in the Contribution Agreement) (the “Contribution”); and

WHEREAS, in order to effectuate the pre-closing transfers contemplated by Section 5.20 of the Contribution Agreement, the Parties are executing and delivering this Assignment Agreement; and

WHEREAS, the Assignee desires for the Assignors to convey, assign and transfer the Transferred Interests to Assignee as further set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors and Assignee agree as follows:

1.             Assignors hereby transfer, grant, convey, assign and deliver to Assignee, and Assignee hereby accepts, all of Assignors’ right, title and interest in and to the Transferred Interests, and Assignee hereby assumes all of Assignor’s liabilities, duties and obligations with respect to the Transferred Interests.

2.             Assignors and Assignee agree to take any further action and deliver any further assignments, powers, instruments and other documents as may reasonably be necessary or appropriate for the purpose of effecting or confirming, of record or otherwise, the transfer of the Transferred Interests to Assignee from the Assignors as provided herein  Assignors, on the one

(1)  To be revised depending on assets to be transferred and parties enacting specific transfers.

hand, and Assignee, on the other hand, agree that any expenses incurred in connection with this Section 2 shall be borne equally between Assignors, on the one hand, and Assignee, on the other hand.

3.             The terms and provisions of this Assignment Agreement shall be binding upon and inure to the benefit of Assignors and Assignee and their respective legal representatives, successors and assigns.  No other person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.

4.             This Assignment Agreement is made in accordance with and is subject to the terms, covenants and conditions contained in the Contribution Agreement.  The terms and conditions of the Contribution Agreement are incorporated herein by reference, and in the event of a conflict between the provisions of the Contribution Agreement and this Assignment Agreement, the provisions of the Contribution Agreement shall control. Notwithstanding any other provision of this Assignment, this Assignment shall not amend, alter, modify or limit in any manner any of the rights and obligations of the Parties to or under the Contribution Agreement.

5.             This Assignment Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the applicability of any Law other than the Law of the State of Delaware.

6.             Capitalized terms used but not defined herein have the respective meanings given them in the Contribution Agreement.

7.             No amendment to this Assignment Agreement shall be effective unless it shall be in writing and signed by each Party hereto.

8.             This Assignment Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) signatures by any Party hereto and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.   This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Remainder of page intentionally left blank. Signature page follows. ]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Assignment Agreement as of the day and year first written above.

ASSIGNOR: [], a Delaware limited [ ]

By:
Name:
Title:

ASSIGNEE: [], a Delaware limited [ ]

By:
Name:
Title:

Signature Page to Assignment Agreement

EXHIBIT A

Pre-Closing Transfer Schedule

[To specify assets/liabilities to be transferred]

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

REGENCY ENERGY PARTNERS LP

AND

EAGLE ROCK ENERGY PARTNERS, L.P.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2014 by and among REGENCY ENERGY PARTNERS LP, a Delaware limited partnership (“Regency”), and EAGLE ROCK ENERGY PARTNERS, L.P., a Delaware limited partnership (“Contributor”).

RECITALS

WHEREAS, this Agreement is made in connection with the issuance of the Common Units to Contributor pursuant to that certain Contribution Agreement, dated as of December 23, 2013 (the “Contribution Agreement”), by and among Regency, Regal Midstream LLC and Contributor. Regency and Contributor have agreed to enter into this Agreement pursuant to Section 2.5 of the Contribution Agreement; and

WHEREAS, Regency has agreed to provide the registration and other rights set forth in this Agreement for the benefit of Contributor who will receive Common Units on the Closing Date as Equity Consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Definitions.  Capitalized terms used herein without definition shall have the meanings given to them in the Contribution Agreement.  The terms set forth below are used herein as so defined:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified therefor in the preamble of this Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Units” means 8,245,859 common units representing limited partner interests in Regency issued to Contributor pursuant to the Contribution Agreement.

“Common Unit Price” means the volume weighted average closing price of the Common Units (as reported by The New York Stock Exchange) for the ten trading days immediately preceding the date on which the determination is made.

“Contribution Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Contributor” has the meaning specified therefor in the preamble of this Agreement.

“Effectiveness Period” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“File Date” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Holder” means a holder of any Registrable Securities.

“Losses” has the meaning specified therefor in Section 2.08(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“Parity Holders” has the meaning specified therefor in Section 2.02(b) of this Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity.

“Piggyback Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Prior Registration Rights Agreements” means the Registration Rights Agreement, dated as of May 26, 2010, by and between Energy Transfer Equity, L.P. and Regency, the Registration Rights Agreement, dated as of May 26, 2010, by and among Regency LP Acquirer, L.P. and Regency, and the Registration Rights Agreement, dated as of May 2, 2011, by and among Regency and the purchasers set forth in Schedule I thereto.

Prior Selling Holders” means the “Selling Holders” under the Prior Registration Rights Agreements.

“Regency” has the meaning specified therefor in the preamble of this Agreement.

“Registrable Securities” means the Common Units until such time as such securities cease to be Registrable Securities pursuant to Section 1.02 hereof.

“Registration Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Selling Expenses” has the meaning specified therefor in Section 2.06(a) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Shelf Registration” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.  An Underwritten Offering shall not include sales by Regency of Common Units pursuant to an At-the-Market Offering.

Section 1.02          Registrable Securities.  Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security is effective and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act; (c) such Registrable Security is held by Regency or one of its subsidiaries; or (d) three years after the date on which the Shelf Registration Statement first becomes effective.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01          Shelf Registration.

(a)           Shelf Registration.  Regency shall prepare and file by fifteen Business Days after the Closing Date (the “File Date”) a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force) of the Securities Act with respect to all of the Registrable Securities (the “Shelf Registration Statement”).  The Shelf Registration Statement filed pursuant to this Section 2.01(a) shall be on Form S-3 of the Commission if Regency is eligible to use Form S-3 or Form S-1 of the Commission if Regency is not eligible to use Form S-3; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify Contributor in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, Regency shall use its reasonable best efforts to include such information in such a prospectus supplement.  Subject to Section 2.01(b), Regency will cause the Shelf Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act from and after the date it is first declared or becomes effective until all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or there are no longer any Registrable Securities outstanding (the “Effectiveness Period”).  The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)           Delay Rights.  Notwithstanding anything to the contrary contained herein, Regency may, upon written notice to (x) all Holders, delay the filing of the Shelf Registration Statement or (y) any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement but such Selling Holder may settle any contracted sales of Registrable Securities) if Regency (i) is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Regency determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Regency would materially adversely affect Regency; provided, however, in no event shall (A) such filing of the Shelf Registration Statement be delayed under clauses (i) or (ii) of this Section 2.01(b) for a period that exceeds 90 days or (B) such Selling Holders be suspended under clauses (i) or (ii) of this Section 2.01(b) from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 45 days in any 90-day period or 90 days in any 365-day period.  Upon disclosure of such information or the termination of the condition described above, Regency shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.  Regency will only exercise its suspension rights under this Section 2.01(b) if it exercises similar suspension rights under the Prior Registration Rights Agreements that then remain in effect and with respect to any Parity Holders.  .

Section 2.02          Piggyback Rights.

(a)           Participation.  If at any time during the Effectiveness Period, Regency proposes to file (i) a shelf registration statement other than the Shelf Registration Statement (in which event Regency covenants and agrees to include thereon a description of the transaction under which Contributor acquired the Registrable Securities), (ii) a prospectus supplement to an effective shelf registration statement, other than the Shelf Registration Statement contemplated by Section 2.01(a) of this Agreement, and Holders could be included without the filing of a post-effective amendment thereto (other than a post-effective amendment that is immediately effective), or (iii) a registration statement, other than a shelf registration statement, in the case of each of clause (i), (ii) or (iii), for the sale of Common Units in an Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than five Business Days prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement, as the case may be, then Regency shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering to Contributor and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Common Units (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if Regency has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have a material adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b) of this Agreement.  The notice required to be provided in this Section 2.02(a) to Contributor (the “Piggyback Notice”) shall be provided on a Business Day pursuant to Section 3.01 hereof.  Promptly upon receipt of the Piggyback Notice, Contributor shall notify the other Holders (if any) of the opportunity to include in the Underwritten Offering such number of Common Units as each such Holder may request in writing.  Each Holder shall then have three Business Days after the date on which Contributor received the Piggyback Notice to request inclusion of Registrable Securities in the Underwritten Offering.  If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Underwritten Offering.  If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Regency shall determine for any reason not to undertake or to delay such Underwritten Offering, Regency may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering.  Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to Regency of such withdrawal up to and including the time of pricing of such offering.  Each Holder’s rights under this Section 2.02(a) shall terminate when such Holder (together with any Affiliates of such Holder) holds, directly or indirectly, less than $25 million in the aggregate of Registrable Securities, based on the Common Unit Price.

(b)           Priority of Rights.  If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Units included in an Underwritten Offering involving Included Registrable Securities advises Regency that the total amount of Registrable Securities that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a material adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Registrable Securities to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises Regency can be sold without having such adverse effect, with such number to be allocated (i) first, to Regency, and (ii) second, pro rata among all Selling Holders, Prior Selling Holders and holders of any other securities of Regency having rights of registration on parity with the Registrable Securities (“Parity Holders”) who have requested participation in such Underwritten Offering.  The pro rata allocations for each such Selling Holder shall be the product of (A) the aggregate number of Registrable Securities proposed to be sold by all Selling Holders, Prior Selling Holders and Parity Holders participating in the Underwritten Offering (for the avoidance of doubt, after giving effect to the allocation to Regency pursuant to clause (i) of the preceding sentence) multiplied by (B) the fraction derived by dividing (x) the number of Registrable Securities owned at such time by such Selling Holder by (y) the aggregate number of Registrable Securities owned at such time by all Selling Holders, Prior Selling Holders and Parity Holders participating in the Underwritten Offering.  All participating Selling Holders, Prior Selling Holders and Parity Holders shall have the opportunity to share pro rata that portion of such priority allocable to any Selling Holder(s), Prior Selling Holder(s) or Parity Holders to the extent not so participating.

Section 2.03          Underwritten Offering.  In the event that the Selling Holders holding a majority of the Registrable Securities elect to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering, Regency will retain Underwriters (which Underwriters shall be reasonably acceptable to Contributor) subject to such sale through an Underwritten Offering, including entering into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and will take all reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the registration and disposition of the Registrable Securities.  No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement.  Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Regency to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations.  No Selling Holder shall be required to make any representations or warranties to or agreements with Regency or the Underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representations required by law.  If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Regency and the Managing Underwriter; provided, however, that such notice of withdrawal must be made at a time before the time of pricing of such offering (which shall be deemed to occur upon the execution of the purchase or underwriting agreement) in order to be effective.  No such withdrawal or abandonment shall affect Regency’s obligation to pay Registration Expenses.

Section 2.04                             Registration Procedures.  In connection with its obligations under this Article II, Regency will, as expeditiously as possible:

(a)                                 prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to cause the Shelf Registration Statement to be effective and to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;

(b)                                 furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including furnishing or making available exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Shelf Registration Statement or such other registration statement;

(c)                                  if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that neither Regency nor its general partner will be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d)                                 promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement contemplated by this Agreement, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf

Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement thereto;

(e)                                  immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Regency of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.  Following the provision of such notice, Regency agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f)                                   furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g)                                  in the case of an Underwritten Offering, furnish upon request and addressed to the underwriters and to the Selling Holders, (i) an opinion of counsel for Regency, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “comfort letter,” dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Regency’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and cover substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities, and such other matters as such underwriters or Selling Holders may reasonably request;

(h)                                 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(i)                                     make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Regency personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that Regency need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with Regency;

(j)                                    to the extent not previously listed, cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Regency are then listed or quoted;

(k)                                 use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Regency to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(l)                                     provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

(m)                             enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.

Each Selling Holder, upon receipt of notice from Regency of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by Regency that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Regency, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to Regency (at Regency’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.05                             Cooperation by Holders.  Regency shall have no obligation to include in the Shelf Registration Statement Common Units of a Holder who has failed to timely furnish such information which, in the opinion of counsel to Regency, is reasonably required in order for the registration statement or prospectus supplement thereto, as applicable, to comply with the Securities Act.

Section 2.06                             Restrictions on Public Sale by Holders of Registrable Securities.  Each Holder of Registrable Securities who is included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities for a period of up to 45 days following completion of an Underwritten Offering of equity securities by Regency, provided that (i) Regency gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on Regency or on the officers or directors or any other unitholder of Regency on whom a restriction is imposed.

Section 2.07                             Expenses.

(a)                                 Certain Definitions.  “Registration Expenses” means all expenses incident to Regency’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Shelf Registration Statement, an Underwritten Offering covered under this Agreement, and/or the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of one counsel to the Holders and counsel and independent public accountants for Regency including the expenses of any special audits or “comfort letters” required by or incident to such performance and compliance.  Except as otherwise provided herein, Regency shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.  In addition, Regency shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions and (to the extent not paid by the applicable underwriters) fees of underwriters’ counsel allocable to the sale of the Registrable Securities.

(b)                                 Expenses.  Regency will pay all Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to the Shelf Registration Statement.  Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder, and the legal fees incurred by such Holders in connection with the exercise by such Selling Holders of its rights hereunder.

Section 2.08                             Indemnification.

(a)                                 By Regency.  In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Regency will indemnify and hold harmless each Selling Holder thereunder, its Affiliates that own Registrable Securities and their respective directors and officers and each underwriter pursuant to the applicable underwriting agreement with such underwriter and each Person, if any, who controls such

Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act and its directors and officers (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading or arise out of or are based upon a Selling Holder being deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Regency’s securities, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Regency will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Shelf Registration Statement or such other registration statement or any prospectus contained therein or any amendment or supplement thereof.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(b)                                 By Each Selling Holder.  Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Regency, its directors and officers, and each Person, if any, who controls Regency within the meaning of the Securities Act or of the Exchange Act against any Losses to the same extent as the foregoing indemnity from Regency to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)                                  Notice.  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party’s failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party other than under this Section 2.08.  The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (firm) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred.  Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

(d)                                 Contribution.  If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to Regency or any Selling Holder or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between Regency, on the one hand, and such Selling Holder, on the other hand, in such proportion as is appropriate to reflect the relative fault of Regency, on the one hand, and of such Selling Holder, on the other, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification.  The relative fault of Regency, on the one hand, and each Selling Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph.  The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)                                  Other Indemnification.  The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09                             Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Regency agrees to use its reasonable best efforts to:

(a)                                 Make and keep public information regarding Regency available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;

(b)                                 File with the Commission in a timely manner all reports and other documents required of Regency under the Securities Act and the Exchange Act at all times from and after the date hereof;

(c)                                  So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Regency, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration; and

(d)                                 At Holder’s expense, take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

Section 2.10                             Transfer or Assignment of Registration Rights.  The rights to cause Regency to include Registrable Securities in a Shelf Registration Statement may be transferred or assigned by Contributor to one or more transferee(s) or assignee(s) of such Registrable Securities, provided that (a) such transferee or assignee is an Affiliate of Contributor or receives at least 20% of the Common Units covered by this Agreement, (b) Regency is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of Contributor under this Agreement.

Section 2.11                             Information by Holder.  Any Holder or Holders of Registrable Securities included in any registration statement shall promptly furnish to Regency such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Regency may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.

ARTICLE III

MISCELLANEOUS

Section 3.01                             Communications.  All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:

if to Regency to:

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, TX 75201

Telephone:  (214) 840-5400

Facsimile:   (214) 840-5813

Attention:  Frances Kilborne

with a copy to:

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Telephone: (713) 220-4360

Facsimile: (713) 238-7130

Attention: G. Michael O’Leary or Stephanie Beauvais

if to Contributor:

Eagle Rock Energy Partners, L.P.

415 Louisiana Street, Suite 2700

Houston, Texas 77002

Attention:  Charles C. Boettcher, Senior Vice President and General Counsel

Facsimile:  (281) 715-4142

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas  77002

Attention:  Stephen M. Gill or Shaun J. Mathew

Facsimile:  (713) 615-5956 or (512) 236-3200

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile; and when actually received, if sent by any other means.

Section 3.02                             Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03                             Assignment of Rights.  All or any portion of the rights and obligations of Contributor under this Agreement may be transferred or assigned by Contributor only in accordance with Section 2.10 of this Agreement. Regency may not transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of Holder of at least a majority of the outstanding Registrable Securities.

Section 3.04                             Recapitalization, Exchanges, etc. Affecting the Common Units.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Regency or any successor or assign of Regency (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

Section 3.05                             Specific Performance.  Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.06                             Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.07                             Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.08                             Governing Law.  The laws of the State of New York shall govern this Agreement without regard to principles of conflict of laws.

Section 3.09                             Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.10                             Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Regency set forth herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11                             Amendment.  This Agreement may be amended only by means of a written amendment signed by Regency and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.12                             No Presumption.  In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

By:	Regency GP LLC, its general partner

By:
Name:
Title:

EAGLE ROCK ENERGY PARTNERS, L.P.

By:	Eagle Rock Energy Partners GP, L.P., its general partner

By:	Eagle Rock Energy G&P, LLC, its general partner

By:
Name:
Title:

Signature Page to Registration Rights Agreement

EXHIBIT D

FORM OF OPINION OF COUNSEL OF ACQUIRER

The Registration Rights Agreement (assuming the due authorization, execution and delivery thereof by [DEALER-MANAGER]) will constitute a valid and binding agreement of the Exchange Notes Issuers, enforceable against each of the Exchange Note Issuers in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the rights of creditors generally and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity and, as to rights of indemnification and contribution thereunder, by federal or state law or by principles of public policy.

When delivered to Contributor in accordance with the terms of the Contribution Agreement, the Acquirer Common Units will be validly issued, fully paid (to the extent required under the Issuer Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act or as described in Acquirer SEC Documents).

D-1

EXHIBIT E

CONSULTING AND SPACE TERM SHEET

Term:

The term of the Consulting and Space Agreement is to be determined on a service-by-service basis based on the reasonable needs of Acquirer and capability of Contributor, and will not exceed 6 months for any service or for the provision of office space. Individual services may be terminated at any time by Acquirer, following appropriate notice to Contributor. Within fifteen (15) business days after execution of the Contribution Agreement each of Contributor and Acquirer will identify a team to work together to identify the services reasonably required by Acquirer within the scope of the consulting services specified below and to work to finalize the terms of a Consulting and Space Agreement to be entered into at the Closing, with the goal of finalizing same not less than 30 days before Closing.

Consulting Services May Include:

•      Financial Reporting Services and Contract Administration Services

•      Information Technology Services (including software transition assistance)

Contributor would provide reasonable office space to be mutually agreed for the Transferred Employees of Acquirer subject to reimbursement by Acquirer for such space and for the IT costs incurred by Contributor for providing access to information services relating to the Midstream Business

Fees and Reimbursable Expenses:

To be billed at Contributor’s actual cost, including overhead.  Acquirer to have reasonable audit/verification rights.

Indemnification and Limitation of Liability:

Acquirer to indemnify Contributor (i) against claims stemming from performance of services and (ii) against claims of Acquirer’s employees or third persons arising from the use of Contributor’s facilities.

Other:

Confidentiality

Termination

Disclaimer

Notices

Governing Law

Severability

E-1

EXHIBIT F

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of                     , 2014, is made and entered into by and among Regency Energy Partners LP, a Delaware limited partnership (“Acquirer”), Regal Midstream LLC, a Delaware limited liability company (“Acquirer Sub” and, together with Acquirer, the “Acquirer Parties”), Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Contributor”) and [                     ], a [                     ], as escrow agent (“Escrow Agent”).  Acquirer, Contributor and Escrow Agent are sometimes individually referred to herein as a “Party” and together as the “Parties.”  Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Contribution Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Acquirer, Acquirer Sub and Contributor have entered into that certain Contribution Agreement, dated as of December 23, 2013 (the “Contribution  Agreement”), pursuant to which Contributor has agreed to contribute to Acquirer Sub (a) 100% of the equity interests in (i) Eagle Rock Marketing, LLC, a Delaware limited liability company, (ii) Eagle Rock Pipeline GP, LLC, a Delaware limited liability company and (iii) Eagle Rock Gas Services, LLC, a Delaware limited liability company and (b) 100% of the limited partner interests in (i) Eagle Rock Pipeline, L.P., a Delaware limited partnership and (ii) EROC Midstream Energy, L.P., a Delaware limited partnership (the interests referred to in clauses (a) and (b) collectively, the “Subject Interests”) in exchange for consideration comprised of cash and Acquirer Common Units, upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Contribution Agreement, Acquirer and Contributor have agreed to execute and deliver this Agreement and for Contributor to deposit with the Escrow Agent $[                     ] (the “Escrow Deposit”), to be subject to the terms and conditions set forth herein.

WHEREAS, Acquirer, Acquirer Sub and Contributor desire that Escrow Agent act as escrow agent in accordance with the terms hereof, and Escrow Agent is willing to act in such capacity.

NOW THEREFORE, in consideration of the premises and covenants and agreements stated herein the Parties intending to be legally bound, hereby agree as follows:

1.                                      Escrow Agent Appointment.  Acquirer, Acquirer Sub and Contributor hereby appoint and designate the Escrow Agent, as the escrow agent to receive, hold, sell (if required hereunder) and distribute the Escrow Amount in accordance with the terms of this Agreement.  Escrow Agent hereby accepts its appointment as escrow agent and agrees to receive, hold, administer, sell (if required hereunder), invest and disburse the Escrow Amount in accordance with the terms of this Agreement.  As used in this Agreement, “Escrow Amount” shall mean, as of any time, the amount of the Escrow Deposit and any proceeds thereon, including any investment income earned, held by the Escrow Agent pursuant to this Agreement.

2.                                      Establishment of Escrow.  Following the execution of this Agreement, the Escrow Deposit will be delivered by Contributor to Escrow Agent.  Escrow Agent hereby agrees, upon receipt of the Escrow Deposit, to act as escrow agent and to hold, safeguard and disburse the Escrow Amount pursuant to the terms and conditions hereof.

3.                                      Investment of Funds; Tax Treatment. Escrow Agent shall invest any cash portion of the Escrow Amount, without distinction between principal and income, in (i) United States Treasury Bills (or an investment portfolio or fund investing only in United States Treasury Bills), (ii) commercial paper rated in the highest grade by a nationally recognized credit rating agency, (iii) money market funds (so long as such money market fund is rated AAA by a nationally recognized credit rating agency) or (iv) any combination thereof, with the income from such investments being held by Escrow Agent as part of the Escrow Amount.  Escrow Amount investments shall remain so invested until receipt by Escrow Agent of a written instruction signed by each of Acquirer and Contributor directing Escrow Agent to change such investment or an instruction in accordance with Section 4 below.

Except to the extent required by applicable law, the Parties agree that Acquirer shall be treated as the owner of the Escrow Amount for federal and state income and withholding tax purposes and that Acquirer shall include in taxable income the earnings on the Escrow Amount.

Escrow Agent shall have no obligation to invest or reinvest any cash portion of the Escrow Amount on the day of deposit if deposited with Escrow Agent after 11:00 a.m. (E.S.T.), but shall invest or reinvest the Escrow Amount on the following Business Day (the “Next Business Day”).  All instructions received under this Agreement after 11:00 a.m. (E.S.T.) will be treated as if received on the Next Business Day and any actions required to be taken in accordance with such instructions shall occur on the Next Business Day.

Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever Escrow Agent shall be required to release the Escrow Amount pursuant to the terms hereof.  Requests (or instructions) received after 11:00 a.m. (E.S.T.) by Escrow Agent to liquidate the Escrow Amount will be treated as if received on the Next Business Day.  Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Amount, which shall be considered to reduce the Escrow Amount.  Any distributions, interest, income or other amounts received on such investment and reinvestment of the Escrow Amount shall become part of the Escrow Amount.  It is agreed and understood that Escrow Agent may earn fees associated with the investments outlined above.

4.                                      Disbursements of Escrow Amount.

(a)                                 The Escrow Agent shall disburse the Escrow Amount, or any portion thereof, only upon (i) delivery to the Escrow Agent of joint written instructions in the form attached hereto as Exhibit A signed by an authorized representative of each of Acquirer and

Contributor specifying the amount to be paid and the person(s) to whom such amount is to be paid (“Joint Instructions”), (ii) delivery of a final decision of the arbitrators in accordance with Section 9.4(e) of the Contribution Agreement or (ii) delivery to the Escrow Agent from either an authorized representative of Acquirer and Contributor (with a copy sent concurrently to the other Party) of a final order or judgment of a court of competent jurisdiction directing delivery of the Escrow Amount, or a portion thereof (a “Final Determination”), and accompanied by a written certification from counsel for the instructing Party attesting that such Final Determination is final and not subject to further proceedings or appeal along with a written instruction from an authorized representative of the instructing Party given to effectuate such Final Determination and the Escrow Agent shall be entitled to conclusively rely upon any such certification and instruction and shall have no responsibility to review the Final Determination to which such certification and instruction refers or to make any determination as to whether such Final Determination is final.

(b)                                 Manner of Disbursements.  All disbursements to Acquirer shall be made by Escrow Agent in cash in accordance with the wire transfer instructions set forth on Exhibit C hereto.  All disbursements of cash amounts to Contributor shall be made by Escrow Agent in accordance with the wire transfer instructions set forth on Exhibit C hereto.

5.                                      Termination of Escrow.  The escrow provided for hereunder shall terminate upon the earlier to occur of the following:

(a)                                 Upon the mutual written consent of Acquirer and Contributor (written notice of which shall be given to Escrow Agent); or

(b)                                 Upon the disbursement of all of the Escrow Amount pursuant to Section 4 of this Agreement.

6.                                      Escrow Agent.  In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, Escrow Agent shall have no liability except for its acts of recklessness, fraud, willful misconduct or gross negligence.  Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Amount in accordance with the terms of this Agreement.  Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any notice given to it under this Agreement in accordance with Section 11 hereof.  Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instructions, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or Parties purporting to sign the same and to conform to the provisions of this Agreement.  In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages.  Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Amount or any account in which the Escrow Amount is deposited or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings.  Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel.  Acquirer and Contributor, jointly and severally, shall promptly pay upon demand the reasonable fees and expenses of any such counsel; provided, however, Acquirer and Contributor agree that such fees and expenses shall be borne equally between Acquirer and Contributor.  Escrow Agent shall have no obligations or responsibilities in connection with the Contribution Agreement, or any other agreement between the Parties, other than this Agreement.

7.                                      Indemnification.  From and at all times after the date of this Agreement, Acquirer, Acquirer Sub and Contributor, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, fines, judgments and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party.  If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Acquirer and Contributor in writing, and such Indemnified Party shall assume the defense thereof, including the employment of counsel; provided, however, that such counsel shall be reasonably acceptable to Acquirer and Contributor, and Acquirer and Contributor shall be responsible for the fees and expenses of such counsel referred to in the foregoing sentence.  All such fees and expenses payable by Acquirer and Contributor pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim.  All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Acquirer and Contributor, jointly and severally, upon demand by such Indemnified Party.    As between Acquirer and Contributor, such losses, damages, costs and expenses shall be borne equally between Acquirer and Contributor.  The obligations of Acquirer and Contributor under this Section 7 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

The Parties agree that neither the payment by Acquirer or Contributor of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Amount in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify or affect, as between Acquirer and Contributor, the respective rights and obligations of Acquirer and Contributor under this Agreement.  Acquirer and Contributor agree among themselves that any obligation for indemnification under this Section 7 shall be borne by Acquirer and Contributor in proportion to Acquirer’s and Contributor’s respective responsibility, if any, of such loss, damage, liability, cost or expense for which Escrow Agent is entitled to indemnification, the causation to be determined by mutual agreement, arbitration (if Acquirer and Contributor agree in writing to submit the dispute to arbitration) or litigation; provided, however, that if no such Party is determined to be responsible for such loss, damage, liability, cost or expense, any obligation for indemnification under this Section 7 shall be borne equally between Acquirer and Contributor.

8.                                      Disputes.  If, at any time, there shall exist any dispute between Acquirer and Contributor with respect to the holding or disposition of any portion of the Escrow Amount or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Amount or Escrow Agent’s proper actions with respect to its obligations hereunder, or if Acquirer and Contributor have not, within thirty (30) calendar days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 9 below, appointed a successor escrow agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)                                 suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be) as evidenced by written instructions executed by Acquirer and Contributor; and

(b)                                 petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Delaware for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed escrow amounts held by it in the Escrow Amount for holding and disposition in accordance with the instructions of such court.

Escrow Agent shall have no liability to Acquirer, Acquirer Sub, Contributor or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Amount or any delay in or with respect to any other action required or requested of Escrow Agent.

9.                                      Resignation or Removal of Escrow Agent.  Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten (10) Business Days’ prior written notice to Acquirer and Contributor or may be removed, with or without cause, by Acquirer and Contributor, acting jointly, at any time by the giving of ten (10) Business Days’ prior written notice to Escrow Agent.  Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein.  Upon any such notice of resignation or removal, Acquirer and Contributor, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust Contributor or other financial institution with a combined capital and surplus in excess of $100,000,000, unless otherwise agreed by Acquirer and Contributor as evidenced by written instructions executed by Acquirer and Contributor.  Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession.  After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

10.                               Fees.  Acquirer and Contributor shall compensate Escrow Agent for its services hereunder in accordance with Exhibit B attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage, copying charges and the like (collectively, the “Fees”).  All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable upon demand by Escrow Agent and, with respect to Escrow Agent, shall be a joint and several obligation of Acquirer and Contributor.  Acquirer and Contributor agree that the Fees shall be borne equally between Acquirer and Contributor, and the Fees payable by Acquirer may be deducted from the Escrow Amount otherwise required to be distributed to Acquirer.   The obligations of Acquirer and Contributor under this Section 10 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

11.                               Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party to the other parties (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by electronic mail, as follows:

To Acquirer or

Acquirer Sub:

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Attn: Legal Department

E-mail: frances.kilborne@regencygas.com

with a copy to:                                                               Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: G. Michael O’Leary or Stephanie Beauvais

E-mail: moleary@andrewskurth.com or

stephanieconklin@andrewskurth.com

To Contributor:

Eagle Rock Energy Partners, L.P.

415 Louisiana Street, Suite 2700

Houston, Texas 77002

Attention: Charles C. Boettcher, Senior Vice President and General Counsel

E-mail: c.boettcher@eaglerockenergy.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas  77002

Attention:  Stephen M. Gill or Shaun J. Mathew

E-mail: sgill@velaw.com or smathew@velaw.com

To Escrow Agent:                                                [Trustee]

[Address]

[City, State]

Attn:

E-mail:

12.                               Exhibits.  The Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

13.                               Assignment; Successors in Interest.  No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided that Acquirer shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of Acquirer.  This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

14.                               Number; Gender.  Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

15.                               Captions; Construction.  The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.  Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement.  Unless the context of this Agreement otherwise clearly requires, the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”.

16.                               Controlling Law; Amendment.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the applicable of any Law other than the Law of the State of Delaware.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

17.                               Submission to Jurisdiction; Waiver of Venue.

(a)                                 The Parties submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Delaware court or, to the extent permitted by law, in such Federal court.  The Parties agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b)                                 Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

18.                               Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

19.                               Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

20.                               Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

21.                               Integration. This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement.

22.                               Miscellaneous.  Escrow Agent does not have any interest in the Escrow Amount deposited hereunder but is serving as escrow holder only and having only possession thereof.  Acquirer and Contributor shall pay or reimburse Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Amount (other than taxes related to fees paid to Escrow Agent hereunder) incurred in connection herewith and shall indemnify and hold harmless Escrow Agent from any amounts that it is obligated to pay in the way of such taxes.  Acquirer, on the one hand, and Contributor, on the other hand, agree that such expense shall be borne equally between Acquirer and Contributor, provided that Contributor shall be solely responsible for any transfer or other taxes relating to or arising from any sale or other liquidation of any Escrow Amount by Escrow Agent pursuant to the terms hereof.  Any such taxes shall not be treated as out-of-pocket expenses for the purposes of Section 10 of this Agreement and shall not reduce the Escrow Amount.  The Escrow Agent shall withhold or deduct from payments made under this Agreement any taxes that are required to be withheld or deducted under applicable law.  For the purposes of this Agreement and the Contribution Agreement, any amounts withheld or deducted by the Escrow Agent pursuant to the prior sentence shall be treated as having been paid to the recipient of the payment with respect to which such withholding or deduction was required and shall reduce, on a dollar-for-dollar basis, amounts otherwise payable to such recipient.  Acquirer will provide Escrow Agent with appropriate W-9 forms for tax I.D. in the form attached hereto as Exhibit D, number certifications, or W-8 forms for non-resident alien certifications.  This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of Escrow Agent.  Each Party hereby represents and warrants (a) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Agreement by the Parties does not and will not violate any applicable law or regulation.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

[TRUSTEE]

By:
Name:
Title:

REGENCY ENERGY PARTNERS LP
By: Regency GP LP, its general partner
By: Regency GP LLC, its general partner

By:
Name:
Title:

REGAL MIDSTREAM LLC

By:
Name:
Title:

EAGLE ROCK ENERGY PARTNERS, L.P.

By: Eagle Rock Energy Partners GP, L.P., its general partner
By: Eagle Rock Energy G&P, LLC, its general partner

By:
Name:
Title:

EXHIBIT A

Joint Written Instructions

[to come]

EXHIBIT B

FEES

EXHIBIT C

WIRE TRANSFER INSTRUCTIONS

ACQUIRER:

[Wire Transfer Instructions]

CONTRIBUTOR:

[Wire Transfer Instructions]

EXHIBIT D

W-9

EXHIBIT G

FORM OF DEBT ASSUMPTION AGREEMENT

This DEBT ASSUMPTION AGREEMENT, dated as of [                ] [    ], 2014 (this “Agreement”), is by and between Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Eagle Rock”), Eagle Rock Finance Corp., a Delaware corporation and wholly owned subsidiary of Eagle Rock (“Eagle Rock Finance,” and together with Eagle Rock, the “Eagle Rock Issuers”) and Regency Energy Partners LP, a Delaware limited partnership (“Acquirer”).  Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Eagle Rock and Acquirer, have entered into that certain Contribution Agreement, dated as of December 23, 2013 (the “Contribution Agreement”), pursuant to which, among other things, Eagle Rock will contribute to Regal Midstream LLC, a Delaware limited liability company (“Acquirer Sub”), and Acquirer Sub will receive from Eagle Rock, the Subject Interests subject to the Everest Notes Indebtedness in exchange for cash and the Equity Consideration;

WHEREAS, the Eagle Rock Issuers have outstanding $550,000,000 in aggregate principal amount of 8.375% senior notes due 2019 (the “Eagle Rock Notes”), issued pursuant to an indenture, dated May 27, 2011 (the “Eagle Rock Indenture”), between the Eagle Rock Issuers, the guarantors named therein and U.S. Bank National Association (the “Trustee”);

WHEREAS, as of the date hereof, $[                    ] in aggregate principal amount of Eagle Rock Notes have been tendered (and not validly withdrawn) by holders thereof pursuant to the Exchange Offer (the “Tendered Notes”);

WHEREAS, the Contribution Agreement provides that the Parties’ shall enter into this Agreement as a condition to the Closing;

WHEREAS, each Party desires that the Eagle Rock Issuers assign to Acquirer and that Acquirer assumes all of the Eagle Rock Issuers’ liabilities and obligations under the Tendered Notes and the applicable Eagle Rock Notes Indenture; and

WHEREAS, Acquirer is agreeable to and is expected to satisfy all liabilities and obligations thereby assumed, whether or not the Eagle Rock Issuers have been relieved of such liabilities and obligations.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby covenant and agree as follows:

AGREEMENT

Section 1.1                                    Capitalized Terms.  Capitalized terms used herein, and not defined herein, shall have the meanings ascribed to such terms in the Contribution Agreement.

Section 1.2                                    Acquirer Payment Obligations.  Effective as of the date of this Agreement, Acquirer shall assume responsibility for, and agrees to pay directly to, or to Eagle Rock for the benefit of, holders of Tendered Notes, one hundred percent (100%) of the amount of each payment required to be made by the Eagle Rock Issuers to holders of the Tendered Notes pursuant to the terms of the Tendered Notes and the Eagle Rock Indenture with respect to the principal of (and premium, if any) and interest and premium, if any, on the Tendered Notes, such amounts to be paid on the dates, in the amounts and in the manner provided for by the Tendered Notes and the Eagle Rock Indenture (the “Acquirer Payment Obligations”).  Acquirer acknowledges that it has agreed to, and is expected to, fully satisfy the Acquirer Payment Obligations, whether or not the Eagle Rock Issuers have been relieved of such liability under the terms of the Eagle Rock Indenture.  Upon payment for the Tendered Notes in connection with the consummation of the Exchange Offer, the Tendered Notes acquired by Acquirer shall be delivered to Contributor to be retired and canceled.

Section 1.3                                    Reserved.

Section 1.4                                    Reimbursement to Eagle Rock.  In the event that Acquirer shall have failed to pay when due any of the Acquirer Payment Obligations assumed by Acquirer hereunder and, following such failure, the Eagle Rock Issuers shall have paid such obligation, Acquirer shall immediately reimburse Eagle Rock the full amount so paid by the Eagle Rock Issuers, together with interest on any such amounts at the rate per annum borne by the applicable Tendered Notes plus 5% per annum, calculated from the date such payment was due under the Eagle Rock Indenture to the date such payment is made by Acquirer to Eagle Rock.

Section 1.5                                    Cooperation.  Eagle Rock agrees to promptly provide to Acquirer copies of the final report by the exchange agent for the Exchange Offer and any other notices and communications received with respect to the Tendered Notes and to cooperate with Acquirer to the extent necessary to enable Acquirer to perform all of the rights, duties and obligations with respect to the Acquirer Payment Obligations.

Section 1.6                                    Compliance with Eagle Rock Indenture.  The Eagle Rock Issuers agree to comply with all of their obligations under the Eagle Rock Indenture and to not take any action that would cause an Event of Default under the Eagle Rock Indenture.

Section 1.7                                    Indemnification.  Except for the obligations of Acquirer expressly provided for herein, Eagle Rock shall indemnify, defend and hold harmless Acquirer and its Affiliates (including the Midstream Entities) and each of their respective officers and directors (collectively, the “Acquirer Indemnitees”) against and in respect of any and all Losses actually incurred by Acquirer Indemnitees based upon, or resulting out of, this Agreement.

Section 1.8                                    Termination.  This Agreement shall terminate upon the earliest to occur of (a) the termination of the Contribution Agreement pursuant to Article VIII thereof, (b) the consummation of the Exchange Offer and (c) all of the obligations of Acquirer under this Agreement having been performed.

Section 1.9                                    Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

Section 1.10                             Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York.

Section 1.11                             Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 1.12                             Notices.  Any notice required or permitted hereunder shall be delivered in the manner set forth in Section 10.3 of the Contribution Agreement.

Section 1.13                             Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties.

Section 1.14                             Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and assigns.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any holder of Tendered Notes or other creditor of any Party or any of their Affiliates.  No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

Section 1.15                             Entire Agreement.  This Agreement and the Contribution Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

Section 1.16                             Headings.  The Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 1.17                             Remedies.  The Parties acknowledge and agree that money damages would be inadequate relief for any breach or threatened breach of their obligations hereunder, and that the Parties shall be entitled to injunctive or other equitable relief for any breach or threatened breach of this Agreement.

Section 1.18                             Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 1.19                             Facsimiles; Counterparts.  This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.  This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

EXHIBIT H

TERMS OF EXCHANGE NOTES

The summary below describes the principal terms of the Regency notes offered in exchange for the Everest 8 3/8% Senior Notes due June 1, 2019 (the “Everest Notes “).

Issuers	Regency Energy Partners LP and Regency Energy Finance Corp.

Notes Offered	Up to $550,000,000 aggregate principal amount of 8 3/8% Senior Notes due June 1, 2019 (the “Private Exchange Notes”).

Offer Format

Unregistered exchange offer (the “Private Exchange Offer”) conducted pursuant to the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”). The Private Exchange Notes will be eligible for resale pursuant to Rule 144A under the Securities Act.

Exchange Ratio	$1,000 of Private Exchange Notes issued in exchange for each $1,000 of Everest Notes.

Accrued and Unpaid Interest

Holders of Everest Notes whose Everest Notes are accepted for exchange will receive an amount in cash equal to accrued and unpaid interest, if any, on such Everest Notes from the last interest payment date to, but not including, the date of settlement of the Private Exchange Offer (the “Settlement Date”). Everest will be responsible for the payment of such cash amount.

Holders of Everest Notes Eligible to Participate in the Exchange Offers

Regency will conduct the Private Exchange Offer and related consent solicitation (if any) in accordance with the applicable exemptions and requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) under such statutes. Prior to the distribution of the confidential offering memorandum for the Private Exchange Offer (the “Confidential Offering Memorandum”), Regency will distribute to each of the holders of Everest Notes a letter requesting a certification from such holder that it is one or more of the following (an “Eligible Holder”):

•                  a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act; or [Explanatory Note: Although private exchange offers are customarily directed to QIBs, that standard is directly relevant to resales under Rule 144A, and not to the target investors in a private placement conducted under Section 4(a)(2) of the Securities Act (such as this Private Exchange Offer). The more relevant standard for the Private

Exchange Offer would be “accredited investors” (borrowed from Regulation D) since Regulation D is a safe harbor under Section 4(a)(2) of the Securities Act. However, since the target holders of Everest Notes are QIBs (and identify themselves as such), and all QIBs are almost certainly IAIs, the suggestion here is that we apply the more relevant Regulation D standard, together with the QIB standard that the investors are accustomed to seeing.]

•                  an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act; or [Explanatory Note: This category is included because In the unlikely event that a holder of Everest Notes is an IAI, but not a QIB, that holder should nevertheless be allowed to participate in the Private Exchange Offer. On the other hand, extending the exchange offer to investors who are not “accredited investors” would require registration of the offer under the Securities Act.]

•                  outside the United States and is a non-U.S. person eligible to tender Everest Notes and acquire Private Exchange Notes pursuant to Regulation S under the Securities Act.

Only persons who have completed and returned the eligibility certification certifying that they are Eligible Holders shall be authorized to receive and review the Confidential Offering Memorandum. Only Eligible Holders that hold Everest Notes may participate in the Private Exchange Offer, and the Confidential Offering Memorandum will provide that holders who tender Everest Notes pursuant to the Private Exchange Offer will be deemed to represent that they are Eligible Holders.

Interest	8 3/8% per annum. Interest on the Private Exchange Notes will accrue from the Settlement Date and be payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2014.

Maturity	June 1, 2019.

Ranking

The Private Exchange Notes will be unsecured and will rank equally with all Regency’s existing and future unsubordinated obligations, including Regency’s outstanding 4 1/2% Senior Notes due 2023, 6 7/8% Senior Notes due 2018, 6 1/2% Senior Notes due 2021, 5 1/2% Senior Notes due 2023 and 5.75% Senior Notes due 2020 (collectively, the “Existing Senior Notes”). The Private Exchange Notes will be senior in right of payment to any of Regency’s future obligations that are, by their terms, expressly subordinated in right of payment to the Private Exchange Notes. The Private Exchange

Notes will be effectively subordinated to Regency’s existing and future secured indebtedness, including indebtedness under Regency’s revolving credit facility, to the extent of the value of the collateral securing such obligations.

The guarantees of the Private Exchange Notes will be unsecured and will rank equally with all of the guarantors’ existing and future unsubordinated obligations, including their guarantees of the Existing Senior Notes. The guarantees of the Private Exchange Notes will be senior in right of payment to any of the guarantors’ future obligations that are, by their terms, expressly subordinated in right of payment to the guarantees of the Private Exchange Notes. The guarantees of the Private Exchange Notes will be effectively subordinated to the guarantors’ existing and future secured indebtedness, including their guarantees of indebtedness under Regency’s revolving credit facility, to the extent of the value of the collateral securing such indebtedness.

The Private Exchange Notes and the guarantees thereof will be structurally subordinated to all indebtedness and obligations of Regency’s subsidiaries that do not guarantee the Private Exchange Notes.

Guarantees

The Private Exchange Notes will be guaranteed on a senior basis by the same subsidiaries that guarantee Regency’s 5.75% Senior Notes due 2020, pursuant to guarantee provisions consistent with the guarantee provisions in the indenture governing such notes.

Optional Redemption

At any time prior to June 1, 2015, the Issuers may redeem some or all of the Private Exchange Notes at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the date of redemption, subject to the rights of holders of Private Exchange Notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date. “Applicable Premium” will be defined to mean, with respect to any Private Exchange Note on any redemption date, the excess of: (a) the present value at such redemption date of (i) the redemption price of the Private Exchange Note at June 1, 2015 plus (ii) all required interest payments due on the note through June 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the note. “Treasury Rate” will be defined in a manner consistent with the definitions of such term in the indenture governing Regency’s 5.75% Senior Notes due 2020, with the date referred to in such definition being changed to June 1, 2015.

On or after June 1, 2015, Regency may on any one or more occasions redeem some or all of the Private Exchange Notes at the redemption prices (expressed as percentages of principal amount) described below, plus accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below.

Year	Percentages
2015	104.188%
2016	102.094%
2017 and thereafter	100.000%

In addition, on any one or more occasions prior to June 1, 2014, Regency may redeem up to 35% of the Private Exchange Notes in an aggregate principal amount not to exceed the proceeds of certain sales of Regency’s equity securities or contributions to Regency’s equity capital at 108.375% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, if at least 65% of the aggregate principal amount of the Private Exchange Notes issued pursuant to the Private Exchange Offer remains outstanding after such redemption and the redemption occurs within 180 days after the date of the closing of such equity sale or contribution. Notice of any redemption of Private Exchange Notes must be given at least 30 days and no more than 60 days prior to the redemption date, and any such redemption may, at Regency’s discretion, be subject to one or more conditions precedent.

Change of Control

Upon the occurrence of a change of control event, which occurrence (other than one involving the adoption of a plan relating to liquidation or dissolution) is followed by a ratings decline within 90 days of the consummation of the transaction, Regency must offer to repurchase the Private Exchange Notes at 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase. A ratings decline is defined as a decrease in the rating of the Private Exchange Notes by both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“Standard & Poor’s”) by one or more gradations of the Private Exchange Notes. If holders of not less than 90% of the principal amount of the outstanding Private Exchange Notes accept the change of control offer and Regency purchases all Private Exchange Notes held by such tendering holders, Regency will have the right to redeem the remaining outstanding Private Exchange Notes at 101% of the principal amount of the Private Exchange Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain Covenants

The indenture governing the Private Exchange Notes will contain covenants (which will be consistent with corresponding covenants and related definitions included in the indenture for Regency’s 5.75% Senior Notes due 2020) limiting, among other things, Regency’s ability and the ability of certain of Regency’s subsidiaries to:

• incur additional indebtedness;

• pay distributions on, or repurchase or redeem Regency’s equity interests;

• make certain investments;

• incur liens;

• enter into certain types of transactions with affiliates of Regency; and

• sell assets or consolidate or merge with or into other companies.

These and other covenants that are contained in the indenture will be subject to exceptions and qualifications.

If the Private Exchange Notes achieve investment grade ratings by both Moody’s and Standard & Poor’s and no default or event of default has occurred and is continuing under the indenture, Regency and its restricted subsidiaries will no longer be subject to many of the foregoing covenants.

Events of Default; Amendments, etc.	To be consistent with the Events of Default and the amendment, defeasance and satisfaction and discharge provisions in the indenture governing 5.75% Senior Notes due 2020.

Transfer Restrictions	The Private Exchange Notes will not be registered under the Securities Act or any state securities laws, and will be subject to restrictions on transfer until registered.

Registration Rights

In connection with the issuance of the Private Exchange Notes, Regency and Regency Energy Finance Corp. and the guarantors will enter into an agreement obligating them to:

•                  (a) use their commercially reasonable efforts to file a registration statement, which is referred to as the “exchange offer registration statement,” with the SEC so that the Private Exchange Notes (and the guarantees thereof) can be exchanged for freely-tradable notes (with substantially the same terms and in the same form as the Private Exchange Notes);” (b) use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective within 365 days after the first issue date of the Private Exchange Notes; and (c) use commercially reasonable efforts to complete the registered exchange offer within 30 business days of the effective date of such exchange offer registration statement; or

• in lieu of such a registered exchange offer, file a shelf registration statement so the Private Exchange Notes, and the guarantees thereof, can be freely resold in the United States.